EXHIBIT 10.3

EXECUTION COPY

CREDIT AGREEMENT

Dated as of August 1, 2006

Among

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as the Lenders

and

THE CIT GROUP/BUSINESS CREDIT, INC.

as the Administrative Agent

and

MOBILE STORAGE GROUP, INC. and MOBILE SERVICES GROUP, INC.

as US Borrowers

and

MSG WC HOLDINGS CORP.

as the Parent Guarantor

and

MSG WC INTERMEDIARY CO.

and

CIT CAPITAL SECURITIES LLC and LEHMAN BROTHERS INC.

as Joint Lead Arrangers

and

LEHMAN BROTHERS INC.

as Sole Bookrunner and Syndication Agent

and

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH
BUSINESS FINANCIAL SERVICES INC. and
TEXTRON FINANCIAL CORPORATION

as Co-Documentation Agents

i

ARTICLE 6. GENERAL WARRANTIES AND REPRESENTATIONS		31

6.1	Authorization, Validity, and Enforceability of this Agreement and the Loan Documents	31
6.2	Validity and Priority of Security Interest	31
6.3	Organization and Qualification	32
6.4	[Intentionally Omitted]	32
6.5	Subsidiaries	32
6.6	Financial Statements and Projections	32
6.7	[Intentionally deleted]	32
6.8	Solvency	32
6.9	[Intentionally deleted]	32
6.10	[Intentionally deleted]	32
6.11	Personal Property; Real Estate; Leases	32
6.12	Proprietary Rights	34
6.13	[Intentionally deleted]	34
6.14	Litigation	34
6.15	Labor Disputes	34
6.16	Environmental Laws	34
6.17	No Violation of Law	36
6.18	No Default	36
6.19	ERISA Compliance	36
6.20	Taxes	37
6.21	Regulated Entities	37
6.22	Use of Proceeds; Margin Regulations	37
6.23	[Intentionally deleted]	37
6.24	No Material Adverse Change	37
6.25	Full Disclosure	37
6.26	[Intentionally deleted]	37
6.27	Bank Accounts	37
6.28	Governmental Authorization	38
6.29	[Intentionally deleted]	38
6.30	Non-Guarantor Subsidiaries	38
6.31	Luxembourg Subsidiaries	38
6.32	[Intentionally deleted]	38
6.33	Sales of Vehicles	38
6.34	Anti-Terrorism Laws	38

ARTICLE 7. AFFIRMATIVE AND NEGATIVE COVENANTS		38

7.1	Taxes and Other Obligations	39
7.2	Legal Existence and Good Standing	39
7.3	Compliance with Law and Agreements; Maintenance of Licenses	39
7.4	Maintenance of Property; Inspection of Property	39
7.5	Insurance	40
7.6	Insurance and Condemnation Proceeds	41
7.7	Environmental Laws	42
7.8	Compliance with ERISA and Other Laws	43
7.9	Mergers, Amalgamations, Consolidations or Sales	44

7.10	Distributions; Capital Change; Restricted Investments	45
7.11	Transactions Affecting Collateral or Obligations	47
7.12	Guaranties	47
7.13	Debt	47
7.14	Prepayments; Payments on Senior Unsecured Notes; Payments on Intercompany Debt	49
7.15	Transactions with Affiliates	50
7.16	Investment Banking and Finder’s Fees	51
7.17	Business Conducted	51
7.18	Liens	52
7.19	Sale and Leaseback Transactions	52
7.20	New Subsidiaries	52
7.21	Fiscal Year	53
7.22	Depreciation Method	53
7.23	Cash Interest Coverage Ratio	53
7.24	Maximum Consolidated Total Debt to Pro Forma EBITDA Ratio	53
7.25	Minimum Fleet Utilization Rate	54
7.26	Capital Expenditures	54
7.27	Federal Reserve Regulations	55
7.28	Further Assurances	55
7.29	Bank Accounts	55
7.30	Changes Relating to the Senior Unsecured Notes or Mezzanine Debt	55
7.31	Access Agreements	56
7.32	Additional Credit Parties; Additional Collateral	56
7.33	Mortgages	57
7.34	Preferred Stock	58
7.35	[Intentionally deleted]	58
7.36	Center of Main Interest	58

ARTICLE 8. CONDITIONS OF LENDING		58

8.1	Conditions Precedent to the Effectiveness of this Agreement and the Making of Loans on the Closing Date	58
8.2	Conditions Precedent to Each Loan	63

ARTICLE 9. DEFAULT; REMEDIES		63

9.1	Events of Default	63
9.2	Remedies	66

ARTICLE 10. TERM AND TERMINATION		68

10.1	Term and Termination	68

ARTICLE 11. AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS		68

11.1	Amendments and Waivers	68
11.2	Assignments; Participations	70

ARTICLE 12. THE AGENTS		73

12.1	Appointment and Authorization	73
12.2	Delegation of Duties	73
12.3	Liability of Agent	73
12.4	Reliance by Each Agent	74
12.5	Notice of Default	74
12.6	Credit Decision	74
12.7	Indemnification	74
12.8	Agent in Individual Capacity	75
12.9	Successor Agent	75
12.10	Collateral Matters and Release of Guaranties	75
12.11	Restrictions on Actions by Lenders; Sharing of Payments	77
12.12	Agency for Perfection	77
12.13	Payments by Responsible Agent to Applicable Lenders	77
12.14	Settlement	78
12.15	Letters of Credit; Intra-Lender Issues	81
12.16	Concerning the Collateral and the Related Loan Documents	83
12.17	Field Audit and Examination Reports; Disclaimer by Lenders	83
12.18	Relation Among Lenders	84
12.19	Administrative Agent as Security Agent	84
12.20	Protection of Administrative Agent as Security Agent	84
12.21	Co-Agents	84

ARTICLE 13. MISCELLANEOUS		85

13.1	No Waivers; Cumulative Remedies	85
13.2	Severability	85
13.3	Governing Law; Choice of Forum; Service of Process	85
13.4	WAIVER OF JURY TRIAL	86
13.5	Survival of Representations and Warranties	86
13.6	Other Security and Guaranties	86
13.7	Fees and Expenses	86
13.8	Notices	87
13.9	Waiver of Notices	88
13.10	Binding Effect	89
13.11	Indemnity of the Agents and the Lenders by the Borrowers	89
13.12	Limitation of Liability	90
13.13	Final Agreement	90
13.14	Counterparts	90
13.15	Captions	90
13.16	Right of Setoff	90
13.17	Confidentiality	91
13.18	Conflicts with Other Loan Documents	91
13.19	Currency Indemnity	91
13.20	Reinstatement	92
13.21	Waiver of Counterclaims	92
13.22	USA Patriot Act Notice	92
13.23	Register	92

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	-	DEFINED TERMS
EXHIBIT A	-	FORM OF CLOSING CERTIFICATE
EXHIBIT B	-	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT C	-	FINANCIAL STATEMENTS
EXHIBIT D	-	FORM OF NOTICE OF BORROWING
EXHIBIT E	-	FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT F	-	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT G	-	FORM OF INSTRUMENT OF JOINDER
EXHIBIT H	-	FORM OF UK INTERCREDITOR DEED
SCHEDULE 1	-	LENDERS’ COMMITMENTS (ANNEX A – DEFINED TERMS)
SCHEDULE 6.2	-	PRIORITY
SCHEDULE 6.5	-	SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.11	-	PERSONAL PROPERTY, REAL ESTATE; LEASES;
SCHEDULE 6.12	-	PROPRIETARY RIGHTS
SCHEDULE 6.19	-	ERISA COMPLIANCE
SCHEDULE 6.27	-	BANK ACCOUNTS
SCHEDULE 6.28	-	GOVERNMENTAL AUTHORITY
SCHEDULE 6.30	-	NON-GUARANTOR SUBSIDIARIES
SCHEDULE 6.33	-	SALE OF VEHICLES
SCHEDULE 7.4	-	UK PROPERTIES
SCHEDULE 7.13	-	DEBT
SCHEDULE 7.15	-	TRANSACTIONS WITH AFFILIATES
SCHEDULE 8.1	-	MORTGAGED PROPERTIES

v

CREDIT AGREEMENT

                    This CREDIT AGREEMENT, dated as of August 1, 2006, (this “Agreement” or the “US Credit Agreement”) among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “US Lender” and collectively as the “US Lenders”), THE CIT GROUP/BUSINESS CREDIT, INC. with an office at 505 Fifth Avenue, New York, New York 10017, as administrative agent for the US Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent”), MOBILE STORAGE GROUP, INC., a Delaware corporation, (“MSG”) and MOBILE SERVICES GROUP, INC., a Delaware corporation (“Mobile Services” and together with MSG, the “US Borrowers”), MSG WC INTERMEDIARY CO., a Delaware Corporation (“Intermediary”) and MSG WC HOLDINGS CORP., a Delaware corporation (the “Parent Guarantor”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all annexes, exhibits and schedules attached hereto are incorporated herein by reference.

W I T N E S S E T H:

                    The Parties hereto hereby agree as follows:

ARTICLE 1.
LOANS AND LETTERS OF CREDIT

          1.1 Total US Facility. Subject to all of the terms and conditions of this Agreement, the US Lenders agree to make available a total credit facility of up to $300,000,000 less the Dollar Equivalent of the UK Aggregate Outstandings (the “Total US Facility”) to the US Borrowers from time to time during the term of this Agreement pursuant to the terms and conditions hereof. The Total US Facility shall be composed of a revolving line of credit consisting of US Revolving Loans and Letters of Credit described herein.

          1.2 US Revolving Loans.

                    (a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 8, each US Lender severally, but not jointly, agrees, upon the US Borrower Representative’s request from time to time on any US Business Day during the period from the Closing Date to the Termination Date, to make (i) revolving loans in US Dollars (the “US Revolving Loans”) to the US Borrowers in amounts not to exceed such US Lender’s Pro Rata Share of US Availability, except for Non-Ratable Loans and Agent Advances (together with the subfacility described in Section 1.4 to issue Letters of Credit or provide Credit Support for the account of the US Borrowers, the “US Revolving Facility”) and (ii) to the extent a US Lender agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement and Section 1.7, Incremental Loans to the US Borrower, in an aggregate principal amount not to exceed its Incremental Commitment, as the case may be. The US Lenders, however, in their unanimous discretion, may elect to make US Revolving Loans or issue or arrange to have issued Letters of Credit for the account of the US Borrowers in excess of the US Borrowing Base on one or more occasions, but if they do so, neither the Administrative Agent nor the US Lenders shall be deemed thereby to have changed the limits of the US Borrowing Base or to be obligated to exceed such limits on any other occasion. If the Aggregate Outstandings would exceed Total Excess Availability (with Total Excess Availability for this purpose only calculated as if Aggregate Outstandings, US Aggregate Outstandings and UK Aggregate Outstandings in all relevant definitions were equal to zero) after giving effect to any US Borrowing or if US Aggregate Outstandings would exceed US

Availability (with US Availability for this purpose only calculated as if US Aggregate Outstandings and UK Aggregate Outstandings in all relevant definitions were equal to zero) after giving effect to any US Borrowing, the US Lenders may refuse to make or may otherwise restrict the making of US Revolving Loans as the US Lenders determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i).

                    (b) Procedure for Borrowing.

                              (1) Each US Borrowing of US Revolving Loans shall be made upon the US Borrower Representative’s irrevocable written notice delivered to the Administrative Agent in the form of a notice of borrowing in the form attached hereto as Exhibit D (“Notice of Borrowing”) or via the Administrative Agent’s online system, which must be received by the Administrative Agent prior to (i) 2:00 p.m. (New York time) three US Business Days prior to the requested Funding Date, in the case of US LIBOR Revolving Loans, (ii) 2:00 p.m. (New York time) on the requested Funding Date, in the case of US Base Rate Revolving Loans made pursuant to clause (h) below and (iii) 11:00 a.m. (New York time) on the requested Funding Date, in the case of US Base Rate Revolving Loans (other than those made pursuant to clause (h) below), specifying, in each case:

                              (A) the amount of the US Borrowing, which in the case of a US LIBOR Revolving Loan must equal or exceed $1,000,000 (and increments of $500,000 in excess of such amount);

                              (B) the requested Funding Date, which must be a US Business Day;

                              (C) whether the US Revolving Loans requested are to be US Base Rate Revolving Loans or US LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a US Base Rate Revolving Loan); and

                              (D) the duration of the Interest Period for any requested US LIBOR Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

provided, however, that with respect to the US Borrowing to be made on the Closing Date, such US Borrowing will consist of US Base Rate Revolving Loans only.

                              (2) [Intentionally deleted].

                              (3) The US Borrowers shall have no right to request a US LIBOR Revolving Loan while a Default or Event of Default has occurred and is continuing.

                    (c) Reliance upon Authority; Appointment of US Borrower Representative.

                              (1) Each US Borrower hereby designates MSG as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing and Notices of Conversion/Continuation, in each case in respect of US Revolving Loans, giving instructions with respect to the disbursement of the proceeds of the US Revolving Loans, selecting interest rate options, requesting Letters of Credit for the account of any US Borrower, giving and receiving all other notices and consents hereunder or under any of the other US Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any US Borrower or US Borrowers under the Loan Documents (in such capacity, the “US Borrower Representative”). The US Borrower Representative hereby accepts such appointment. Each US Agent, the Letter of Credit Issuer and each US Lender may regard any notice or other communication pursuant to any Loan Document from the US Borrower

Representative as a notice or communication from all US Borrowers, and may give any notice or communication required or permitted to be given to the US Borrower or Borrowers hereunder to the US Borrower Representative on behalf of the US Borrower or Borrowers. Each US Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the US Borrower Representative shall be deemed for all purposes to have been made by such US Borrower and shall be binding upon and enforceable against such US Borrower to the same extent as if the same had been made directly by such US Borrower.

                             (2) All US Borrowers acknowledge and agree that the US Borrowers are engaged in an integrated operation that requires financing on the basis of credit availability to each US Borrower, that the co-borrowing arrangement has been established at the request of the US Borrowers, and that each US Borrower expects to derive, directly or indirectly, benefit from such credit availability to the other US Borrowers. Neither any US Agent nor the Letter of Credit Issuer nor any US Lender shall incur any liability to US Borrowers or any other Credit Party as a result of the co-borrowing arrangement for the US Borrowers established by this Agreement and shall not have any liability or responsibility to the US Borrowers to inquire into the allocation, apportionment or use of the proceeds of any US Revolving Loans or extensions of credit hereunder. To induce the US Agents, the Letter of Credit Issuer and the US Lenders to establish this co-borrowing arrangement for the US Borrowers and in consideration thereof, each US Borrower hereby indemnifies the US Agents, the Letter of Credit Issuer and the US Lenders, and their respective successors and assigns, and agrees to hold each of them harmless from any and all liabilities, expenses, losses, damages and claims asserted against them by any Person arising from or incurred by reason of the designation of the US Borrower Representative as such and the co-borrowing arrangements of the US Borrowers as provided in this Agreement, any reliance by any US Agent, the Letter of Credit Issuer or any US Lender on any document, request or instruction given by the US Borrower Representative designated by the US Borrowers herein to act on their behalf or any other action taken by any US Agent, the Letter of Credit Issuer or the US Lenders with respect to the co-borrowing arrangement; provided, however, that no US Borrower shall have an obligation to indemnify any US Agent, the Letter of Credit Issuer or any US Lender under this Section 1.2(c)(2) with respect to any liabilities resulting solely from the gross negligence or willful misconduct of such indemnified party as determined in a final non-appealable judgment of a court of competent jurisdiction. The agreements of the US Borrowers contained in this Section 1.2(c)(2) shall survive payment of all other Obligations.

                              (3) On or prior to the Closing Date, the US Borrower Representative shall deliver to the Administrative Agent, a notice setting forth the account of one or more US Borrowers (each, a “Designated Account”) to which the Administrative Agent is authorized to transfer the proceeds of the US Revolving Loans requested hereunder. The US Borrower Representative may designate a replacement account from time to time by written notice. All such Designated Accounts must be reasonably satisfactory to the Administrative Agent. The Administrative Agent is entitled to rely conclusively on the US Borrower Representative’s request for US Revolving Loans on behalf of each US Borrower, so long as the proceeds thereof are to be transferred to such Borrower’s Designated Account. The Administrative Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the US Borrower Representative to make such requests on its behalf.

                    (d) No Liability. No US Agent shall incur any liability to any US Borrower as a result of acting upon any notice referred to in Section 1.2(b) which the Administrative Agent believes in good faith to have been given by an officer or other person duly authorized by the US Borrower Representative to request US Revolving Loans on behalf of the US Borrowers. The crediting of US Revolving Loans to a US Borrower’s Designated Account shall conclusively establishes the obligation of such US Borrower to repay such US Revolving Loans as provided herein.

                    (e) Notice Irrevocable. Any Notice of Borrowing made pursuant to Section 1.2(b) shall be irrevocable. The US Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

                    (f) Administrative Agent’s Election. Promptly after receipt of a Notice of Borrowing, the Administrative Agent shall elect to have the terms of Section 1.2(g) or the terms of Section 1.2(h) apply to such requested US Borrowing. If the Administrative Agent declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested US Borrowing.

                    (g) Making of US Revolving Loans. If the Administrative Agent elects to have the terms of this Section 1.2(g) apply to a requested US Borrowing, then promptly after receipt of a Notice of Borrowing, the Administrative Agent shall notify the US Lenders by telecopy, telephone or e-mail of the requested US Borrowing. Each US Lender shall transfer its Pro Rata Share of the requested US Borrowing to the Administrative Agent in immediately available funds, to the account from time to time designated by the Administrative Agent, not later than 1:00 p.m. (New York time) on the applicable Funding Date. After the Administrative Agent’s receipt of all proceeds of such US Revolving Loans, the Administrative Agent shall make the proceeds of such US Revolving Loans available to the US Borrowers on the applicable Funding Date by transferring same day funds to the US Borrower’s Designated Account (or Designated Accounts) set forth in the Notice of Borrowing or via the Administrative Agent’s online system; provided, however, that the amount of US Revolving Loans so made on any date shall not exceed either US Availability or Total Excess Availability on such date.

                    (h) Making of Non-Ratable Loans.

                              (1) If the Administrative Agent elects to have the terms of this Section 1.2(h) apply to a requested US Borrowing, the Administrative Agent shall make a US Revolving Loan in the amount of that US Borrowing available to the US Borrower on the applicable Funding Date by transferring same day funds to the Designated Account (or Designated Accounts) set forth in the Notice of Borrowing or, in the case of US Revolving Loans made on the Closing Date, to such accounts as designated by the US Borrower Representative in writing. Each US Revolving Loan made solely by Administrative Agent pursuant to this Section is herein referred to as a “Non-Ratable Loan”, and such US Revolving Loans are collectively referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other US Revolving Loans except that all payments thereon shall be payable to the Administrative Agent solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time to all US Borrowers shall not exceed the Dollar Equivalent of $30,000,000. The Administrative Agent shall not make any Non-Ratable Loan if (1) the Administrative Agent has received written notice from any US Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable US Borrowing, or (2) the requested US Borrowing would exceed US Availability or Total Excess Availability on that Funding Date.

                              (2) The Non-Ratable Loans to the US Borrowers shall be secured by the US Agents’ Liens in and to the US Collateral and shall constitute US Base Rate Revolving Loans and Obligations of the US Borrowers hereunder.

                    (i) Agent Advances.

                              (1) Subject to the limitations set forth below, the Administrative Agent is authorized by each US Obligor and each US Lender, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make US Base Rate Revolving Loans to the US Borrowers on behalf of the US Lenders in an aggregate amount outstanding at any time not to exceed 10% of the US Borrowing Base but not in excess of the Maximum US Amount which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the US Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the US Revolving Loans and other US Obligations, or (3) to pay any other amount chargeable to the US Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 13.7 (any of such advances are herein referred to as “Agent Advances”); provided, that the US Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

                              (2) The Agent Advances made with respect to any US Borrower shall be secured by the US Agents’ Liens in and to the US Collateral and shall constitute US Base Rate Revolving Loans and Obligations of the US Borrowers hereunder.

          1.3 [Intentionally deleted].

          1.4 Letters of Credit.

                    (a) Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, Administrative Agent agrees (i) to cause the Letter of Credit Issuer to issue for the account of a US Borrower one or more commercial/documentary or standby letters of credit when instructed by the US Borrower Representative (“Letter of Credit”) and/or (ii) to provide credit support or other enhancement to an issuer of a letter of credit acceptable to Administrative Agent which issues a Letter of Credit for the account of any US Borrower (any such credit support or enhancement being herein referred to as a “Credit Support”) when instructed by such US Borrower Representative from time to time during the term of this Agreement.

                    (b) Amounts; Outside Expiration Date. The Administrative Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the US Unused Letter of Credit Subfacility at such time; (ii) to the extent the requested Letter of Credit is to be denominated in Pounds Sterling, Euro or Canadian Dollars, the maximum face amount of such Letter of Credit is greater than the US Unused Multicurrency Letter of Credit Sublimit; (iii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the US Borrowers in connection with the opening thereof would exceed either US Availability or Total Excess Availability at such time; (iv) such Letter of Credit has an expiration date less than 30 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for documentary letters of credit; (v) a Default or Event of Default has occurred and is continuing; or (vi) such Letter of Credit for the account of any US Borrower is denominated in any currency other than an Approved Currency. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each US Lender shall be deemed to have consented to any such extension or renewal unless the US Required Lenders shall have provided to the Administrative Agent, written notice that they decline to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit.

                    (c) Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Letter of Credit Issuer to issue or the Administrative Agent to cause to be issued any

Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Administrative Agent:

                              (1) The US Borrower Representative shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Administrative Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer; and

                              (2) As of the date of issuance, no order of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

                    (d) Issuance of Letters of Credit.

                              (1) Request for Issuance. The US Borrower Representative must notify the Administrative Agent and the Letter of Credit Issuer of a requested Letter of Credit at least three (3) US Business Days prior to the proposed issuance date (or any lesser period as approved by the Administrative Agent and the Letter of Credit Issuer). Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the US Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the currency in which such Letter of Credit is to be denominated, the US Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The US Borrower Representative shall attach to such notice the proposed form of the Letter of Credit.

                              (2) Responsibilities of the Administrative Agent; Issuance. As of the US Business Day immediately preceding the requested issuance date of the Letter of Credit, the Administrative Agent shall determine (i) the amount of the US Unused Letter of Credit Subfacility, (ii) if such Letter of Credit is to be denominated in Pounds Sterling, Euro or Canadian Dollars, the US Unused Multicurrency Letter of Credit Sublimit and (iii) US Availability or Total Excess Availability. If (i) the face amount of the requested Letter of Credit is less than the US Unused Letter of Credit Subfacility, (ii) if the requested Letter of Credit is to be denominated in Pounds Sterling, Euro or Canadian Dollars, the face amount of such Letter of Credit is less than the US Unused Multicurrency Letter of Credit Sublimit, and (iii) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the US Borrower in connection with the opening thereof would not exceed US Availability or Total Excess Availability, the Administrative Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

                              (3) No Extensions or Amendment. The Administrative Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

                    (e) Payments Pursuant to Letters of Credit. The US Borrowers agree, jointly and severally, to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit in the currency in which such Letter of Credit is denominated and the Administrative Agent for the account of the US Lenders upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other charges and fees then due and payable to the Letter of Credit Issuer in connection with any Letter of Credit issued for its account immediately when due, irrespective of any claim, setoff, defense or other right which the US Borrowers may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the US Borrowers to the Administrative Agent for a Borrowing of a US Base Rate Revolving Loan in the amount of such drawing. The Funding Date with respect to such Borrowing shall be the date of such drawing, and the Administrative Agent is authorized to charge the US Borrowers’ Loan Account for the amount of such drawing in accordance with Section 3.6; provided, that if such Letter of Credit is denominated in Pounds Sterling, Canadian Dollars or Euro the procedures in this sentence and the immediately preceding sentence shall be subject to Section 12.15(e).

                    (f) Indemnification; Exoneration.

                              (1) Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, the US Borrowers agree, jointly and severally, to protect, indemnify, pay and save the US Lenders and the Administrative Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any US Lender or the Administrative Agent (other than a US Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith. The US Borrowers’ obligations under this Section shall survive payment of all other Obligations.

                              (2) Assumption of Risk by the Applicable Borrowers. As among the US Borrowers, the US Lenders, and the US Agents, the US Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the US Lenders and the US Agents (in each case, in their capacity as such) shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the US Lenders or the US Agents, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the US Agents or any US Lender under this Section 1.4(f), or the existence, validity or extent of any action, claim or rights that US Borrower may have against any Person other than the US Lenders and the US Agents.

                              (3) Exoneration. Without limiting the foregoing, no action or omission whatsoever by any US Agent or any US Lender (excluding any US Lender in its capacity as a Letter of

Credit Issuer) shall result in any liability of any US Agent or any US Lender to any US Borrower, or relieve any US Borrower of any of its obligations hereunder to any such Person.

                              (4) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit the US Borrowers’ rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between the US Borrower (or the US Borrower Representative on its behalf) and the Letter of Credit Issuer or any other Person that is not a US Lender or US Agent.

                              (5) Account Party. Each US Borrower hereby authorizes and directs any Letter of Credit Issuer to name the US Borrower Representative as the “Account Party” therein for any Letter of Credit issued on its behalf and to deliver to the US Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

                    (g) Cash Collateral. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding after the Termination Date, then upon such Termination Date the US Borrowers shall deposit with the Administrative Agent, for the ratable benefit of the US Agents and the US Lenders, with respect to each Letter of Credit or Credit Support then outstanding, cash collateral in an amount equal to 105% of the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support. The Administrative Agent shall be entitled to withdraw from the cash collateral account, for amounts necessary to reimburse the Administrative Agent and the US Lenders for payments to be made by the Administrative Agent and the US Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support. Such cash collateral shall be held by the Administrative Agent, for the ratable benefit of the US Agents and the US Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding. Upon expiration of any such outstanding Letter of Credit, or cancellation and return of such Letter of Credit to the Letter of Credit Issuer, the Administrative Agent shall pay to the US Borrowers any cash remaining after payment in full of all amounts due (including fees and expenses) to the Administrative Agent.

          1.5 US Bank Products. Each US Borrower may request and any Bank Product Provider may, in its sole and absolute discretion, arrange for such US Borrower to obtain from the Bank Product Provider US Bank Products, although no US Borrower is required to do so. If US Bank Products are provided by a Bank Product Provider, the US Borrowers agree, jointly and severally, to indemnify and hold the US Agents, the Bank Product Provider and the US Lenders harmless from any and all costs and obligations now or hereafter incurred by any US Agent, the Bank Product Provider or any of the US Lenders which arise from any indemnity given by the Administrative Agent to the Bank Product Provider related to such US Bank Products; provided, however, nothing contained herein is intended to limit any US Borrower’s rights with respect to the Bank Product Provider, if any, which arise as a result of the execution of documents by and between any US Borrower and the Bank which relate to US Bank Products. The agreement contained in this Section shall survive termination of this Agreement. Each US Borrower acknowledges and agrees that the obtaining of US Bank Products from a Bank Product Provider (a) is in the sole and absolute discretion of the Bank Product Provider, and (b) is subject to all rules and regulations of the Bank Product Provider.

          1.6 Joint And Several Obligations; Cross-Guaranty.

                    (a) Each US Borrower hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the US Agents and the US Lenders the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all US Obligations owed or hereafter owing to the Administrative Agent and the US Lenders by each other US Borrower, regardless of which US Borrower actually receives any US Revolving Loans or other extensions of credit under the US Loan Documents, the amount received by any US Borrower or the manner in which any US Borrower, the Administrative Agent or any US Lender accounts for such Loans and other extensions of credit. Each US Borrower agrees that its guaranty of the Obligations hereunder are a continuing guaranty of payment and performance and not of collection, and that its US Obligations under this Section 1.6 shall not be discharged until payment and performance in full of all Obligations and termination of all US Commitments and UK Commitments.

                    (b) The US Obligations of the US Borrowers under this Section 1.6 and the Liens securing such US Obligations shall not be released or impaired by any action or inaction on the part of any US Agent or any US Lender which would otherwise constitute the release of a surety. Without limiting the generality of the foregoing, the liability of any US Borrower hereunder shall not be affected or impaired in any manner by (i) the failure of any Person to become or remain a US Borrower or guarantor or the failure of any US Agent or any US Lender to preserve, protect or enforce any right to require any Person to become or remain a US Borrower or guarantor, (ii) any taking, failure to take, failure to create, perfect or ensure the priority of, or exchange, release or termination or lapse of any Lien securing any US Obligations of any other US Borrower, or any taking, failure to take, release or amendment or waiver of or consent to departure from, any other guaranty of any of the US Obligations of any other US Borrower, (iii) any manner or order of sale or other enforcement of any Lien securing any of the US Obligations or any manner or order of application of the proceeds of any such Lien to the payment of the US Obligations or any failure to enforce any Lien or to apply any proceeds thereof, (iv) any furnishing, exchange, substitution or release of any collateral securing the US Obligations, or any failure to perfect any Lien in any of the collateral securing the US Obligations, or (v) any other circumstance which might otherwise constitute a defense (except the final payment in full) available to, or a discharge of, a surety or guarantor.

                    (c) The liability of each US Borrower under this Agreement for obligations in its capacity as guarantor and its joint and several liability as a co-US Borrower for any other US Borrower’s US Obligations hereunder shall remain valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than final payment in full of the US Obligations), including the occurrence of any of the following, whether or not such Borrower shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the US Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the US Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) of this Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant hereto or thereto, or of any other guaranty or security for the US Obligations, in each case whether or not in accordance with the terms of this Agreement, such Loan Document or any agreement relating to such other guaranty or security; (iii) the US Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of any liability other than the US Obligations, even though the US Lenders might have elected to apply such payment to any part or all of the US Obligations; (v) any consent by any US Lender or any US Agent to the change, reorganization or termination of the corporate structure or existence of any other US Borrower, or any other Person and to any corresponding restructuring of the US

Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the US Obligations; (vii) any defenses (except the defense of final payment in full), set-offs or counterclaims which any US Borrower, any guarantor or any other Person may allege or assert against any Agent or any Lender in respect of the US Obligations, including, for example, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any US Borrower as an obligor in respect of the US Obligations.

                    (d) To the maximum extent permitted by law, each US Borrower in its capacity as a guarantor hereunder hereby waives and agrees not to assert or take advantage of: (i) any defense now existing or hereafter arising based upon any legal disability or other defense of any other US Borrower or any guarantor or other Person, or by reason of the cessation or limitation of the liability of any other US Borrower or any guarantor or other Person from any cause other than full payment and performance of all obligations due under this Agreement or any of the other Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners or US Agents acting or purporting to act on behalf of any other US Borrower or any guarantor or other Person, or any defect in the formation of any other US Borrower or any guarantor or other Person; (iii) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the US Obligations; (iv) any and all rights and defenses arising out of an election of remedies by any US Agent or any US Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security for an US Obligation, has destroyed such US Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (v) any defense based upon any failure to disclose to such US Borrower any information concerning the financial condition of any other US Borrower or any guarantor or other Person or any other circumstances bearing on the ability of any other US Borrower or any guarantor or other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (vi) any failure by any US Agent or any US Lender to give notice to such US Borrower or any guarantor or other Person of the sale or other disposition of security, and any defect in notice given by any US Agent or any US Lender in connection with any such sale or disposition of security; (vii) any failure of any US Agent or any US Lender to comply with applicable laws in connection with the sale or disposition of security, including any failure by any US Lender or any US Agent to conduct a commercially reasonable sale or other disposition of such security; (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (ix) any use of cash collateral under Section 363 of the Bankruptcy Code; (x) any defense based upon an election by any US Agent or any US Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (xii) any right of subrogation, any right to enforce any remedy which any US Agent or any US Lender may have against any other US Borrower or any guarantor or other Person and any right to participate in, or benefit from, any security now or hereafter held by the Administrative Agent or any US Lender for the US Obligations of the other US Borrowers, until all US Obligations (other than indemnities and other contingent liabilities not then due and payable) have been paid in full and the US Commitments terminated; (xiii) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional US Obligations; (xiv) the benefit of any statute of limitations affecting the liability of any other US Borrower or any guarantor or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any other US Borrower hereunder or the enforcement hereof; (xv) except as expressly contemplated in Article 9 of this Agreement, all notices of intention to accelerate and/or notice of acceleration of the US Obligations; (xvi) relief from any applicable valuation or appraisement laws; (xvii) any other action by any US Agent or any US Lender, whether authorized by this Agreement or otherwise, or any omission by any US Agent or any US Lender or other failure of any US Agent or any US Lender to pursue, or delay in pursuing, any other remedy in its power; (xviii) any and all claims and/or rights of counterclaim, recoupment, setoff or offset; and (xix) any defense based upon the application of the proceeds of a Loan for purposes other than the purposes represented by the US Borrowers or intended or understood by any US Agent or any US Lender or any US Borrower. Each US Borrower agrees that the payment and performance of all US Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such US Borrower’s liability under this Section 1.6. Without limiting the generality of the foregoing or any other provision hereof, each US Borrower further waives any and all rights and defenses that such US Borrower may have as a guarantor because the US Obligations of any of the other US Borrowers are secured by real property of any of the other US Borrowers; this means, among other things, that: (1) the US Lenders may collect from such US Borrower without first foreclosing on any real or personal property collateral pledged by any other US Borrower, (2) if any US Agent or any US Lender forecloses on any real property collateral pledged by any other US Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) any US Agent or any US Lender may collect from such US Borrower even if any US Agent or any US Lender, by foreclosing on the real property collateral, has destroyed any right such US Borrower may have to collect from any other US Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses each US Borrower may have because the US Obligations are secured by real property of any other US Borrower. Each US Borrower acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law. Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this subparagraph or any other provision hereof, each US Borrower expressly waives to the maximum extent permitted by law any and all rights and defenses (except the defense of final payment in full), including any rights of subrogation, reimbursement, indemnification and contribution (except subrogation or contribution pursuant to this Agreement), which might otherwise be available to such US Borrower under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), to the extent applicable or under the laws of any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of any other US Borrower hereunder or under any other US Loan Document.

                    (e) Each US Borrower is fully aware of the financial condition of the other US Borrowers and is executing and delivering this Agreement based solely upon such US Borrower’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement by any US Agent or any US Lender. Each US Borrower hereby assumes full responsibility for obtaining any additional information concerning the financial condition of the other US Borrowers, or any other guarantor or their respective properties, financial condition and prospects and any other matter pertinent hereto as such US Borrower may desire, and such US Borrower is not relying upon or expecting any US Agent or any US Lender to furnish to such US Borrower any information now or hereafter in the possession of the US Agent or any US Lender concerning the same or any other matter. By executing this Agreement, each US Borrower knowingly accepts the full range of risks encompassed within a contract of this type, which risks such US Borrower acknowledges. No US Borrower shall have the right to require any US Agent or any US Lender to obtain or disclose any information with respect to the US Obligations, the financial condition or prospects of any other US Borrower, the ability of any other US Borrower to pay or perform its US Obligations, the existence, perfection, priority or enforceability of any collateral security for any or all of the US Obligations, the existence or enforceability of any other guaranties of all or any part of the US Obligations, any action or non-action on the part of any US Agent or any US Lender, any other US Borrower or any other Person, or any other event, occurrence, condition or circumstance whatsoever.

                    (f) The US Obligations of each US Borrower as a guarantor (but not its obligations with respect to any Loans or advances made directly or indirectly to it, or Letters of Credit or Credit Support issued for its direct or indirect benefit) shall be limited to an amount not to exceed the greater of (i) the net amount of all Loans advanced to any other US Borrower under this Agreement and then re-loaned or otherwise transferred to or for the benefit of such US Borrower and (ii) the maximum amount of such obligations and liabilities as a guarantor that can be made or assumed by such US Borrower without rendering such obligation or liability void or voidable under applicable laws relating to fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally, in each case giving effect to all liabilities of such US Borrower other than any liabilities in respect of intercompany indebtedness to the extent that it would be discharged in the amount paid by such US Borrower hereunder and giving effect to all rights of subrogation, contribution, reimbursement, indemnity or similar rights pursuant to applicable law or any agreement (the “Maximum Liability”).

                    (g) Each US Borrower hereby agrees that to the extent that any US Borrower makes any payment hereunder on behalf of another US Borrower, the US Borrower making such payment shall be entitled to seek and receive contribution and indemnification from and to be reimbursed by each other US Borrower, in an amount equal to a fraction of such payment, the numerator of which is the Maximum Liability of the US Borrower making the payment and the denominator of which is the Maximum Liability of all US Borrowers as of the date of determination. Each US Borrower’s right of contribution shall be subject to the terms and conditions of this Section 1.6(g). The provisions of this Section 1.6(g) shall in no respect limit the direct obligations and liabilities of any US Borrower to the US Lenders for any US Revolving Loans and advances made to it, or any Letter of Credit or Credit Support issued for its benefit and each US Borrower shall remain liable to the US Lenders for the full amount of its liabilities under this Agreement.

                    (h) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each US Borrower in its capacity as a guarantor hereby expressly and irrevocably subordinates to payment of the US Obligations of the US Borrowers any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the US Obligations (other than indemnities and other contingent liabilities not then due and payable) of the US Borrowers are paid in full in cash and all US Commitments are terminated. Each US Borrower in its capacity as a guarantor only acknowledges and agrees that this subordination is intended to benefit the US Agents and the US Lenders and shall not limit or otherwise affect such US Borrower’s primary liability hereunder or the enforceability of this Section 1.6, and that the US Agents, US Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 1.6.

                    (i) No US Borrower shall be entitled to be subrogated to any of the rights of any US Agent or any US Lender or against any other US Borrower, or any collateral security or guarantee or right to offset held by any US Agent or any US Lender for the payment of the US Obligations of the US Borrowers, as the case may be, nor shall any US Borrower seek or be entitled to seek any contribution or reimbursement from or any other US Borrower in respect of payments made by such US Borrower hereunder, until all amounts owing to the US Agents and the US Lenders on account of the US Obligations of the US Borrowers are paid in full, no Letter of Credit shall be outstanding and the US Commitments are terminated or have expired. If any amount shall be paid to any US Borrower on account of such subrogation rights at any time not permitted hereunder, such amount shall be held by such US Borrower in trust for the Administrative Agent and the US Lenders, segregated from other funds of such US Borrower, and shall, forthwith upon receipt, be turned over to the Administrative Agent in the exact form received (duly endorsed to the Administrative Agent, if required), to be applied against the US Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

                    (j) This Section 1.6 is intended only to define the relative rights of the US Borrowers, the US Agents and the US Lenders and nothing set forth in this Section 1.6 is intended to or shall impair the obligations of the US Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 1.6 shall limit the liability of any US Borrower to pay the Loans or Advances made directly or indirectly to that US Borrower and accrued interest, fees and expenses with respect thereto, for which such US Borrower shall be primarily liable.

                    (k) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each US Borrower to which such contribution and indemnification is owing.

          1.7 Increase in the Total US Facility. (a) So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the US Borrower Representative may, by written notice to the Administrative Agent from time to time after the Closing Date, request Incremental Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental US Lenders (which may include any existing US Lender) willing to provide such Incremental Loans in their own discretion; provided, that each Incremental US Lender, if not already a US Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $10,000,000) and (ii) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”).

                    (b) Each US Borrower and each Incremental US Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental US Lender. Each Incremental Assumption Agreement shall specify that the Incremental Loans shall be on the same terms as the US Revolving Loans. The Administrative Agent shall promptly notify each US Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended by the Administrative Agent and the US Borrower Representative to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby as provided for in Section 11.1 which amendment shall be then furnished to the other parties hereto.

                    (c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 1.7 unless (i) on the date of such effectiveness, the conditions set forth in Section 8.2 (after giving effect to any amendment executed pursuant to Section 1.7(b)) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an officer of each US Borrower, (ii) the Administrative Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation, if any, as required by the relevant Incremental Assumption Agreement and consistent in all material respects with those delivered on the Closing Date under Section 8.1 and such additional documents and filings (including amendments to the Mortgages and other US Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Loans have the same guarantees as, and are secured on a pari passu basis by the Collateral ratably with, the existing US Revolving Loans and (iii) the US Borrowers would be in pro forma compliance with the covenants contained in Sections 7.23 through

7.26 after giving effect to such Incremental Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

                    (d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Loans, when originally made, are included in each Borrowing of outstanding US Revolving Loans on a pro rata basis. All Incremental Loans shall be treated as US Revolving Loans for all purposes under this Agreement and the other Loan Documents.

ARTICLE 2.
INTEREST AND FEES

          2.1 Interest.

                    (a) Interest Rates. All outstanding US Loans shall bear interest on the unpaid principal amount thereof (plus, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the US Base Rate or the US LIBOR Rate, as applicable, plus the Applicable Margin, but not to exceed the Maximum Rate. If at any time US Revolving Loans are outstanding with respect to which the US Borrower Representative has not delivered to the Administrative Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those US Revolving Loans shall bear interest at a rate determined by reference to the US Base Rate, as applicable, until notice to the contrary has been given to the Administrative Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding US Loans shall bear interest as follows:

(i) For all US Revolving Loans:

(A) for all US Base Rate Revolving Loans at a fluctuating per annum rate equal to the US Base Rate plus the Applicable Margin specified for US Base Rate Revolving Loans; and

(B) For all US LIBOR Revolving Loans at a per annum rate equal to the sum of the US LIBOR Rate plus the Applicable Margin specified for US LIBOR Revolving Loans.

          Each change in the US Base Rate shall be reflected in the interest rate applicable to US Revolving Loans, as of the effective date of such change. Each change in the US LIBOR Rate for each outstanding US LIBOR Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. All interest charges on US Base Rate Revolving Loans shall be computed on the basis of a 365 or 366 day year for actual days elapsed. All interest charges on US LIBOR Revolving Loans shall be computed on the basis of a year of 360 days for actual days elapsed. The US Borrowers shall pay to the Administrative Agent, for the ratable benefit of US Lenders, interest accrued on all US Base Rate Revolving Loans in arrears at the end of each fiscal quarter hereafter and on the Termination Date, and the US Borrowers shall pay to the Administrative Agent, for the ratable benefit of the US Lenders interest on all US LIBOR Revolving Loans in arrears on each LIBOR Interest Payment Date and, if the Interest Period applicable to US LIBOR Revolving Loans is greater than three months, no less frequently than every three months.

                    (b) Default Rate. If all or a portion of (i) the principal amount of any US Revolving Loan or (ii) any interest payable thereon or any other US Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or any such other US Obligation, the rate applicable to Base Rate Revolving Loans plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

          2.2 Continuation and Conversion Elections.

                    (a) Subject to Section 1.2(b)(3), the US Borrowers may:

          (i) elect, as of any US Business Day, in the case of US Base Rate Revolving Loans to convert any US Base Rate Revolving Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof) into US LIBOR Revolving Loans; or

          (ii) elect, as of the last day of the applicable Interest Period, to continue any US LIBOR Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of US LIBOR Revolving Loans in respect of any single Interest Period is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such US LIBOR Revolving Loans shall automatically convert into US Base Rate Revolving Loans; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

                    (b) The US Borrower Representative shall deliver a notice of continuation/conversion in the form attached hereto as Exhibit E (a “Notice of Continuation/Conversion”) to the Administrative Agent not later than 2:00 p.m. New York time, at least three (3) US Business Days in advance of the Continuation/Conversion Date, if the US Revolving Loans are to be converted into or continued as US LIBOR Revolving Loans and specifying:

(i) the proposed Continuation/Conversion Date;

(ii) the aggregate amount of US Revolving Loans to be converted or renewed;

(iii) the type of US Revolving Loans resulting from the proposed conversion or continuation; and

(iv) the duration of the requested Interest Period, provided, however, the US Borrower Representative may not select an Interest Period that ends after the Stated Termination Date.

                    (c) If upon the expiration of any Interest Period applicable to US LIBOR Revolving Loans, the US Borrower Representative has failed to select timely a new Interest Period to be applicable to such US LIBOR Revolving Loans or if any Default or Event of Default then exists, the US Borrower Representative shall be deemed to have elected to convert such US LIBOR Revolving Loans into US Base Rate Revolving Loans effective as of the expiration date of such Interest Period.

                    (d) The Administrative Agent will promptly notify each US Lender, as applicable, of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each US Lender.

                    (e) There may not be more than six (6) different Interest Periods for US LIBOR Revolving Loans in effect hereunder at any time.

          2.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any US Lender under applicable law for such US Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the US Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the US Borrowers shall, to the extent permitted by applicable law, pay the Administrative Agent, for the account of the applicable US Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued if the Maximum Rate had, at all times during the term of this Agreement, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, during the term of this Agreement, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Administrative Agent and/or any US Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the then outstanding US Obligations of the US Borrowers other than interest, in the inverse order of maturity, and if there are no such US Obligations of the US Borrowers outstanding, the Administrative Agent and/or such US Lender shall refund to the US Borrowers such excess.

          2.4 Agent Fees. The US Borrowers agree, jointly and severally, to pay the Administrative Agent fees in the amount and at the times set forth in the amended and restated fee letter dated June 23, 2006, among the Administrative Agent, Lehman Commercial Paper Inc., Lehman Brothers Inc., CIT Capital Securities LLC, Goldman Sachs & Co., Goldman Sachs Credit Partners L.P., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, the Parent Guarantor and Acquisition Sub (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”).

          2.5 Unused Line Fee. On the first day of each month and on the Termination Date: (i) the UK Borrower agrees to pay to the UK Agent, for the account of the UK Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “UK Unused Line Fee”) in an amount equal to the Sterling Equivalent of the Applicable Unused Line Fee Rate multiplied by the amount by which the UK Commitments exceed the average daily amount of UK Aggregate Outstandings and (ii) the US Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of the US Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “US Unused Line Fee”) in an amount equal to the Dollar Equivalent of (x) the Applicable Unused Line Fee Rate multiplied by the amount by which the Aggregate Commitments exceeds the average daily amount of Aggregate Outstandings less (y) the amount of the UK Unused Line Fee payable for such period during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          2.6 Letter of Credit Fee. The US Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of the US Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit issued under the US Credit Agreement, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for US LIBOR Revolving Loans and to the Administrative Agent for the benefit of the Letter of Credit Issuer a fronting fee of one-eighth of one percent (0.125%) of the undrawn face amount of each Letter of Credit, and to the Letter of Credit Issuer, all customary out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, extension of, draws under or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. The Letter of Credit Fee with respect to any Letter of Credit denominated in Pounds Sterling, Canadian Dollars or Euro shall be converted into Dollars by the US Borrowers prior to the payment thereof on the basis of the Spot Rate for the purchase of Dollars with such other currency on the date of payment thereof.

ARTICLE 3.
PAYMENTS AND PREPAYMENTS

          3.1 Revolving Loans. The US Borrowers shall repay the outstanding principal balance of the US Revolving Loans made to such US Borrowers, plus all accrued but unpaid interest thereon, on the Termination Date. The US Borrowers may prepay the US Revolving Loans made to such US Borrowers at any time, and reborrow subject to the terms of this Agreement; provided, however, the US Borrowers may not terminate the Total US Facility unless the UK Borrower also terminates the Total UK Facility. In addition, and without limiting the generality of the foregoing, (a) the US Borrowers shall pay to the Administrative Agent, for the account of the US Lenders, the amount, without duplication, by which the US Aggregate Outstandings exceed the lesser of the US Borrowing Base or the Maximum US Amount, (b) the US Borrowers shall cause the UK Borrower to pay to the UK Agent, for the account of the UK Lenders, the amount, without duplication, by which the UK Aggregate Outstandings exceeds the lesser of the UK Borrowing Base or the Maximum UK Amount and (c) the US Borrowers shall either (i) cause the UK Borrower to pay to the UK Agent, for the account of the UK Lenders, the amount by which the Aggregate Outstandings exceed the Maximum Amount or (ii) pay to the Administrative Agent, for account of the US Lenders, such amount, without duplication.

          3.2 Termination of Facility. The US Borrowers may terminate this Agreement upon at least thirty (30) US Business Days’ notice of intent to terminate and ten (10) US Business Days’ actual notice to the Administrative Agent and the UK Agent, upon (a) the payment by the Borrowers in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit or the provision of cash collateral pursuant to Section 1.4(g) hereof and Section 1.4(g) of the UK Credit Agreement, (b) the payment by each Borrower in full in cash of all reimbursable expenses and other Obligations then due of such Borrower under this Agreement and the UK Credit Agreement, and (c) with respect to any LIBOR Loans prepaid, payment by each Borrower of the amounts due under Section 4.4, if any, and the corresponding amounts due, if any, under the UK Credit Agreement.

          3.3 [Intentionally deleted].

          3.4 US LIBOR Revolving Loan Prepayments. In connection with any prepayment, if any US LIBOR Revolving Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the US Borrowers shall pay to the US Lenders the amounts described in Section 4.4.

          3.5 Payments by the US Borrowers.

                    (a) All payments to be made by the US Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the US Borrowers shall be made to the Administrative Agent for the account of the applicable US Lenders, at the account designated by the Administrative Agent and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (New York time) on the date specified herein. Any payment received by the Administrative Agent on such date after such time shall be deemed to have been received on the following US Business Day and any applicable interest shall continue to accrue.

                    (b) Subject to the provisions set forth in the definition of “Interest Period,” whenever any payment is due on a day other than an US Business Day, such payment shall be due on the following US Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          3.6 Payments as US Revolving Loans. At the election of the Administrative Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder or under any US Loan Document may be paid from the proceeds of US Revolving Loans made to the US Borrowers hereunder. Each US Borrower hereby irrevocably authorizes the Administrative Agent to charge the Loan Account of the US Borrowers for the purpose of paying all amounts from time to time due hereunder and agrees that all such amounts charged shall constitute US Base Rate Revolving Loans (including Non-Ratable Loans and Agent Advances) to the US Borrowers; provided, that if such Letter of Credit is denominated in Pounds Sterling, Canadian Dollars or Euro the procedures in this sentence and the immediately preceding sentence shall be subject to Section 12.15(e).

          3.7 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the applicable US Lenders (according to the unpaid principal balance of the US Revolving Loans to which such payments relate held by each applicable US Lender) and payments of the fees shall, as applicable, be apportioned ratably among the US Lenders, except for fees payable solely to any US Agent and any Letter of Credit Issuer. All payments shall be remitted to the Administrative Agent and all such payments by any US Borrower not relating to principal or interest or premiums of specific US Revolving Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral of such US Borrower received by the Administrative Agent (other than voluntary or mandatory payments pursuant to Section 7.6), shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent from the US Borrowers; second, to pay any fees or expense reimbursements then due to the US Lenders from the US Borrowers; third, to pay interest due in respect of all US Revolving Loans, including Non-Ratable Loans and Agent Advances, made to the US Borrowers whether or not allowed or allowable in an insolvency proceeding; fourth, to pay or prepay principal of the US Revolving Loans, including Non-Ratable Loans, and Agent Advances, made to the US Borrowers and due and unpaid reimbursement obligations in respect of Letters of Credit; fifth, following the occurrence and during the continuance of a Default or an Event of Default, to pay an amount to the Administrative Agent equal to 105% of all outstanding Letter of Credit Obligations of the US Borrowers to be held as cash collateral for such Obligations; sixth to the payment of any other Obligation to any US Agent, Administrative Agent, Bank or the US Lenders, including Obligations in respect of US Bank Products; and seventh following the occurrence and continuation of a Default or Event of Default, to pay any of the foregoing amounts due to the Administrative Agent or any UK Agent on behalf of and for the benefit of the UK Lenders pursuant to the UK Obligations of the US Borrower, the Parent Guarantor or the US Subsidiaries under or pursuant to the UK Guaranty, the US Parent Guaranty or the US Subsidiary Guaranty; provided that so long as no Default or Event of Default shall have occurred and be continuing, the foregoing shall not be deemed to apply to any payment by any US Borrower specified by such US Borrower to be for the payment of specific obligations then due and payable (or prepayable) under and in accordance with any provision of any Loan Document. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the US Borrowers Representative or unless an Event of Default has occurred and is continuing or following termination of this Agreement, neither the Administrative Agent nor any US Lender shall apply any payments which it receives to any US LIBOR Revolving Loan, except (a) on the expiration date of the Interest Period applicable to any such US LIBOR Revolving Loan, or (b) in the event, and only to the extent, that there are no outstanding US Base Rate Revolving Loans made to the US Borrowers and, in any event, in each case the US Borrowers shall pay LIBOR breakage losses, if any, in accordance with Section 4.4. Upon the occurrence and during the continuation of an Event of Default and, prior thereto in order to correct any error or otherwise with the consent of the Lenders required pursuant to Section 11.1(b) hereof, the Administrative Agent and the US Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations of the US Borrowers.

          3.8 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the US Obligations, any US Agent, any US Lender, the Letter of Credit Issuer or Bank Product Provider, is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, and does in effect surrender such payment or proceeds, then the US Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such US Agent, such US Lender, the Letter of Credit Issuer or Bank Product Provider and the US Borrowers shall be jointly and severally liable to pay to the US Agents, the US Lenders, the Letter of Credit Issuer or Bank Product Provider, and hereby do jointly and severally indemnify the US Agents, the US Lenders, the Letter of Credit Issuer or Bank Product Provider and hold the US Agents, the US Lenders, the Letter of Credit Issuer or Bank Product Provider harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.8 shall be and remain effective notwithstanding any contrary action which may have been taken by any US Agent, any US Lender, the Letter of Credit Issuer or Bank Product Provider in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the US Agents’, the US Lenders’, the Letter of Credit Issuer’s or Bank Product Provider’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.8 shall survive the termination of this Agreement.

          3.9 US Agents’ and US Lenders’ Books and Records; Monthly Statements. The Administrative Agent shall record the principal amount of the US Revolving Loans owing to the US Lenders, the undrawn face amount of all outstanding Letters of Credit issued for the account of the US Borrowers and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit for the account of the US Borrowers from time to time on its books. In addition, each US Lender may note the date and amount of each payment or prepayment of principal of such US Lender’s Loans in its books and records. Failure by the US Agents or any US Lender to make such notation shall not affect the obligations of the US Borrowers with respect to the US Revolving Loans or the Letters of Credit. The US Borrowers agree that the US Agents’ and each US Lender’s books and records showing the US Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any US Obligation is also evidenced by a promissory note or other instrument. The Administrative Agent will provide to the US Borrowers a monthly statement of US Revolving Loans, payments, and other transactions with respect to such US Borrowers pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on such US Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.7 hereof and corrections of errors discovered by the Administrative Agent), unless the US Borrower Representative notifies the Administrative Agent in writing to the contrary within 45 days after such statement is rendered. In the event a timely written notice of objections is given by the US Borrower Representative, only the items to which exception is expressly made will be considered to be disputed by the US Borrowers.

          3.10 [Intentionally deleted].

ARTICLE 4.
TAXES, YIELD PROTECTION AND ILLEGALITY

          4.1 Taxes.

                    (a) Except as otherwise required by law, any and all payments by each US Obligor to any US Lender or any Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, each US Obligor shall pay all Other Taxes with respect to the US Obligations of such US Obligor and the payments due under the execution, delivery, registration and performance of this Agreement or otherwise and pursuant to any other Loan Document.

                    (b) Subject to Section 4.1(f), if a US Obligor fails to deduct or withhold Taxes or Other Taxes from a sum payable hereunder to any US Lender or any US Agent and the US Obligor would have been required to pay additional amounts in respect of that withholding or deduction under Section 4.1(c), then the US Obligor shall indemnify the US Agents and each US Lender for the full amount of such Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any US Agent or such US Lender with respect to the US Obligations of such US Obligor and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. Each US Agent and each US Lender seeking indemnification pursuant to this Section 4.1(b) agrees to deliver to the US Borrower Representative evidence of the Taxes or Other Taxes forming the basis for any such claim; provided that the prior delivery or sufficiency, in the judgment of the US Borrower Representative, of such evidence shall in no way be a condition of the US Obligors’ obligations to indemnify the US Agent or US Lender pursuant to this Section 4.1(b). No US Obligor shall be obligated to make a payment to a US Agent or US Lender pursuant to this clause in respect of penalties, interest and other liabilities attributable to any Taxes or Other Taxes if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such US Agent or US Lender. After a US Agent or US Lender receives notice of the imposition of the Taxes or Other Taxes that are subject to this Section, such US Agent or US Lender will act in good faith to promptly notify each US Obligor of its obligations hereunder.

                    (c) If any US Obligor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any US Lender or any US Agent, then, subject to Section 4.1(f) and without duplication:

          (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such US Lender or such US Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, however, that the US Obligor shall not be required to increase any such amounts payable to any US Lender or US Agent in respect of United States withholding taxes imposed on amounts payable to such US Lender or US Agent at the time such US Lender or US Agent becomes a party to this Agreement, except to the extent that such US Lender’s or US Agent’s assignor (if any) was entitled, at the time of an assignment, to receive additional amounts from the US Obligor;
(ii) such US Obligor shall make such deductions and withholdings; and

(iii) such US Obligor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

                    (d) At any US Agent’s request, within 30 days after the date of any payment by any US Obligor of Taxes or Other Taxes, the US Borrower shall furnish such US Agent, if available, the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to such US Agent.

                    (e) If any US Obligor is required to pay additional amounts to any US Lender pursuant to this Section, then such US Lender shall, upon the request and at the expense of the US Borrowers, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such US Obligor which may thereafter accrue, if such change, in the reasonable judgment of such US Lender, (i) is not otherwise disadvantageous to such US Lender and (ii) would avoid the need for or reduce the amount of such additional amounts.

                    (f) Withholding Tax.

          (i) Each US Lender, Assignee, Agent and Letter of Credit Issuer that is a U.S. person as defined in Section 7701(a)(30) of the Code, other than a US Lender Assignee, or Letter of Credit Issuer that may be treated without the need for any documentation as an “exempt recipient” under Treasury Regulations Section 1.6049-4(c), and with respect to which no back-up withholding is required, shall deliver to the US Borrowers and the Administrative Agent, and if applicable, the assigning Lender on or before the date on which it becomes a party to this Agreement (or, in the case of an assignee, on or before the effective date of such assignment), two accurately and duly completed and signed copies of Internal Revenue Service Form W-9.

          (ii) Each US Lender, Assignee, Agent and Letter of Credit Issuer that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the US Borrowers and the Administrative Agent, and if applicable, the assigning Lender on or before the date on which it becomes a party to this Agreement (or, in the case of an Assignee, on or before the effective date of such assignment) either:

                    (A) two copies of an accurately and duly completed and signed Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to eligibility for benefits under any income tax treaty) or Form W-8IMY or successor and related applicable forms, as the case may be, certifying to such Lender’s entitlement as of such date to a complete exemption from, or reduced rate of, United States withholding tax with respect to all payments to be made for its account under this Agreement, or

                    (B) in the case of a Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in form and content reasonably acceptable to the Administrative Agent and the US Borrowers to the effect that such Foreign Lender is eligible for a complete exemption from withholding of United States withholding tax under Code Section 871(h) or 881(c) (a “Foreign Lender Complete Exemption Certificate”), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or any successor and related applicable form.

Further, each Foreign Lender agrees, except to the extent that it is precluded from doing so by law, (i) to deliver to the US Borrowers and the Administrative Agent, and if applicable, the assigning Lender two copies of a duly completed and signed applicable Form W-8 or successor and related applicable forms or certificates, promptly upon the obsolescence or invalidity of, any such form or certificate, as the case may be, expires or becomes obsolete or invalid in accordance with applicable U.S. laws and regulations and (ii) to notify promptly the US Borrowers and the Administrative Agent if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this Section 4.1(f). Notwithstanding any other provision of this clause, a Foreign Lender shall not be required to deliver any form pursuant to this clause that such Foreign Lender is not legally able to deliver. The US Borrowers shall not be required to pay additional amounts to any Lender, Assignee, Letter of Credit Issuer or Agent pursuant to this Section 4.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such person to comply with this paragraph.

                    (g) If the Administrative Agent or a US Lender, Letter of Credit Issuer or an Assignee determines, in its good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the US Borrowers or with respect to which the US Borrowers have paid additional amounts pursuant to this Section 4.1, it shall pay over such refund to the US Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the US Borrowers under this Section 4.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such US Lender, such Letter of Credit Issuer or such Assignee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the US Borrowers, upon the request of the Administrative Agent, such US Lender, such Letter of Credit Issuer or such Assignee, agree to repay the amount paid over to the US Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the US Borrowers or any other Person.

          4.2 Illegality.

                    (a) If any US Lender reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or change in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any US Lender or its applicable lending office to make US LIBOR Revolving Loans, then, on notice thereof by that US Lender to the US Borrower Representative through the Administrative Agent, any obligation of that US Lender to make US LIBOR Revolving Loans shall be suspended until that US Lender notifies the Administrative Agent and the US Borrower that the circumstances giving rise to such determination no longer exist.

                    (b) If any US Lender reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or change in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any other Governmental Authority has asserted that it is unlawful, for any US Lender or its applicable lending office to maintain any US LIBOR Revolving Loans, the US Borrower shall, upon its receipt of notice thereof by that US Lender to the US Borrower Representative through the Administrative Agent and demand from such US Lender (with a copy to the Administrative Agent), prepay in full such US LIBOR Revolving Loans of that US Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if that US Lender may lawfully continue to maintain such US LIBOR Revolving Loans to such day, or immediately, if that US Lender may not lawfully continue to maintain such US LIBOR Revolving Loans. If the US Borrowers are required to so prepay any US LIBOR Revolving Loans, then concurrently with such prepayment, the US Borrowers shall borrow from the affected US Lender, in the amount of such repayment, a US Base Rate Revolving Loan. Each US Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office if such designation will, in the sole judgment of such US Lender, avoid the need for such notice and will not otherwise be disadvantageous to such Lender.

                    (c) Should any US Lender’s US LIBOR Loans be suspended under the provisions of Section 4.2, then without limiting its obligations to reimburse any US Lender for compensation claimed pursuant to this Section 4.2, the US Borrowers may, within 60 days following such occurrence, treat that US Lender as an “Affected Lender” under Section 4.6 and exercise the applicable remedies set forth therein, subject to the conditions and limitation set forth therein.

          4.3 Increased Costs and Reduction of Return.

                    (a) If any US Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that US Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such US Lender of agreeing to make or making, funding or maintaining any US LIBOR Revolving Loans, without duplication, then the US Borrowers shall jointly and severally be liable for, and shall from time to time, within five (5) US Business Days of demand by such US Lender (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such US Lender, additional amounts as are sufficient to compensate such US Lender for such increased costs. This Section 4.3(a) shall not apply to any Taxes (which are subject to Section 4.1) or any income or franchise taxes as are imposed on or measured by each Agents’ or Lenders’ net income as a result of a connection between such Agent or Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or enforced by, the US Credit Agreement or UK Credit Agreement).

                    (b) If any US Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such US Lender or any corporation or other entity controlling such US Lender with any Capital Adequacy Regulation, affects the amount of capital required to be maintained by such US Lender or any corporation or other entity controlling such US Lender and (taking into consideration such US Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such US Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its US Commitments, loans, credits or obligations under this Agreement, then, upon demand of such US Lender to the US Borrower Representative in respect of which such US Lender has a US Commitment through the Administrative Agent, the US Borrowers shall pay to such US Lender, from time to time as specified by such US Lender, additional amounts sufficient to compensate such US Lender for such increase.

                    (c) If any US Obligor is required to pay additional amounts to any US Lender pursuant to this Section, then such US Lender shall, upon the request and at the expense of the US Borrowers, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such US Obligor which may thereafter accrue, if such change, in the sole judgment of such US Lender, (i) is not otherwise disadvantageous to such US Lender and (ii) would avoid the need for or reduce the amount of such additional amounts.

          4.4 Funding Losses. Each US Borrower shall reimburse each US Lender and hold each US Lender harmless from any loss or expense which such US Lender may sustain or incur as a consequence of:

                    (a) the failure of such US Borrower to make on a timely basis any payment of principal of any US LIBOR Revolving Loan;

                    (b) the failure of such US Borrower to borrow, continue or convert a Loan after such US Borrower has given a Notice of Borrowing or a Notice of Continuation/Conversion; or

                    (c) the prepayment or other payment (including after acceleration thereof) of any US LIBOR Revolving Loan on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its US LIBOR Revolving Loans or from fees payable to terminate the deposits from which such funds were obtained. Each US Borrower shall also pay any customary administrative fees charged by any US Lender in connection with the foregoing.

          4.5 Inability to Determine Rates. If the Administrative Agent determines that for any reason (a) adequate and reasonable means do not exist for determining the US LIBOR Rate for any requested Interest Period with respect to a proposed US Revolver LIBOR Loan or (b) that the US LIBOR Rate for any requested Interest Period with respect to a proposed US LIBOR Revolving Loan does not adequately and fairly reflect the cost to the applicable US Lenders of funding such US LIBOR Revolving Loan, the Administrative Agent will promptly so notify such US Borrower Representative and each such US Lender. Thereafter, the obligation of the US Lenders to make or maintain US LIBOR Revolving Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, (A) in the case of US Revolving Loans, (I) the US Borrower Representative may revoke any Notice of Borrowing or Notice of Continuation/Conversion in respect of US Revolving Loans then submitted by it without cost or expense to any US Borrower and (II) if the US Borrower Representative does not revoke such Notice, the US Lenders shall make, convert or continue the US Revolving Loans, as proposed by the US Borrower Representative, in the amount specified in the applicable notice submitted by the US Borrower Representative, but such US Revolving Loans shall be made, converted or continued as US Base Rate Revolving Loans instead of US LIBOR Revolving Loans.

          4.6 Certificates of Lenders.

                    (a) Any US Lender claiming reimbursement or compensation under this Article 4 (an “Affected Lender”) shall determine the amount thereof and shall deliver to the US Borrower Representative (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Affected Lender and such evidence, documentation and other information reasonably required by the US Borrower to evaluate such claim, and such certificate shall be conclusive and binding on the US Borrowers in the absence of manifest error.

                    (b) Without limiting its obligations to reimburse an Affected Lender for compensation theretofore claimed by an Affected Lender pursuant to this Article 4, US Borrowers may, within 60 days following any demand by an Affected Lender, request that one or more Persons that are Eligible Assignees and that are approved by the Administrative Agent (which approval shall not be unreasonably withheld) purchase all (but not part) of the Affected Lender’s then outstanding US Revolving Loans, and assume its Pro Rata Share of the US Commitments and its obligations hereunder; provided that such request may not be made, and the Administrative Agent and the US Lenders shall have no obligations under this Section 4.6(b), if and to the extent that the basis for any such reimbursement or compensation with respect to such Affected Lender is, in the judgment of the Administrative Agent, applicable to the US Required Lenders or has resulted or could reasonably be expected to result in any claim for reimbursement or compensation under this Article 4 by the US Required Lenders. If one or more such Eligible Assignees so agree in writing (each, an “Assuming Lender,” and collectively, the “Assuming Lenders”), the Affected Lender shall assign its Pro Rata Share of the Aggregate Commitments (including, for the avoidance of doubt, the UK Commitments), together with the outstanding Revolving Loans (including, for the avoidance of doubt, the UK Revolving Loans) to the Assuming Lender or Assuming Lenders in accordance with Section 11.2; provided that, unless the Assuming Lender has also agreed to accept the assignment of all UK Commitments and UK Revolving Loans pursuant to the terms of the UK Credit Agreement, the US Lender shall not be required or permitted to assign its US Commitments or US Revolving Loans pursuant to this Section and any purported assignment pursuant to this Section shall be null and void. On the date of any such assignment, the Affected Lender which is being so replaced shall cease to be a “Lender” for all purposes of this Agreement and shall receive (x) from the Assuming Lender or Assuming Lenders the principal amount of its outstanding Loans and (y) from the US Borrowers all interest and fees accrued and then unpaid with respect to such US Revolving Loans, together with any other amounts then payable to such US Lender by US Borrowers.

          4.7 Survival. The agreements and obligations of the US Obligors in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5.
BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

          5.1 Books and Records. Each Credit Party shall maintain in accordance with GAAP or UK GAAP, as applicable, applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a), and shall cause each of their Subsidiaries to maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of their transactions. The Credit Parties shall, and shall cause each of their Subsidiaries to, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Credit Parties shall, and shall cause each of their Subsidiaries to, maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Administrative Agent, UK Agent or any Lender shall reasonably require, including, but not limited to, records of: (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, repossession, loss, damage, or destruction of any Rental Fleet Assets, Sales Inventory or Machinery and Equipment included in the Applicable Borrowing Base; and (c) all other material dealings affecting the Collateral.

          5.2 Financial Information. The Parent Guarantor and the Borrowers shall promptly furnish to each Lender all such financial information regarding any Credit Party or any of their Subsidiaries as the Administrative Agent or the UK Agent shall reasonably request. Without limiting the foregoing, the Borrowers will furnish to the Administrative Agent and the UK Agent, in sufficient copies for distribution by the Administrative Agent and the UK Agent, as applicable, to each Lender, in such detail as the Administrative Agent, the UK Agent or the Lenders shall reasonably request, the following:

                    (a) As soon as available, but in any event not later than ninety (90) days after the end of each Fiscal Year (except as set forth in clause (v) below), (i) consolidated audited balance sheets, income statements, cash flow statements and changes in stockholders’ equity for Mobile Services and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, (ii) consolidating unaudited balance sheets, income statements and cash flow statements for Mobile Services and its consolidated Subsidiaries, (iii) unaudited balance sheets and income statements for Mobile Services and its consolidated US Subsidiaries, (iv) unaudited balance sheets and income statements for Ravenstock and its consolidated Subsidiaries and (v) balance sheets and income statements for Ravenstock and its consolidated Subsidiaries audited in accordance with UK GAAP and to be delivered as soon as available, but in any event not later than one hundred and eighty (180) days after the end of each Fiscal Year, setting forth in the case of each of the preceding clauses (i), (iii), (iv) and (v), in comparative form, figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the applicable Persons as at the date thereof and for the Fiscal Year then ended, prepared in accordance with GAAP (other than the absence of footnotes to the Financial Statements delivered pursuant to clauses (ii), (iii) and (iv) and other than clause (v) which has been prepared in accordance with UK GAAP) and denominated in Dollars (other than with respect to clauses (iv) and (v), which Financial Statements shall be denominated in Pounds Sterling). The consolidated audited financial statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants of national standing in the United States selected by the US Borrower Representative. The US Borrower Representative, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Administrative Agent, the UK Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants’ services and having audited financial statements prepared by them is for use by the Administrative Agent, the UK Agent and the Lenders. At reasonable times and upon reasonable advance notice and the provision of an opportunity for the US Borrower to participate or accompany the UK Agent and/or the Administrative Agent, the US Borrower hereby authorizes the Administrative Agent and the UK Agent to communicate directly with the US Borrowers’ certified public accountants and, by this provision, authorizes those accountants to disclose to the Administrative Agent and the UK Agent any and all financial statements and other supporting financial documents and schedules relating to the Credit Parties and their Subsidiaries and to discuss directly with the Administrative Agent and the UK Agent the finances and affairs of the Credit Parties and their Subsidiaries.

                    (b) As soon as available, but in any event not later than forty (40) days after the end of each Fiscal Quarter, (i) consolidated unaudited balance sheets of Mobile Services and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and consolidated unaudited income statements and cash flow statements for Mobile Services and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, fairly presenting the financial position and results of operations of Mobile Services and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year, (ii) consolidating unaudited balance sheets and income statements for Mobile Services and its consolidated Subsidiaries, (iii) unaudited balance sheets and income statements for Mobile Services and its consolidated US Subsidiaries and (iv) unaudited balance sheets and income statements for Ravenstock and its consolidated Subsidiaries, in each case prepared in accordance with UK GAAP (other than the absence of footnotes and subject to normal year-end audit adjustments) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a) and denominated in Dollars (other than with respect to clause (iv), which Financial Statements shall be denominated in Pounds Sterling). Mobile Services shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP (other than the absence of footnotes and subject to normal year-end audit adjustments) and fairly present the financial position of the applicable Credit Parties and their Subsidiaries as at the dates thereof and their results of operations for the periods then ended, subject to normal year-end adjustments.

                    (c) As soon as available, but in any event not later than thirty (30) days after the end of each month, (i) unaudited balance sheets and income statements for Mobile Services and its consolidated US Subsidiaries and (ii) unaudited balance sheets and income statements for Ravenstock and its consolidated Subsidiaries, in each case prepared in accordance with UK GAAP (other than the absence of footnotes and subject to normal year-end audit adjustments) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a) and denominated in Dollars (other than with respect to clause (ii), which such Financial Statements shall be denominated in Pounds Sterling). Mobile Services shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP or UK GAAP, if applicable (other than the absence of footnotes and subject to normal year-end audit adjustments) and present fairly the financial position of the applicable Credit Parties and their Subsidiaries as at the dates thereof and their results of operations for the periods then ended, subject to normal year-end adjustments.

                    (d) With each of the annual audited Financial Statements delivered pursuant to Section 5.2(a), and the unaudited Financial Statements delivered pursuant to Section 5.2(b), a certificate of the chief financial officer of the US Borrower Representative (the “Compliance Certificate”) setting forth in reasonable detail the calculations required to establish that the Credit Parties were in compliance with the covenants set forth in Sections 7.23 through 7.26 during the period covered in such Financial Statements and as at the end thereof and a calculation of Pro Forma EBITDA for the Permitted Acquisitions completed during such period, and stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (B) the Credit Parties are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, and (C) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such period. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Applicable Borrower has taken or proposes to take with respect thereto.

                    (e) No sooner than sixty (60) days before and not later than the beginning of each Fiscal Year, (i) annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements) for Mobile Services and its consolidated Subsidiaries, (ii) annual forecasted income statements for Mobile Services and its consolidated US Subsidiaries and (iii) annual forecasted income statements for Ravenstock and its consolidated Subsidiaries, in each case, as at the end of and for each Fiscal Quarter of such Fiscal Year approved by the board of directors of such entity and in detail reasonably acceptable to the Administrative Agent and the UK Agent.

                    (f) [Intentionally Omitted].

                    (g) Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by any Credit Party or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by any Credit Party or any of its Subsidiaries to or from the holders of any publicly traded equity interests of any Credit Party or any such Subsidiary (other than routine non-material correspondence) or of any Debt of any Credit Party or any of its Subsidiaries, including, Debt registered under the Securities Act, or to or from the trustee (other than routine, non-material correspondence) under any indenture under which the same is issued.

                    (h) As soon as available, but in any event not later than 15 days after any Credit Party’s receipt thereof, a copy of all management reports and management letters prepared for such Credit Party by any independent certified public accountants of any Credit Party or any of its Subsidiaries.

                    (i) Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which any Credit Party or any of its Subsidiaries makes available to its shareholders generally.

                    (j) If requested by the Administrative Agent or the UK Agent, promptly after filing with the IRS or any other Governmental Authority, a copy of each tax return filed by any Credit Party or by any of its Subsidiaries.

                    (k) As soon as available, but in any event within twenty (20) days after the end of each month (for such month), a Borrowing Base Certificate in the form of Exhibit B to this Agreement and all supporting information required in accordance with Section 9 of the Security Agreement and Section 4.4(c) of the UK Debenture.

                    (l) With each of the monthly Financial Statements delivered pursuant to Section 5.2(c), a certificate of the chief financial officer of the US Borrower Representative (the “M&E Disposition Certificate”) setting forth for the most recently completed month in reasonable detail: (i) the nature, equipment identification number and net book value of Eligible Machinery and Equipment that was sold, exchanged or otherwise disposed pursuant to Section 7.9(c) hereof, both individually and in the aggregate, (ii) the amount of proceeds, if any, received in respect of any such sale, exchange or other disposition of Eligible Machinery and Equipment, both individually and in the aggregate and (iii) the purchase price paid, if any, in respect of any Eligible Machinery and Equipment that was purchased, acquired or otherwise received in exchange for any Eligible Machinery and Equipment that was sold, exchanged or otherwise disposed pursuant to Section 7.9(c) hereof, both individually and in the aggregate.

                    (m) With each of the monthly Financial Statements delivered pursuant to Section 5.2(c), a certificate of the chief financial officer of the US Borrower Representative (the “Vehicle Sales Certificate”), in a form reasonably satisfactory to the Administrative Agent, setting forth, in reasonable detail, such information regarding the sale and lease of motor vehicles subject to any motor vehicle registration statutes as the Administrative Agent reasonably requests.

                    (n) Such additional information as the Administrative Agent or the UK Agent may from time to time reasonably request regarding the financial and business affairs of any Credit Party or any of its Subsidiaries.

          5.3 Notices to the Lenders. Each Borrower shall notify the Administrative Agent and the UK Agent in writing of the following matters at the following times:

                    (a) Immediately after becoming aware of any Default or Event of Default;

                    (b) Promptly after becoming aware of the assertion in writing by the holder of any Capital Stock of any Credit Party or of any of its Subsidiaries or the holder of any Debt of any Credit Party or any of its Subsidiaries in a face amount in excess of the Dollar Equivalent of $2,000,000 that a default exists with respect thereto or that such Credit Party or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

                    (c) Immediately after becoming aware of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

                    (d) Promptly after a Responsible Officer of any Credit Party becomes aware of any pending or threatened (in writing) action, suit, or proceeding by any Person, or any pending or threatened investigation (in writing) by a Governmental Authority, which in each case or in the aggregate could reasonably be expected to have a Material Adverse Effect;

                    (e) Promptly after a Responsible Officer of any Credit Party becomes aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Credit Party or any of its Subsidiaries in a manner which in each case or in the aggregate could reasonably be expected to have a Material Adverse Effect;

                    (f) Promptly after a Responsible Officer of any Credit Party becomes aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

                    (g) Promptly after any Responsible Officer of any Credit Party becomes aware of receipt of any notice of any violation by any Credit Party or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that any Credit Party or any of its Subsidiaries is not in compliance with any Environmental Law which assertion could be reasonably expected to have a Material Adverse Effect or is investigating the Credit Party’s or such Subsidiary’s compliance therewith where such investigation could reasonably be expected to have a Material Adverse Effect;

                    (h) Promptly after any Responsible Officer of any Credit Party becomes aware of receipt of any written notice that any Credit Party or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release or that such Credit Party or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release which, in either case, is reasonably likely to give rise to liability in excess of the Dollar Equivalent of $3,000,000;

                    (i) Promptly after any Responsible Officer of any Credit Party becomes aware of receipt of any written notice of the imposition of any Environmental Lien against any material property of any Credit Party or any of its Subsidiaries that is part of the Collateral;

                    (j) Any change in a Credit Party’s name as it appears in the jurisdiction of its organization, organizational identification number, form of organization, locations of the chief executive office or branches of any Credit Party or other Real Estate locations owned or leased by any Credit Party, its Subsidiaries or their Agencies at which, in each case, any Collateral is located, in each case at least thirty (30) days prior thereto;

                    (k) Within ten (10) US Business Days after a Responsible Officer of any Credit Party or any ERISA Affiliate knows that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL, the PBGC or other applicable Governmental Authority with respect thereto;

                    (l) Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within five (5) US Business Days after the filing thereof with the PBGC, the DOL, the IRS or other Governmental Authority, as applicable, copies of the following: (i) each annual report (Form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Credit Party or any ERISA Affiliate from the PBGC, the DOL, the IRS or other Governmental Authority, with respect to such request, and (iii) a copy of each other material filing or notice filed with the PBGC, the DOL, the IRS, or other Governmental Authority, with respect to each Plan by either any Credit Party or any ERISA Affiliate;

                    (m) Upon request, copies of each actuarial report for any Plan, Foreign Pension Plan or Multiemployer Plan and annual report for any Multiemployer Plan; and within five (5) US Business Days after receipt thereof by any Credit Party or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s or other Governmental Authority’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability;

                    (n) Within five (5) US Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Credit Parties’ annual costs with respect thereto by an amount in excess of the Dollar Equivalent of $500,000, or the establishment of any new Plan or Foreign Pension Plan or the commencement of contributions to any Plan or Foreign Pension Plan to which any Credit Party or any of its ERISA Affiliates were not previously contributing; or (ii) any failure by any Credit Party or any of its ERISA Affiliates to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;

                    (o) Within five (5) US Business Days after a Responsible Officer of any Credit Party or any of its ERISA Affiliates knows that any of the following events has or will occur: (i) a Multiemployer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; or (iv) a Reportable Event or Termination Event in respect of any Plan has or will occur;

                    (p) The UK Borrower shall, promptly upon becoming aware of the same, provide the UK Agent with details in writing of any creditor of the UK Borrower whose terms of business include retention of title provisions; and

                    (q) Immediately upon the taking, or immediately following any determination of an intention to take, any corporate action, legal proceedings, application, petition or other procedure or step in relation to any of the matters set out in Section 9.1(s), notify the UK Agent of the same.

                    Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and, if applicable, shall set forth the action that the Applicable Borrower, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 6.
GENERAL WARRANTIES AND REPRESENTATIONS

                    The Parent Guarantor and each US Borrower warrant and represent as to itself and each of their respective Subsidiaries to the US Agents and the US Lenders that, except as hereafter disclosed to and accepted by the US Agents and the Required Lenders in writing (it being understood that the funding of the Loans on the Closing Date will be deemed written acceptance by the US Agents and the US Lenders of the disclosure made by the Parent Guarantor and each US Borrower in the Schedules hereto as of the Closing Date):

          6.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Credit Party has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents and Transaction Documents to which it is a party, to incur its Obligations, and to grant to the Applicable Agents’ Liens upon and security interests in the Collateral. Each Credit Party has due power and capacity and has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents and Transaction Documents to which it is a party. This Agreement and the other Loan Documents and Transaction Documents to which it is a party have been duly executed and delivered by each Credit Party, and constitute the legal, valid and binding obligations of each Credit Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally and by general equitable principles. Each Credit Party’s execution, delivery, and performance of this Agreement and the other Loan Documents and Transaction Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien (other than any Lien on any Collateral in favor of the Applicable Security Agent) upon the property of any Credit Party or any of their respective Subsidiaries, by reason of the terms of (a) any contract, mortgage, standard security, pledge, assignation in security, hypothec, lease, agreement, indenture, or instrument to which any Credit Party or any of their respective Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to any Credit Party or any of their respective Subsidiaries, or (c) the certificate or articles of incorporation, by-laws, the limited liability company agreement, limited partnership agreement, memorandum and articles of association or related shareholders’ agreement of any Credit Party or any of their respective Subsidiaries except, in the case of clause (a) and (b) only, and without any qualification of the representation above as to the imposition of any Lien on any Collateral other than in favor of the Applicable Security Agent, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.2 Validity and Priority of Security Interest. Upon the filing of such documents with the applicable Governmental Authorities within the time periods prescribed by applicable law, the provisions of this Agreement, the Mortgages, if any, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Applicable Security Agent, for the ratable benefit of the Applicable Security Agents and the Applicable Lenders, and such Liens constitute perfected and continuing Liens on all the Collateral (other than such Collateral consisting of cash, letter-of-credit rights not constituting supporting obligations, Proprietary Rights to the extent perfection cannot be achieved by the filing of a financing statement on form UCC-1 and or security agreements in the U.S. Patent and Trademark Office and the United States Copyright Office), having priority over all other Liens on the Collateral, except for those Liens identified on Schedule 6.2 or in clauses (a). (c), (d), (e), (f), (j), (o) and (p) of the definition of Permitted Liens securing all the Obligations of the applicable Credit Party, and enforceable against the applicable Credit Party and all third parties, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally and by general equitable principles.

          6.3 Organization and Qualification. Each Credit Party (a) is duly organized or incorporated and validly existing in good standing under the laws of the jurisdiction of its organization or incorporation, (b) is qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could reasonably be expected to have a material adverse effect on such Credit Party’s business operations, property or condition (financial or otherwise), and (c) has all requisite power and authority to conduct its business and to own its property.

          6.4 [Intentionally Omitted].

          6.5 Subsidiaries. Schedule 6.5 is a correct and complete list of the name and relationship to the Parent Guarantor of each and all the Parent Guarantor’s Subsidiaries as of the Closing Date. Each Subsidiary of the Credit Parties is (a) duly incorporated or organized and validly existing in good standing under the laws of its jurisdiction of incorporation or organization set forth on Schedule 6.5, and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a Material Adverse Effect on any such Subsidiary and (c) has all requisite power and authority to conduct its business and own its property.

          6.6 Financial Statements and Projections.

                    (a) The Borrowers have delivered to the Administrative Agent and the UK Agent the financial statements and information set forth in Section 5.2(a) in each case as of December 31, 2005, and for the Fiscal Year then ended, accompanied by the report thereon of the Parent Guarantor’s independent certified public accountants, Ernst & Young, LLP. Such financial statements are attached hereto as Exhibit C. Each Borrower has also delivered to the Administrative Agent and the UK Agent, the financial statements and information set forth in Section 5.2(b) as of March 31, 2006. Such financial statements are also attached hereto as Exhibit C. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the financial position of the Parent Guarantor’s and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended (subject, in the case of the financial statements as of March 31, 2006, to the absence of footnotes and to normal year-end adjustments).

                    (b) The Latest Projections when submitted to the Lenders as required herein represent each Borrower’s best estimate of the future financial performance of the Parent Guarantor and its consolidated Subsidiaries for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which each Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders it being understood and agreed that the Latest Projections are by their nature inherently uncertain and actual results may be materially different that those set forth in such Latest Projections.

          6.7 [Intentionally deleted].

          6.8 Solvency. Each Borrower is Solvent prior to and immediately after giving effect to the Borrowings to be made or continued on the Closing Date and the issuance of the Letters of Credit and Guaranties to be issued or continued on the Closing Date and the consummation of the other transactions on such date, and shall remain Solvent during the term of this Agreement.

          6.9 [Intentionally deleted].

          6.10 [Intentionally deleted].

          6.11 Personal Property; Real Estate; Leases.

                    (a) Schedule 6.11 sets forth, as of the Closing Date, a correct and complete list of all Real Estate (including all UK Properties) owned by each Credit Party and all Real Estate owned by each of their respective Subsidiaries, all leases and subleases of real or personal property held by each Credit Party and each of their respective Subsidiaries as lessee or sublessee (other than leases of personal property involving annual payments of less than $100,000), and all leases and subleases of real or personal property held by such Credit Party or any of its Subsidiaries, as lessor, or sublessor (other than leases of Rental Fleet Assets) and such information is true, complete and accurate and not misleading in any material respect. As of the Closing Date, each of such leases and subleases in respect of all UK Credit Parties and Subsidiaries is valid and enforceable in accordance with its terms and is in full force and effect, in each case, against all parties thereto (except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally and by general equitable principles) and in respect of all US Credit Parties is valid and enforceable in accordance with its terms and is in full force and effect, in each case, against the applicable Credit Party or any applicable Subsidiary thereof (except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally and by general equitable principles) and, to the best knowledge of the Borrowers is valid and enforceable in accordance with its terms and is in full force and effect, against the other parties thereto (except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally and by general equitable principles) other than as set forth in Schedule 6.11. To the best of each Borrower’s knowledge, no default by any party to any such lease or sublease exists. Each Credit Party, except as set forth in Schedule 6.11, has good and marketable title in fee simple to, or valid freeholds in the Real Estate identified in Schedule 6.11 as owned by such Credit Party, or valid leasehold interests in all Real Estate designated therein as “leased” by such Credit Party, and such Credit Party has good, indefeasible, and merchantable title to all of its other property (other than the UK Properties (as to which, see Sections 6.11(b) through (i) below)) reflected on the most recent Financial Statements delivered to the Administrative Agent, the UK Agent and the Lenders, except as disposed of in the ordinary course of business or as permitted by this Agreement, free of all Liens except Permitted Liens.

                    (b) Except as disclosed on Schedule 6.11, the UK Properties comprise all the land and buildings owned, controlled, occupied or used by any UK Credit Party or any of its Subsidiaries or in relation to which any UK Credit Party or Subsidiary has any right, interest or actual liability.

                    (c) Except as disclosed in the UK Properties Report on Title, the relevant Credit Party or Subsidiary has good and marketable title to each of the UK Properties free from any Lien and all original deeds and documents necessary to prove such title are in the possession or under the control of the Credit Party or Subsidiary (as the case may be) or are the subject of binding acknowledgements for production.

                    (d) No UK Property is affected by a subsisting contract for sale or other disposition of any interest in it.

                    (e) Except as disclosed in the UK Properties Report on Title, a Credit Party or Subsidiary is the sole legal and beneficial owner of the relevant UK Property and the proceeds of sale thereof.

                    (f) The Replies to Enquiries are complete, true and accurate in all material respects and not misleading as at the date given and were given on the basis set out in the notes to such Replies to Enquiries. Nothing has occurred or come to light since the date of the Replies to Enquiries which, if disclosed, would make the Replies to Enquiries untrue, misleading or inaccurate in any material respect.

                    (g) Except as disclosed in the UK Properties Report on Title, the deeds, documents and information supplied to BP. Collins in relation to UK Properties in England and Wales and McClure Naismith in relation to UK Properties in Scotland and McGrigors in respect of UK Properties in Northern Ireland for the purpose of preparation of the UK Properties Report on Title comprised all deeds, documents and information necessary for the proper compilation of the UK Properties Report on Title and were when supplied, and remain now, complete and accurate in all material respects and not misleading.

                    (h) The information contained in the UK Properties Report on Title is true and accurate in all material respects and not misleading as at the date thereof. The UK Properties Report on Title does not fail to disclose or take into account any matter whose omission makes it misleading in any material respect. Nothing has occurred or come to light since the date of the UK Properties Report on Title which, if disclosed, would make it untrue, misleading or inaccurate in any material respect.

                    (i) To the best of the knowledge of the Borrowers, no UK Credit Party or Subsidiary has any actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the UK Properties.

          6.12 Proprietary Rights. Schedule 6.12 sets forth a correct and complete list as of the Closing Date of all of each Credit Party’s issuances, registrations and applications for registration or patent of Proprietary Rights material to its business. None of the Proprietary Rights set forth on Schedule 6.12 is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.12. To the best of such Borrower’s knowledge, (i) none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and (ii) no other Person’s property infringes on or conflicts with the Proprietary Rights, which, in either case, could reasonably be expected to have a Material Adverse Effect. Each Credit Party owns or otherwise has the right to use all material Proprietary Rights. Each Credit Party has all Proprietary Rights necessary to the current and presently anticipated future conduct of each Credit Party’s business.

          6.13 [Intentionally deleted].

          6.14 Litigation. There is no pending, or to the best of each Borrower’s knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or to the best of each Borrower’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

          6.15 Labor Disputes. As of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of any Credit Party or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Credit Party or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of each Borrower’s knowledge) threatened, strike, material work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Credit Party or any of its Subsidiaries or their employees.

          6.16 Environmental Laws. Other than exceptions to any of the following that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

                    (a) Each Credit Party and its Subsidiaries have complied with all Environmental Laws and no Credit Party and none of its Subsidiaries, none of their respective presently owned real property or currently conducted operations, and, to the best of the Borrowers’ knowledge, none of its previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release.

                    (b) Each Credit Party and its respective Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and each Credit Party and its respective Subsidiaries are in compliance with all terms and conditions of such permits.

                    (c) No Credit Party and none of their respective Subsidiaries, and, to the best of either Borrower’s knowledge, none of their respective predecessors in interest, has in material violation of applicable law stored, treated or disposed of any hazardous waste.

                    (d) No Credit Party and none of their respective Subsidiaries has received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release.

                    (e) To the best of each Borrower’s knowledge, none of the present or past operations of any Credit Party or their respective Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release.

                    (f) To the best of each Borrowers’ knowledge, there is not now, nor has there ever been on or in the Real Estate:

          (1) any underground storage tanks or surface impoundments that have caused or could reasonably be expected to cause any Release or are otherwise not existing on or in the Real Estate in compliance with any applicable Environmental Law,

(2) any asbestos-containing material other than in compliance with all applicable Environmental Laws, or

(3) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment other than in compliance with all applicable Environmental Laws.

                    (g) No Credit Party and none of their respective Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

                    (h) To the best of Borrowers’ knowledge, no Credit Party and none of their respective Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on either Borrower or any of their respective Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

                    (i) None of the products manufactured, distributed or sold by either of the Borrowers or any of their respective Subsidiaries contain asbestos containing material.

                    (j) No Environmental Lien has attached to any Real Estate.

          6.17 No Violation of Law. No Credit Party and none of their respective Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

          6.18 No Default. No Credit Party and none of their respective Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Credit Party or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

          6.19 ERISA Compliance. Except as specifically disclosed in Schedule 6.19:

                    (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and to the best knowledge of the Borrowers, nothing has occurred which would cause the loss of such qualification. The Borrowers and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                    (b) There are, to the best knowledge of Borrowers, no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Foreign Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There are no known circumstances that may give rise to a liability in relation to any Plan or Foreign Pension Plan which is not funded or insured which could reasonably be likely to have a Material Adverse Effect.

                    (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and could reasonably be expected to result in a Material Adverse Effect.

                    (d) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations, orders and trust documentation and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Except as set forth in Schedule 6.19, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan which is funded, determined as of the end of the most recently ended fiscal year of each such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable, did not exceed the fair market value of the assets of such Foreign Pension Plan, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued on the financial statements of the applicable Credit Party.

                    (e) Each Foreign Pension Plan is funded to at least the minimum level required by law or, if higher, required by the terms of its governing documentation.

          6.20 Taxes. Each Credit Party and its respective Subsidiaries have filed all federal income and other material federal, provincial, state and other tax returns required by law to be filed, and have paid all federal income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien, are being contested in good faith by appropriate proceedings or could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party and its respective Subsidiaries has withheld and paid over all taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          6.21 Regulated Entities. No Credit Party, no Person controlling any Credit Party, or any Subsidiary of any Credit Party, is an “Investment Company” (i) within the meaning of the Investment Company Act of 1940 and (ii) required to be registered as such thereunder. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal, state or foreign statute or regulation limiting its ability to incur indebtedness.

          6.22 Use of Proceeds; Margin Regulations. The proceeds of the Loans made on the Closing Date shall not exceed $165,000,000 in the aggregate and shall be used solely, first, by MSG or the UK Borrower, to finance the Refinancing and second, by the US Borrowers (to the extent of any excess proceeds), to consummate the Acquisition and pay related fees and expenses. The proceeds of the Loans made after the Closing Date will be used for working capital and other general corporate purposes of MSG and its Subsidiaries. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

          6.23 [Intentionally deleted].

          6.24 No Material Adverse Change. Since the date of the last financial statements delivered pursuant to Section 5.2 at least 12 months prior to the date on which the representation and warranty made pursuant to this Section 6.24 is made or deemed made, no Material Adverse Effect has occurred.

          6.25 Full Disclosure. None of the representations or warranties made by any Credit Party or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrowers to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

          6.26 [Intentionally deleted].

          6.27 Bank Accounts. Schedule 6.27 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by each Credit Party with any bank or other financial institution.

          6.28 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any of their respective Subsidiaries of this Agreement or any other Loan Document except for (a) the filing of financing statements on form UCC-1 and filings with the United States Patent and Trademark Office and the United States Copyright Office (with respect to Proprietary Rights), (b) recordation of the Mortgages, (c) such other actions specifically described in Schedule 6.28, (d) any immaterial actions, consents, approvals, registrations or filings or (e) such as have been made or obtained and are in full force and effect.

          6.29 [Intentionally deleted].

          6.30 Non-Guarantor Subsidiaries. As of the Closing Date, each Non-Guarantor Subsidiary is described on Schedule 6.30. Each of the Non-Guarantor Subsidiaries conducts (and shall conduct) no operations and has (and shall have) no assets and no liabilities, in each case, individually or in the aggregate, with a fair market value in excess of the Dollar Equivalent of $250,000 other than, with respect to any Subsidiary that is a subsidiary of the UK Borrower only, Capital Stock of another Subsidiary Guarantor or Intercompany Debt permitted pursuant to, and incurred in compliance with, Section 7.13(g) hereof.

          6.31 Luxembourg Subsidiaries. The Luxembourg Subsidiary conducts no operations and has no liabilities or assets other than in connection with the Luxembourg Debt (and shall not conduct any operations or have liabilities or assets other than in connection with the Luxembourg Debt).

          6.32 [Intentionally deleted].

          6.33 Sales of Vehicles. Except as set forth in Schedule 6.33, each US Borrower and each of the US Subsidiary Guarantors is in the business, and will continue to be in the business of, among other things, selling vehicles of a kind that such US Borrower or US Subsidiary Guarantor also leases to customers and which may be subject to motor vehicle registration statutes. The US Credit Parties’ business’ includes the sale and marketing of vehicles subject to motor vehicle registration statutes that are leased by any US Borrower or US Subsidiary Guarantor to customers. Any and all vehicles owned by the US Borrowers and the US Subsidiary Guarantors which are subject to motor vehicle registration statutes in any jurisdiction, are held for sale or lease by the US Credit Parties or leased by the US Credit Parties to a customer, other than those vehicles for which the Agents’ Lien has been duly perfected under applicable law (including pursuant to the Motor Vehicle Trust Agreement).

          6.34 Anti-Terrorism Laws. None of Credit Parties and their Affiliates is in violation of any Anti-Terrorism Law, or engages in or conspires to engage in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any Anti-Terrorism Law. None of Credit Parties and their Affiliates (a) is a Blocked Person; (b) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) has any of its assets in a Blocked Person; (d) deals in, or otherwise engages in any transaction relating to, any property blocked pursuant to Executive Order No. 13224; or (e) derives any of its operating income from investments in or transactions with a Blocked Person.

ARTICLE 7.
AFFIRMATIVE AND NEGATIVE COVENANTS

                    Each US Borrower covenants as to itself and each of their respective Subsidiaries (except as otherwise provided below) to the US Agents and the US Lenders that so long as any of the Obligations

(other than indemnity and other contingent Obligations not then due and payable) remain outstanding or this Agreement is in effect:

          7.1 Taxes and Other Obligations. Each US Borrower shall, and shall cause each of its Subsidiaries to, (a) file when due all federal income, payroll and unemployment and other material tax returns which it is required to file; and (b) pay, or provide for the payment, when due, of all taxes, fees, Other Taxes, value added taxes, assessments and other material governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves in accordance with GAAP for the payment of all such items, and provide to the Administrative Agent and the Lenders, upon request, reasonably satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it in each case except as would not cause a Default or Event of Default pursuant to Article IX and perform and discharge in a timely manner all other material obligations undertaken by it; provided, however, so long as the US Borrower Representative has notified the Administrative Agent in writing, no US Borrower or its Subsidiaries need pay any amount referred to in this Section 7.1 (i) which it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which such US Borrower or its Subsidiaries, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

          7.2 Legal Existence and Good Standing. Except as may be permitted by Section 7.9, each US Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

          7.3 Compliance with Law and Agreements; Maintenance of Licenses. Each US Borrower shall comply, and shall cause each of its Subsidiaries to comply with all Anti-Terrorism Laws and with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act). Each US Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all material licenses (including all material registrations and/or licenses required to act as a dealer or seller of any Inventory subject to motor vehicle registration statutes), permits, franchises, and governmental authorizations necessary to own its property and to conduct its business. No US Borrower shall, nor shall it permit any of its Subsidiaries to, modify, amend or alter its certificate or articles of incorporation, its memorandum and articles of association, its limited liability company operating agreement, its limited partnership agreement, or other governing documents, as applicable, other than in a manner which does not adversely affect in any material respect the rights of the Lenders or any Agent or any pledge of or charge over its Capital Stock.

          7.4 Maintenance of Property; Inspection of Property.

                    (a) Each US Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property reasonably necessary in the conduct of its business in good operating condition and repair, ordinary wear and tear excepted.

                    (b) Each US Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all obligations imposed on the owner of those of the UK Properties of which the UK Borrower or its Subsidiaries is the owner and all obligations imposed on the tenant of those of the UK Properties of which the UK Borrower or its Subsidiaries is the tenant.

                    (c) Each US Borrower shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent or UK Agent, as applicable (i) (at the expense of the Borrowers not to exceed one (1) time per year unless (x) an Event of Default has occurred and is continuing or (y) Total Excess Availability is less than $30,000,000) to visit and inspect any of its properties, to inspect and verify Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent, public or chartered accountants, at such reasonable times during normal business hours and (ii) to discuss its affairs, finances and accounts with the US Borrowers’ or any of their respective Subsidiaries’ accountants as soon as may be reasonably desired, upon reasonable advance notice to the Applicable Borrowers and the provision of an opportunity for the US Borrower Representative to participate or accompany the UK Agent and/or the Administrative Agent; provided, however, when an Event of Default exists, the Administrative Agent, the UK Agent or any Lender may do any of the foregoing at the expense of the Applicable Borrowers at any time during normal business hours and without advance notice.

                    (d) Each Borrower (at the expense of the Borrowers not to exceed one (1) time annually unless (x) an Event of Default has occurred and is continuing or (y) Total Excess Availability is less than $30,000,000) shall, and shall cause each of its Subsidiaries to, upon Administrative Agent’s and UK Agent’s joint request (or, following and during the continuation of an Event of Default, Administrative Agent’s sole request, in respect of the US Borrowers, or UK Agent’s sole request, in respect of the UK Borrower) supply to the US Borrower Representative and the UK Borrower, provide to Administrative Agent and the UK Agent a recently dated appraisal of such Borrower’s and its Subsidiaries’ Rental Fleet Assets, Sales Inventory and Machinery and Equipment, which appraisal shall be from the Appraiser and shall be reasonably satisfactory in scope, form and substance to the Administrative Agent and the UK Agent; provided, however, when an Event of Default exists, the Administrative Agent, the UK Agent or any Lender may conduct or cause to be conducted additional appraisals at the expense of the Borrowers at any time without advance notice. Notwithstanding the foregoing, each Borrower shall, and shall cause each of its Subsidiaries to, provide to the Responsible Agent an appraisal of the applicable Credit Party’s Rental Fleet Assets that such Credit Party intends to acquire, which appraisal shall be from the Appraiser and shall be reasonably satisfactory in scope, form and substance to the Responsible Agent, any time a Credit Party makes an acquisition in an individual amount exceeding $15,000,000.

                    (e) The UK Borrower shall, and shall cause each of its Subsidiaries to, comply with the covenants set out in Sections 7.4(a) – (d) in respect of the relevant UK Property.

          7.5 Insurance.

                    (a) Each US Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers having, either alone or pursuant to an insurance endorsement reasonably acceptable to the Administrative Agent and the UK Agent, a rating of at least A or better by Best Rating Guide (or an equivalent rating from a source acceptable to the UK Agent in the United Kingdom (or any other applicable jurisdiction), provided that Royal Sun & Alliance shall be deemed to be an acceptable insurer of the UK Borrower for purposes of this Section 7.5: insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Administrative Agent or the UK Agent, as applicable, in its reasonable judgment, or acting at the direction of the Required Lenders, shall specify, in amounts, and under policies acceptable to the Administrative Agent or the UK Agent, as applicable, and the Required Lenders. Without limiting the foregoing, in the event that any improved Real Estate covered by any Mortgages granted by any US Borrower or any of their respective Subsidiaries is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), each such US Borrower shall, and shall cause each of its Subsidiaries to, purchase and maintain flood insurance on the improved Real Estate and any Machinery and Equipment and Inventory located on such Real Estate. The amount of said flood insurance will be reasonably determined by the Administrative Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended.

                    (b) The Borrowers shall cause the Applicable Security Agent, the Responsible Agent on behalf of the Applicable Lenders, to be named as secured party or mortgagee and sole loss payee or additional insured, in a manner reasonably acceptable to the Administrative Agent and the UK Agent (and, in the case of the UK Borrower, in the manner and circumstances set out in the UK Debenture), on all insurance policies for the Credit Parties and sole loss payee or additional insured in a manner reasonably acceptable to the Administrative Agent and the UK Agent (and, in the case of the UK Borrower, in the manner and circumstances set out in the UK Debenture) on all insurance policies for the Collateral. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Applicable Security Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Applicable Security Agent shall not be impaired or invalidated by any act or neglect of any US Borrower or any of their respective Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers or the applicable Subsidiary when due, and certificates of insurance and, if requested by the Administrative Agent or the UK Agent, as applicable, photocopies of the policies, shall be delivered to the Administrative Agent or the UK Agent, as applicable. If any US Borrower or any of their respective Subsidiaries fails to procure such insurance or to pay the premiums therefor when due, the Administrative Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans to the Applicable Borrowers.

          7.6 Insurance and Condemnation Proceeds. The US Borrower Representative shall promptly notify the Administrative Agent, the UK Agent and the Applicable Security Agent of any loss, damage, or destruction to Collateral having net book value in excess of the Dollar Equivalent of $500,000, whether or not covered by insurance. The Applicable Security Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

          (i) With respect to insurance and condemnation proceeds relating to US Collateral (other than Fixed Assets) and business interruption insurance, after deducting from such proceeds the reasonable expenses, if any, incurred by the US Agents in the collection or handling thereof, the US Agents shall apply such proceeds, ratably, to the reduction of the outstanding US Obligations, but not the US Commitments, in the order provided for in Section 3.7.

          (ii) With respect to insurance and condemnation proceeds relating to UK Collateral (other than Fixed Assets) and business interruption insurance, after deducting from such proceeds the reasonable expenses, if any, incurred by the UK Agents in the collection or handling thereof, the UK Agents shall apply such proceeds, ratably, to the reduction of the outstanding UK Obligations, but not the UK Commitments, in the order provided for in Section 3.7.

(iii) With respect to casualty insurance and condemnation proceeds relating to Collateral (including Fixed Assets), the Applicable Security Agent shall permit or require the applicable Credit Party to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing and (2) the applicable Credit Party first (i) provides the Applicable Security Agent and the Lenders with plans and specifications for any such replacement, repair or restoration of Fixed Assets which shall be reasonably satisfactory to the Applicable Security Agent and the Required Lenders and (ii) demonstrates to the reasonable satisfaction of the Applicable Security Agent and the Required Lenders that the funds available to them will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Applicable Security Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.7; provided that the consent of the Required Lenders in clauses (2)(i) and (2)(ii) above shall not be required in the event casualty insurance or condemnation proceeds relating to Collateral are less than $3,000,000 in the aggregate.

7.7 Environmental Laws.

                    (a) Each US Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant. Each US Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall report to the Administrative Agent with respect to any non-compliance or alleged material non-compliance with Environmental Laws, in each case, alone or in the aggregate, that could reasonably be expected to have a Material Adverse Effect (each a “Material Compliance Issue”). For purposes of Section 7.7(a), non-compliance by the Borrower with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant; provided that, upon learning of any actual or suspected non-compliance, the Borrowers shall promptly undertake reasonable efforts to achieve compliance, provided further that, in any case, such non-compliance, and any other non-compliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect or materially and adversely affect the value of any Mortgaged Property.

                    (b) Without limiting the generality of the foregoing, the Borrowers shall submit to the Administrative Agent, the UK Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each Material Compliance Issue, if any. The Administrative Agent, the UK Agent or any Lender may request copies of technical reports prepared by any US Borrower or any of their respective Subsidiaries and such Person’s communications with any Governmental Authority to determine whether such Person is proceeding reasonably to correct, cure or contest in good faith any such Material Compliance Issue. The Borrowers shall, and shall cause each of its Subsidiaries to, at the Administrative Agent’s, the UK Agent’s or the Required Lenders’ request and at the Borrowers’ expense, (i) retain an independent environmental engineer reasonably acceptable to the Administrative Agent or the UK Agent, as applicable, to evaluate the site, including tests if appropriate, where the Material Compliance Issue has occurred and prepare and deliver to the Administrative Agent or UK Agent, as applicable, in sufficient quantity for distribution by the Applicable Agent to the Lenders, a report in form and scope reasonably satisfactory to the Administrative Agent or the UK Agent, as applicable, and (ii) provide to the Administrative Agent or the UK Agent, as applicable, a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

                    (c) Subject in each case to (i) the rights and the restrictions set forth in Section 7.4 hereof and (ii) the access and entry rights each US Borrower and its Subsidiaries is entitled to grant, each Agent and its representatives will have the right to enter and visit the Real Estate and any other place where any property of any US Borrower or any of its Subsidiaries is located for the purposes of observing the Real Estate, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Estate; provided, however, to the extent the applicable US Borrower or any of its Subsidiaries does not have sufficient rights in any such Real Estate or other place where any of its property is located to provide each Agent and its representatives the access, observation and removal rights described in this sentence, such US Borrower or its Subsidiaries will use its reasonable efforts to obtain such rights for itself and each Agent and its representatives within sixty (60) days of a written request by the Agents for such access, observation and removal rights for such Real Estate; provided, further, if (A) the applicable US Borrower or its Subsidiaries are unable to obtain such access, observation and removal rights within such sixty (60) day period and (B) the Agents have a good faith reason to believe that a Material Compliance Issue exists with respect to such Real Estate, then the applicable US Borrower or its Subsidiaries shall have the option to either (x) vacate such Real Estate within ninety (90) days of a written request by the Agents to such effect or (y) exclude any Inventory located on such Real Estate from the calculation of Eligible Inventory. No Agent is under any duty, however, to visit or observe the Real Estate or to conduct tests, and any such acts by any Agent will be solely for the purposes of protecting the Agents’ Liens and preserving the Agents’ and the Lenders’ rights under the Loan Documents. No site visit, observation or testing by any Agent will result in a waiver of any Default of the Borrowers or impose any liability on such Agent or the Lenders. In no event will any site visit, observation or testing by any Agent be a representation by any US Borrower or any of its Subsidiaries that hazardous substances are or are not present in, on or under the Real Estate, or that there has been or will be compliance with any Environmental Law. No US Borrower or any of its Subsidiaries or any other party is entitled to rely on any site visit, observation or testing by any Agent. No Agent and no Lender owes any duty of care to protect any US Borrower or any of its Subsidiaries or any other party against, or to inform any US Borrower or any of its Subsidiaries or any other party of, any hazardous substances or any other adverse condition affecting the Real Estate. Each Agent shall disclose to the US Borrowers or any of its Subsidiaries or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by any Agent. Each US Borrower understands and agrees that no Agent makes any warranty or representation to the US Borrower or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Each US Borrower and its Subsidiaries also understands that depending on the results of any site visit, observation or testing by any Agent and disclosed to a US Borrower or any of its Subsidiaries, such US Borrower or such Subsidiary may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by such US Borrower or such Subsidiary without advice or assistance from such Agent. In each instance, each Agent will give the relevant Borrower or Subsidiary reasonable notice before entering the Real Estate or any other place such Agent is permitted to enter under this Section 7.7(c). Each Agent will make reasonable efforts to avoid interfering with a US Borrowers’ or any of its Subsidiaries’ use of the Real Estate or any other property in exercising any rights provided hereunder.

          7.8 Compliance with ERISA and Other Laws. Each US Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to: (a) maintain each Plan and Foreign Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state or foreign law; (b) ensure that all liabilities under any Foreign Pension Plan are funded to at least the minimum level required by law or, if higher, to the level required by the governing documents of such plans; (c) ensure that all contributions or premium payments to or in respect of all Foreign Pension Plans are and continue to be promptly paid at no less than the rates required under applicable law or the rules of such arrangements; (d) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (e) make all required contributions to any Plan subject to Section 412 of the Code; (f) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

          7.9 Mergers, Amalgamations, Consolidations or Sales. No US Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, reorganization, amalgamation or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, except for:

                    (a) the foregoing shall not apply to any of the Non-Guarantor Subsidiaries; provided that in the case of any merger or amalgamation with a non-Credit Party third-party, the Non-Guarantor Subsidiary shall be the surviving entity;

                    (b) sales, exchanges, leases or any other dispositions of Inventory, including Rental Fleet Assets, in the ordinary course of its business;

                    (c) sales, exchanges, leases or any other dispositions of Machinery and Equipment in the ordinary course of its business; provided that any exchange shall be made in exchange for, and any proceeds from any sale or other disposition shall be applied to purchase or acquire, Machinery and Equipment used or useful in a Similar Business; and provided further the US Borrower Representative shall include the details of any such sale, exchange, disposition, purchase and/or acquisition, as applicable, in each certificate delivered to the Administrative Agent and the UK Agent pursuant to Section 5.2(l) hereof;

                    (d) sales, exchanges, leases or any other dispositions of Real Estate, Machinery and Equipment and Inventory, including Rental Fleet Assets, in each case, not in the ordinary course of business with a net book value not to exceed, in the aggregate for all Borrowers and their respective Subsidiaries, the Dollar Equivalent of $3,000,000 in any Fiscal Year (taking into account, with respect to Fiscal Year 2006, all such sales, exchanges or other dispositions occurring in Fiscal Year 2006 occurring prior to the Closing Date); provided that (i) any exchange of Inventory or Machinery and Equipment shall be for like-kind Inventory or Machinery and Equipment, as applicable, (ii) any Inventory, Real Estate or Machinery and Equipment, as applicable, received as part of an exchange (whether purchased, acquired or otherwise) shall be free and clear of all Liens, except Permitted Liens and (iii) any sale, exchange, lease or any other disposition of assets at any branch location (other than in the ordinary course of business) with aggregate net book value in excess of the Dollar Equivalent of $1,000,000 in any Fiscal Year (taking into account, with respect to Fiscal Year 2006, all such sales, exchanges or other dispositions occurring in Fiscal Year 2006 occurring prior to the Closing Date), or any closing of a branch location, shall require prior written notice to the Administrative Agent or the UK Agent, as applicable;

                    (e) any US Subsidiary of a US Borrower with a positive net worth may be merged with or into a US Borrower or any Wholly-owned US Subsidiary which is or contemporaneously becomes a Credit Party, or be liquidated, wound up or dissolved into a US Borrower or any Wholly-owned US Subsidiary which is a Credit Party, or transfer all or any part of its assets to a US Borrower or any Wholly-owned US Subsidiary which is a Credit Party; provided, that (except as permitted in clause (f) below) in any merger with a US Borrower, a US Borrower shall be the surviving entity and in any merger with any other Credit Party, such Credit Party shall be the surviving entity and all Liens in favor of the Administrative Agent shall remain perfected;

                    (f) any Foreign Subsidiary of a US Borrower with a positive net worth may be merged or amalgamated with or into the UK Borrower or any Wholly-owned Foreign Subsidiary which is or contemporaneously becomes a Credit Party, or be liquidated, wound up, hived up or dissolved into the UK Borrower or any Wholly-owned Foreign Subsidiary which is a Credit Party, or transfer all or any part of its assets to the UK Borrower or any Wholly-owned Foreign Subsidiary which is a Credit Party; provided, that in any merger with the UK Borrower, the UK Borrower shall be the surviving entity and in any merger or amalgamation with any other Credit Party, such Credit Party shall be the surviving entity and all Liens in favor of the UK Security Trustee shall remain perfected;

                    (g) (i) any US Borrower and any US Subsidiary may transfer assets to a US Borrower or any Wholly-owned US Subsidiary which is a Borrower or a US Subsidiary Guarantor (including Mobile Storage Group (Texas), L.P. for so long as it shall remain a US Subsidiary Guarantor, all of its owned equity interests shall have been pledged in accordance with the Security Documents and it shall have otherwise complied with Section 6.30 hereof); (ii) any Foreign Subsidiary may transfer assets to the UK Borrower or any Wholly-owned UK Subsidiary which is a UK Subsidiary Guarantor; (iii) any Subsidiary may make Distributions otherwise permitted pursuant to Section 7.10(a)(ii) hereof and payments upon any Debt otherwise permitted to be incurred pursuant to Section 7.13(g) hereof and (iv) the US Borrowers may transfer funds to Ravenstock and Ravenstock may transfer funds to the US Borrowers pursuant to Section 7.15(e); and

                    (h) sales, licenses or other dispositions (including non-renewal of licenses, filings, applications or permits) of Proprietary Rights in the ordinary course of its business);

                    (i) any transfers, sales, assignment, leases or other dispositions permitted by Sections 7.10, 7.11, 7.14, 7.15, 7.19, 7.20, 7.26 or 7.34 and payment of obligations incurred pursuant to Sections 7.12 or 7.13;

                    (i) the disposition of obsolete or worn out property in the ordinary course of business; and

                    (k) the Acquisition.

          7.10 Distributions; Capital Change; Restricted Investments. No US Borrower nor any of its Subsidiaries shall:

                    (a) directly or indirectly declare or make, or incur any liability to make (provided, however, that nothing herein shall prevent the US Borrowers or any of their Subsidiaries from entering into any agreement subject to appropriate conditions precedent providing for repayment in full of all Obligations other than indemnities and contingent Obligations not accrued and payable), any Distributions, except, without duplication:

                              (i) Distributions to holders of Capital Stock consisting of dividends payable in Capital Stock, and, only if such Capital Stock is Preferred Stock, such distribution of Preferred Stock is permitted pursuant to Section 7.34;

                              (ii) Distributions to a US Borrower or a Wholly-owned Subsidiary of a US Borrower by its Subsidiaries, and Distributions to the UK Borrower or a Wholly-owned Subsidiary of the UK Borrower by its Subsidiaries, in each case other than a Distribution by a Credit Party to a Subsidiary which is not a Credit Party; provided, in the case of any Distribution by Ravenstock to the US Borrowers (and in the case of any other Distribution by a UK Credit Party to a US Credit Party), that at the time of and after giving effect to each such Distribution: (A) no Default or Event of Default exists under

Section 9.1(a), (B) no Default or Event of Default exists in the observance or performance of any of the covenants and agreements contained in Section 7.23 through Section 7.26, inclusive and (C) UK Availability is greater than or equal to £4,000,000;

                              (iii) payments to repurchase or retire any Capital Stock of the Parent Guarantor made to departed employees, officers or directors of any Credit Party not to exceed $2,000,000 in the aggregate per Fiscal Year, with any unused amount in any Fiscal Year carried over to the next Fiscal Year up to an aggregate principal amount not to exceed $6,000,000 in any Fiscal Year and Distributions by Mobile Services to Intermediary, and by Intermediary to the Parent Guarantor to enable the Parent Guarantor to make the payments permitted pursuant to this Section 7.10(a)(iii)); provided that at the time of and after giving effect to each such Distribution: (i) no Default or Event of Default exists under Section 9.1(a), (ii) no Default or Event of Default exists in the observance or performance of any of the covenants and agreements contained in Section 7.23 through Section 7.26, inclusive and (iii) Total Excess Availability is greater than or equal to the Dollar Equivalent of $30,000,000;

                               (iv) on and after the second anniversary of the Closing Date, Distributions by Mobile Services to Intermediary, and by Intermediary to the Parent Guarantor to finance the payment by the Parent Guarantor of cash interest in respect of the Mezzanine Debt pursuant to the Mezzanine Notes so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the making of any such Distribution, (ii) Total Excess Availability (on a pro forma basis giving effect to the making of such Distribution as if such Distribution was made on such day) on the day such Distribution is made and for each of the immediately preceding 30 days was greater than or equal to the Dollar Equivalent of $30,000,000, (iii) Total Excess Availability (on a pro forma basis giving effect to the making of such Distribution) for each of the 30 days immediately following the day such Distribution is made is projected to be greater than or equal to the Dollar Equivalent of $30,000,000, (iv) the Consolidated Total Debt to Pro Forma EBITDA Ratio as of the most recent Fiscal Quarter end and adjusted on a pro forma basis to give effect to the making of any such Distribution shall not exceed 4.75, (v) any such Distribution would be permitted by the Senior Unsecured Note Indenture, (vi) a Responsible Officer delivers a certificate to the Administrative Agent certifying compliance with the above requirements prior to making any such Distribution and (vii) the aggregate amount of such payments in any fiscal year does not exceed an amount equal to 10% of the accreted value of the Mezzanine Debt;

                               (v) Distributions to the Parent Guarantor sufficient so that the Parent Guarantor can pay any Taxes that are due and payable by the Parent Guarantor or by the US Borrowers and their Subsidiaries as part of a consolidated, combined, unitary or similar group;

                               (vi) the issuance of Capital Stock of any US Borrower or any Subsidiary Guarantor consisting of common stock pursuant to a directors and officers or employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, officers, directors and consultants;

                               (vii) Distributions to the Parent Guarantor (i) for overhead costs and expenses not to exceed $2,000,000 per fiscal year and (ii) for costs and expenses associated with the issuance of Debt and equity permitted by this Agreement; provided, that in each case (A) no Default or Event of Default shall have occurred and be continuing and (B) with respect to clause (ii), there is Total Excess Availability of at least $40,000,000; and

                               (viii) Distributions in an aggregate amount not to exceed $12,500,000; provided, that (i) no Default or Event of Default shall have occurred and is continuing and (ii) after giving effect to any such distribution, Total Excess Availability is greater than or equal to the Dollar Equivalent of $40,000,000;

                    (b) make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect; or

                    (c) make any Restricted Investment.

          7.11 Transactions Affecting Collateral or Obligations. No US Borrower nor any of its Subsidiaries shall enter into any transaction which would be reasonably expected to have a Material Adverse Effect.

          7.12 Guaranties. No US Borrower nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except

                    (a) Guaranties of any of the Obligations in favor of the Responsible Agents and/or the Applicable Security Agents for the ratable benefit of the Applicable Lenders;

                    (b) Guaranties (i) by the US Borrowers of obligations of Ravenstock or Ravenstock’s UK Subsidiaries under leases or subleases for Real Estate entered into in the ordinary course of such Person’s business and (ii) by the US Credit Parties of obligations of US Credit Parties and by Ravenstock of obligations of UK Credit Parties, in either case in respect of operating liabilities incurred in the ordinary course of business, in the aggregate not in excess of £2,000,000 at any time outstanding;

                    (c) Guaranties existing on the Closing Date and listed on Schedule 7.13;

                    (d) Guaranties of the Senior Unsecured Notes to the extent required by the Senior Unsecured Note Indenture as in effect on the Closing Date by US Subsidiaries;

                    (e) Guaranties of Debt permitted by Sections 7.13(c), 7.13(d), 7.13(e), 7.13(j)(i) and 7.13(k), if such Guaranties are permitted by such Section; and

                    (f) Guaranties of Debt in respect of liabilities incurred by a Credit Party in Canada, in the aggregate not in excess of the Dollar Equivalent of $10,000,000 from time to time.

          7.13 Debt. No US Borrower shall, nor shall it permit any of its Subsidiaries to, incur or maintain any Debt, other than:

                    (a) the Obligations;

                    (b) Debt described on Schedule 7.13;

                    (c) Capital Leases of Machinery and Equipment or Rental Fleet Assets and purchase money secured Debt incurred to purchase Machinery and Equipment or Rental Fleet Assets; provided that (i) Liens securing the same attach only to the Machinery and Equipment or Rental Fleet Assets acquired by the incurrence of such Debt and proceeds thereof (but shall not encumber leases of, or payments under leases of, Rental Fleet Assets), and (ii) the aggregate amount of such Debt for all Credit Parties (including Capital Leases) outstanding does not exceed the Dollar Equivalent of $17,500,000 at any time;

                    (d) Debt evidencing a refinancing, replacement, refunding, renewal or extension from time to time thereof (including with Public Debt) the Debt described on Schedule 7.13; provided that (A) the principal amount thereof is not increased, (B) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refinanced, replaced, refunded, renewed or extended, (C) no Subsidiary of any US Borrower that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, (D) the terms of such refinancing, replacement, refunding, renewal or extension are no less favorable in any material respect to the applicable Credit Party or Subsidiary, any Agent or the Lenders than the original Debt and (E) the final maturity thereof, if presently after the Stated Termination Date, will not become earlier than at least 6 months after the Stated Termination Date;

                    (e) Debt issued pursuant to the Senior Unsecured Notes including any refinancing, replacement, refunding, renewal or extension thereof from time to time; provided, however, that (A) the principal amount thereof is not increased, (B) such Debt is unsecured, (C) no Subsidiary that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, (D) the terms of such refinancing, replacement, refunding, renewal or extension are no less favorable in any material respect to the applicable Credit Party, any Agent or the Lenders than the original Debt, and (E) the final maturity thereof will not be earlier than the maturity date applicable to the original Debt;

                    (f) Debt issued pursuant to the Mezzanine Notes including any refinancing, replacement, refunding, renewal or extension thereof from time to time; provided, however, that (A) the principal amount thereof is not increased, (B) such Debt is unsecured, (C) no Subsidiary that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, (C) the terms of such refinancing, replacement, refunding, renewal or extension are no less favorable in any material respect to the applicable Credit Party, any Agent or the Lenders than the original Debt, and (D) the final maturity thereof will not be earlier than the maturity date applicable to the original Debt;

                    (g) Subject to the following sentence, Intercompany Debt; provided, in each case, that such Debt will be documented and secured in favor of the Applicable Security Agent, in a manner reasonably satisfactory to the Applicable Agent and shall be subordinated to the Obligations of the Credit Parties on terms and conditions satisfactory to the Administrative Agent; provided further that, in the case of any creditors with respect to such Debt which are Foreign Subsidiaries, such Subsidiaries shall have entered into and delivered to the Administrative Agent and the UK Security Trustee for the benefit of the Lenders the UK Intercreditor Deed in the form attached hereto as Exhibit H. Notwithstanding the foregoing, (i) neither the UK Borrower nor any of its Subsidiaries shall make, create or acquire any Intercompany Debt owed to any US Borrower or US Subsidiaries, and (ii) no US Borrower nor any of its US Subsidiaries shall make, create or acquire any Intercompany Debt owed to the UK Borrower or any of its UK Subsidiaries, except, in each case, if and only to the extent that at the time of and after giving effect to each such making, creation or acquisition: (x) no Default or Event of Default exists under Section 9.1(a), (y) no Default or Event of Default exists in the observance or performance of any of the covenants and agreements contained in Section 7.23 through Section 7.26, inclusive and (z) in the case of any Intercompany Debt incurred by any UK Subsidiary, US Availability is greater than or equal to $7,000,000 and in the case of any Intercompany Debt incurred by any US Subsidiary, UK Availability is greater than or equal to £4,000,000.

                    (h) the Luxembourg Debt, provided that (A) such Debt will be evidenced by a revolving credit facility agreement in the form existing as at the date hereof with claims thereunder assigned in favor of the UK Security Trustee and shall be subordinated to the Obligations of the Credit Parties on terms and conditions satisfactory to the Administrative Agent and (B) the creditors with respect to such Debt shall have entered into and delivered to the Administrative Agent and the UK Security Trustee for the benefit of the Lenders the UK Intercreditor Deed in the form attached hereto as Exhibit H;

                    (i) Guaranties permitted by Section 7.12;

                    (j) Debt represented by (i) any secured Hedge Agreements entered into with a Lender or other Bank Product Provider as the counterparty upon notice to the Agent or (ii) any unsecured Hedge Agreements, in each case, entered into in the ordinary course of business in order to protect any Borrower and/or any of its Subsidiaries against fluctuations in interest rates and currency exchange rates and not for speculative purposes;

                    (k) after the Closing Date, any Capital Leases or purchase money Debt or Debt secured by a mortgage on Real Estate assumed or acquired in connection with a Permitted Acquisition; provided that (A) such Debt existed at the time of such Permitted Acquisition and was not created in anticipation thereof, (B) any Lien securing such Debt does not extend to any assets of any US Borrower or any of its US Subsidiaries other than the assets secured thereby at the time of the Permitted Acquisition and does not encumber leases of, or payments under leases of, Rental Fleet Assets and (C) if the Debt is owed by a Subsidiary acquired, then no other US Borrower or any of its US Subsidiaries shall have any liability therefor;

                    (l) Debt secured by a mortgage on any Real Estate acquired by any US Borrower or any of its US Subsidiaries incurred or assumed for the purpose of financing all or a part of the cost of acquiring such Real Estate; provided that (i) any such mortgage attaches solely to the Real Estate so acquired, (ii) the mortgagee thereunder executes and delivers to the Responsible Agent a mortgagee waiver agreement (or, in respect of a UK Property, a deed of priority on terms and conditions reasonably acceptable to the UK Agent) in form and substance reasonably satisfactory to the Administrative Agent and (iii) the principal amount of such Debt secured thereby does not exceed 100% of any US Borrowers’ or their respective Subsidiaries’, as applicable, cost of such Real Estate;

                    (m) other unsecured Debt not to exceed $20,000,000 in the aggregate for all Credit Parties at any time outstanding;

                    (n) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five business days of the later of such honoring or notice thereof; and

                    (o) unsecured Debt of Foreign Subsidiaries not to exceed $5,000,000 in the aggregate at any time outstanding.

For purposes of compliance with this Section 7.13 and Section 7.13 of the UK Credit Agreement, in the event any Debt meets the criteria set forth in more than one of clauses (c) through (d), inclusive, or (i) through (m) inclusive, of this Section 7.13 and Section 7.13 of the UK Credit Agreement, the US Borrower Representative and the UK Borrower, in their sole collective discretion, may (X) classify or reclassify such Debt in any manner that complies with this Section 7.13 and Section 7.13 of the UK Credit Agreement and (Y) divide and classify such Debt among more than one of the clauses of this Section 7.13 and Section 7.13 of the UK Credit Agreement and, in each case, such Debt shall be treated as having been permitted pursuant to the clause of this Section 7.13 and Section 7.13 of the UK Credit Agreement specified by the US Borrower Representative and UK Borrower; provided that, in each case, the US Borrower Representative and the UK Borrower must classify, reclassify and/or divide such Debt in a manner consistent for purposes of compliance with the US Credit Agreement and UK Credit Agreement.

          7.14 Prepayments; Payments on Senior Unsecured Notes; Payments on Intercompany Debt.

                    (a) No US Borrower nor any of its Subsidiaries shall voluntarily prepay any Debt, except (i) the Obligations in accordance with the terms of this Agreement and the UK Credit Agreement,

(ii) prepayment of the Existing Indebtedness and the Luxembourg Debt, and (iii) Capital Leases and other Debt in an aggregate amount not to exceed $2,000,000 per Fiscal Year and, after giving effect to the payment thereof, only so long as Total Excess Availability exceeds $30,000,000, (iv) prepayments of the Debt described on Schedule 7.13 with the proceeds of Debt permitted to be issued under Section 7.13(d) and (v) prepayments of the Senior Unsecured Notes and all expenses associated therewith with the proceeds of Capital Stock issued in accordance with Section 7.34, and (vi) as permitted under Section 7.14(b).

                    (b) No US Borrower nor any of its Subsidiaries shall make any payments on the Senior Unsecured Notes except for (i) regularly scheduled payments of interest and (ii) payments of up to 35% of the aggregate principal amount of the Senior Unsecured Notes with the proceeds of the issuance of the securities of the Parent Guarantor or Mobile Services in an “Equity Offering” under and as defined in the Senior Unsecured Note Indenture if, both before and after giving effect to payment of principal, (x) no Default or Event of Default exists and (y) Total Excess Availability exceeds $40,000,000.

                    (c) (i) Neither the UK Borrower nor any of its UK Subsidiaries shall make any payment of principal, interest or any other amount on account of or in respect of any obligation outstanding under any Intercompany Debt owed to any US Borrower, any US Subsidiary or the Luxembourg Subsidiary, and (ii) no US Borrower nor any of its US Subsidiaries shall make any payments of principal, interest or any other amounts on account of any obligation outstanding under any Intercompany Debt owed to the UK Borrower or any UK Subsidiary, except, (A) in each case, subject to the subordination provisions thereof as required by Section 7.13(g), and (B) in each case, if and only to the extent that at the time of and after giving effect to each such payment: (x) no Default or Event of Default exists under Section 9.1(a), (y) no Default or Event of Default exists in the observance or performance of any of the covenants and agreements contained in Section 7.23 through Section 7.26, inclusive and (z) in the case of clause (i), UK Availability is greater than or equal to £4,000,000 or, in the case of clause (ii), US Availability is greater than or equal to $7,000,000; provided, however, nothing in this Section 7.14(c) shall prohibit the making of any payments between the US Borrowers and Ravenstock pursuant to Section 7.15(e).

          7.15 Transactions with Affiliates. Except as set forth below or described on Schedule 7.15, no US Borrower shall, nor shall it permit any of its Subsidiaries to, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate (other than any Guaranties permitted by Section 7.12); provided, however, while no Event of Default has occurred and is continuing, and subject to the limitations set forth in this Agreement, the Credit Parties may engage in transactions or agreements with Affiliates, other than those described on Schedule 7.15, in the ordinary course of business consistent with past practices, in an amount and upon terms fully disclosed in all material respects to the Agents and the Lenders in advance, and, in any case, no less favorable to such US Borrower or its Subsidiaries, as applicable, than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; provided further:

                    (a) if no Default or Event of Default exists under Section 9.1(a), immediately before and after giving effect to the payments, payments of periodic fees may be made when due pursuant to the Welsh Carson Management Agreement as in effect on the date hereof; provided that such payments shall not exceed the Dollar Equivalent of $800,000 per Fiscal Year plus fees payable in connection with acquisitions, financings, divestitures or similar transactions undertaken pursuant to the Welsh Carson

Management Agreement; provided that such fees do not exceed an amount equal to 1% of the transaction value thereof;

                    (b) the US Borrowers and their Subsidiaries may enter into and perform under such intercompany loan, sales and investments as otherwise expressly permitted by this Agreement;

                    (c) the US Borrowers and their Subsidiaries may enter into transactions with the Non-Guarantor Subsidiaries (i) to cause a Non-Guarantor Subsidiary’s dissolution and (ii) to cause the dissolution of the Luxembourg Subsidiary so long as, in the case of clause (ii), all of the following conditions are met: (A) no Default or Event of Default shall exist at the time of such dissolution and after giving effect to such dissolution, (B) any Subsidiary of the US Borrowers or Ravenstock that assumes any of the rights or obligations under the Luxembourg Debt in connection with the transactions that effect such dissolution shall become a UK Subsidiary Guarantor and shall become a party to each of the Loan Documents to which the UK Borrower, UK-LP or the Luxembourg Subsidiary, as applicable, was a party immediately prior to the dissolution of the Luxembourg Subsidiary, (C) all other Agent’s Liens on the Collateral immediately prior to the dissolution of the Luxembourg Subsidiary shall remain perfected, and the Borrowers shall cause any Subsidiary of the US Borrowers or Ravenstock that assumes any rights or obligations under the Luxembourg Debt in connection with the transactions that effect such dissolution to execute and deliver to the Administrative Agent and the UK Security Trustee such documents, instruments, financing statements, and amendments to Loan Documents as the Administrative Agent and the UK Security Trustee may reasonably request to continue the perfection of the Agent’s Liens, (D) UK Availability is greater than or equal to £4,000,000; (E) such dissolution shall not result in any Debt other than Intercompany Debt permitted to be incurred pursuant to, and incurred in compliance with, Section 7.13(g) hereof; and (F) such dissolution shall otherwise not create any covenants, undertakings or obligations on the part of any US Borrower or any of their respective Subsidiaries any more onerous than the covenants, undertakings or obligations contained in the Luxembourg Debt;

                    (d) the US Borrowers and their Subsidiaries may pay reasonable compensation and provide customary indemnities to directors, officers and employees; and

                    (e) Ravenstock and the US Borrowers may make payments to each other as reimbursement for corporate overhead and services, tax sharing and other similar arrangements plus reasonable and customary out-of-pocket expenses, if and only to the extent that at the time of and after giving effect to each such payment: (w) no Default or Event of Default exists under Section 9.1(a), (x) no Default or Event of Default exists in the observance or performance of any of the covenants and agreements contained in Section 7.23 through Section 7.26, inclusive, (y) in the case of payments from Ravenstock to the US Borrowers, UK Availability is greater than or equal to £4,000,000 and (z) in the case of payments from the US Borrowers to Ravenstock, (I) US Availability is greater than or equal to $7,000,000 and (II) such amount does not exceed $1,000,000 in any Fiscal Year (taking into account all such payments occurring in Fiscal Year 2006 occurring prior to the Closing Date).

          7.16 Investment Banking and Finder’s Fees. Other than for the benefit of any Agent or Lender, or pursuant to Section 7.15(a), no US Borrower shall, nor shall it permit any of its Subsidiaries, to pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement. The US Borrowers and their Subsidiaries shall defend and indemnify the Agents and the Lenders against and hold them harmless from all claims of any Person that the Credit Parties are obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Agents and/or any Lender in connection therewith.

          7.17 Business Conducted.

                    (a) No US Borrower shall, nor shall it permit any of its Subsidiaries to, engage directly or indirectly, in any line of business other than a Similar Business.

                    (b) Mobile Services shall not engage in any business activities or have any properties or liabilities, other than (i) holding Capital Stock of MSG, (ii) obligations under the Loan Documents, (iii) making any distribution permitted by Sections 7.10 or 7.15(a), in each case, or holding any cash received in connection with distributions made by MSG in accordance with Sections 7.10 or 7.15(a), in each case, pending application thereof by Mobile Services in the manner contemplated by Sections 7.10 or 7.15(a), in each case, and (iv) activities and properties incidental to the foregoing clauses (i), (ii) and (iii).

                    (c) The Intermediary shall not engage in any business activities or have any properties or liabilities, other than (i) holding Capital Stock of Mobile Services, (ii) obligations under the Loan Documents, (iii) making any distribution permitted by Section 7.10 or holding any cash received in connection with distributions made by Mobile Services in accordance with Section 7.10 pending application thereof by the Intermediary in the manner contemplated by Section 7.10 and (iii) activities and properties incidental to the foregoing clauses (i), (ii) and (iii); provided, however, that the foregoing shall not limit Intermediary’s ability to undertake transactions permitted by Section 7.09 or consummate the Acquisition.

                    (d) The Parent Guarantor shall not engage in any business activities or have any properties or liabilities, other than (i) holding Capital Stock of Intermediary (or any successor entity permitted hereunder), (ii) obligations under the Loan Documents and the Mezzanine Notes (including payments and prepayments thereof), (iii) making any distribution permitted by Section 7.10 or Section 7.15 or holding any cash received in connection with distributions made by Intermediary in accordance with Section 7.10 or Section 7.15 pending application thereof by the Parent Guarantor in the manner contemplated by Section 7.10 or Section 7.15 and (iii) activities and properties incidental to the foregoing clauses (i), (ii) and (iii); provided, however, that neither Section 7.30 nor the foregoing shall limit the Parent Guarantor’s ability to issue Capital Stock and hold and apply any proceeds thereof (including to the payment and prepayment of the Mezzanine Notes).

          7.18 Liens. No US Borrower shall, nor shall it permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

          7.19 Sale and Leaseback Transactions. No US Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for such US Borrower or such Subsidiary to lease or rent property that such US Borrower or such Subsidiary has sold or will sell or otherwise transfer to such Person other than Real Estate both (a) sold or otherwise disposed of to a Person that is not a Credit Party pursuant to Section 7.9 hereof and (b) in respect of which such Credit Party or Subsidiary has delivered a landlord waiver and, if the Real Estate will be subject to a mortgage or deed of trust, a mortgagee waiver, in each case in form and substance reasonably satisfactory to the Administrative Agent and the UK Security Trustee, as applicable.

          7.20 New Subsidiaries. No US Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than (i) those listed on Schedule 6.5, (ii) Wholly-owned Subsidiaries acquired in a Permitted Acquisition, or (iii) Wholly-owned Subsidiaries created by a US Borrower or any of its Subsidiaries so long as, in the case of clauses (ii) and (iii), the US Borrower shall, and shall cause each such Subsidiary to, comply with the provisions of Section 7.32; provided that no US Borrower shall, nor shall it permit any Subsidiaries to, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary organized under the laws of any jurisdiction other than the United States or any State thereof, other than (A) those Subsidiaries listed on

Schedule 6.5 as of the Closing Date, (B) as a result of a Permitted Acquisition and (C) any direct and indirect Subsidiaries of Ravenstock; and provided further that the UK Borrower shall not, nor shall it permit any UK Subsidiary to, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary organized under the laws of the United States or any State thereof.

          7.21 Fiscal Year. No US Borrower shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year.

          7.22 Depreciation Method. No US Borrower shall, nor shall it permit any of its Subsidiaries to, change its method of calculating depreciation with respect to the preparation of the financial information set forth in the Financial Statements except as required by GAAP, the independent accountants of any US Borrower or any of its Subsidiaries, the SEC or any other Governmental Authority having jurisdiction over such US Borrower or such US Subsidiary.

          7.23 Cash Interest Coverage Ratio. The US Borrowers and their Subsidiaries will maintain a Cash Interest Coverage Ratio for each period of four consecutive fiscal quarters ended on the last day of any Fiscal Quarter of not less than 1.75:1; provided that the Cash Interest Coverage Ratio shall not be tested so long as Total Excess Availability for each day of the most recently completed Fiscal Quarter is equal to or exceeds $30,000,000. Such Cash Interest Coverage Ratio shall be first tested as of the Fiscal Quarter ending immediately prior to the date on which Total Excess Availability is first less than or equal to $30,000,000 for which financial statements are available and shall continue to be tested for each Fiscal Quarter thereafter until such Fiscal Quarter in which the Borrowers maintain Total Excess Availability on each day thereof of at least $30,000,000.

          7.24 Maximum Consolidated Total Debt to Pro Forma EBITDA Ratio. The US Borrowers and their Subsidiaries will not permit the Consolidated Total Debt to Pro Forma EBITDA Ratio as of the end of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such period:

Period Ending	Ratio

The last day of each Fiscal Quarter through the Fiscal Quarter ending on June 30, 2007	6.00:1

The last day of each Fiscal Quarter after the Fiscal Quarter ending on June 30, 2007 through the Fiscal Quarter ending on June 30, 2008	5.75:1

The last day of each Fiscal Quarter after the Fiscal Quarter ending on June 30, 2008 through the Fiscal Quarter ending on June 30, 2009	5.50:1

The last day of each Fiscal Quarter after the Fiscal Quarter ending on June 30, 2009 through the Fiscal Quarter ending on June 30, 2010	5.25:1

The last day of each Fiscal Quarter after the Fiscal Quarter ending on June 30, 2010 and thereafter	5.00:1

; provided that Consolidated Total Debt to Pro Forma EBITDA Ratio shall not be tested for any period of four consecutive Fiscal Quarters so long as Total Excess Availability for each day of the most recently completed Fiscal Quarter is equal to or exceeds $30,000,000. Such Consolidated Total Debt to Pro Forma EBITDA Ratio shall be first tested as of the Fiscal Quarter ending immediately prior to the date on which Total Excess Availability is first less than or equal to $30,000,000 for which financial statements are available and shall continue to be tested for each Fiscal Quarter thereafter until such Fiscal Quarter in which the Borrowers maintain Total Excess Availability on each day thereof of at least $30,000,000.

          7.25 Minimum Fleet Utilization Rate. The US Borrowers and their Subsidiaries shall not permit the Fleet Utilization Rate, as of the end of any Fiscal Quarter set forth below, to be less than the rate set forth opposite such period:

Period	Rate

First Fiscal Quarter of each Fiscal Year	72%

Second Fiscal Quarter of each Fiscal Year	74%

Third Fiscal Quarter of each Fiscal Year	76%

Fourth Fiscal Quarter of each Fiscal Year	76%

; provided that the Fleet Utilization Rate shall not be tested so long as Total Excess Availability for each day of the most recently completed Fiscal Quarter is equal to or exceeds $30,000,000. Such Fleet Utilization Rate shall be first tested as of the Fiscal Quarter ending immediately prior to the date on which Total Excess Availability is first less than or equal to $30,000,000 for which financial statements are available and shall continue to be tested for each Fiscal Quarter thereafter until such Fiscal Quarter in which the Borrowers maintain Total Excess Availability on each day thereof of at least $30,000,000.

          7.26 Capital Expenditures. No US Borrower shall, nor shall it permit any of its Subsidiaries to, make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the US Borrowers and their Subsidiaries on a consolidated basis would exceed:

                    (a) in the Fiscal Year ended December 31, 2006 (taking into account all Capital Expenditures occurring in Fiscal Year 2006 occurring prior to the Closing Date) the sum of the Dollar Equivalent of $50,000,000;

                    (b) in the Fiscal Year ended December 31, 2007 the Dollar Equivalent of $50,000,000;

                    (c) in the Fiscal Year ended December 31, 2008 the Dollar Equivalent of $55,000,000;

                    (d) in the Fiscal Year ended December 31, 2009 the Dollar Equivalent of $60,000,000;

                    (e) in the Fiscal Year ended December 31, 2010 the Dollar Equivalent of $65,000,000;

                    (f) in the Fiscal Year ended December 31, 2011 the Dollar Equivalent of $70,000,000;

in each case plus the Acquisition to CapEx Transfer Amount, if any, and less the Capital Expenditure to Acquisition Transfer Amount, if any; provided that to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year (“Year 1”) pursuant to paragraphs (a), (b), (c), (d), (e) or (f) above (as applicable) exceeds the aggregate amount of Capital Expenditures actually made during such Fiscal Year, such excess amount, up to the Dollar Equivalent of $15,000,000 (the “Capital Expenditure Excess”), may be carried forward to (but only to) the Capital Expenditure budget set forth for the next succeeding Fiscal Year (“Year 2”) (any such amount to be certified by the US Borrower to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of Year 1). The parties acknowledge and agree that the permitted Capital Expenditure levels set forth above shall be exclusive of Capital Expenditures constituting Permitted Acquisitions.

          7.27 Federal Reserve Regulations. No US Borrower shall, nor shall it suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of a US Borrower or any of its Subsidiaries or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or Section 14 of the Exchange Act.

          7.28 Further Assurances. The US Borrowers shall and shall cause the Parent Guarantor and their Subsidiaries to execute and deliver, or cause to be executed and delivered, to the Agents, the Applicable Security Agents and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agents, the Applicable Security Agents or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

          7.29 Bank Accounts. The Borrowers shall establish and maintain, and cause each Subsidiary to establish and maintain, a cash management system reasonably acceptable to the Responsible Agent, including (a) blocked accounts for the UK Credit Parties over which the UK Security Trustee has a fixed charge reasonably acceptable to the Responsible Agent, (b) arrangements reasonably satisfactory to the Administrative Agent to transfer funds to the Administrative Agent for application to the Obligations on a daily basis, or on such other basis as the Administrative Agent agrees, and blocked accounts for the US Credit Parties over which the US Agent has control (within the meaning of the UCC), (c) lockboxes and full cash dominion and control in favor of the US Agent pursuant to the US Security Documents and (d) upon five (5) Business Days notice to the Borrowers arrangements reasonably satisfactory to the Administrative Agent implementing lockboxes and full cash dominion and control in favor of the US Agent, including direction from the Borrowers to the customers to direct all customer remittances to such lockboxes; provided that until such time as (i) Total Excess Availability falls below $25,000,000 or (ii) a Default or Event of Defaults occurs and is continuing, clauses (a), (c) and (d) above shall not be utilized or required and transfer of funds pursuant to clause (b) above shall not occur; and upon such time, the Administrative Agent may, within its sole discretion, waive compliance by the Borrowers and its Subsidiaries with one or more of the requirements of (a), (b), (c) or (d) above. Except as may otherwise be agreed by the Administrative Agent and the UK Agent (including, in the case of the UK Borrower, as agreed by the UK Security Trustee pursuant to the terms of the UK Debenture), as applicable, no US Borrower or any of its Subsidiaries shall maintain any bank account (including deposit accounts, disbursement accounts and lockbox accounts) with funds exceeding the Dollar Equivalent of $100,000 per account or $1,000,000 in the aggregate with any person other than the Applicable Security Agent, except as set forth on Schedule 6.27.

          7.30 Changes Relating to the Senior Unsecured Notes or Mezzanine Debt. Neither the Parent Guarantor nor any of its Subsidiaries shall change or otherwise amend the terms of the Senior Unsecured Notes or Mezzanine Debt if the effect of such amendments would be to: (i) increase the interest rate on the Senior Unsecured Notes or Mezzanine Debt or provide for an earlier date on which interest on the Mezzanine Debt may be payable in cash; (ii) change the dates upon which payments of principal or interest are due on the Senior Unsecured Notes or Mezzanine Debt other than to extend such dates; (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to the Senior Unsecured Notes or Mezzanine Debt; (iv) change the redemption or prepayment provisions of such Senior Unsecured Notes or Mezzanine Debt other than to extend the dates; (v) grant any security or collateral to secure payment of the Senior Unsecured Notes or Mezzanine Debt or add any guarantor of the Senior Unsecured Notes or Mezzanine Debt; or (vi) change or amend any other term if such change or amendment would materially increase the obligations of any US Borrower or any of its Subsidiaries thereunder or confer additional material rights on the holder of the Senior Unsecured Notes or Mezzanine Debt in a manner adverse to any US Borrower, any of its Subsidiaries, Agent or Lender.

          7.31 Access Agreements. The Borrowers shall use commercially reasonable efforts to deliver to the Administrative Agent and the UK Security Trustee, as applicable, a mortgagee waiver (other than in respect of the UK Properties), a landlord waiver or an agent access agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the UK Security Trustee, as applicable, with respect to (i) all owned Real Estate subject to any mortgage, (ii) all Real Estate leased by any Credit Party, and (iii) all Real Estate on which Collateral is located which such Real Estate is owned or leased by any Agency of any Credit Party, provided, however, that in respect of US Real Estate no such mortgagee waiver, landlord waiver or agent access agreement shall be required (X) for (I) any Real Estate subject to a mortgage, (II) any Real Estate leased by the US Credit Parties or Ravenstock or (III) any Real Estate on which the Collateral is located which such Real Estate is owned or leased by any Agency of any Credit Party, in either case at which the Collateral stored during the last 12 months on any such Real Estate has a net book value less than $250,000, or (Y) if the lease payments, with respect to Real Estate leased by any US Credit Party, do not exceed $25,000 on an annual basis.

          7.32 Additional Credit Parties; Additional Collateral.

                    (a) The US Borrowers may designate additional US Subsidiaries to be US Credit Parties under the US Credit Agreement, and Ravenstock may designate additional Foreign Subsidiaries organized under the laws of the United Kingdom, Canada or any other jurisdiction located in the European Union reasonably acceptable to the Administrative Agent in its sole discretion and with any additional reserves determined by the Administrative Agent in its reasonable discretion, to be additional UK Credit Parties under the UK Credit Agreement, and thereby include the assets of such Subsidiaries in calculation of the Applicable Borrowing Base, subject to all the terms thereof. Such designation shall only become effective at such time as (i) the designated Subsidiary shall have executed and delivered to the Administrative Agent, a Joinder Agreement (as amended to be valid and binding under the laws of England and Wales in the case of an additional UK Credit Party) and shall have granted to the Applicable Security Agent first priority and fully perfected Liens (subject to the qualifications set forth in Section 6.2 hereof) on its assets, (ii) the Applicable Security Agent shall have received a first priority pledge of or charge (subject to Permitted Liens and Section 6.2 hereof) over the Capital Stock of such Subsidiary and (iii) the Administrative Agent shall have received such opinions of counsel, corporate documents and other documents and instruments as the Administrative Agent or the Applicable Security Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Applicable Security Agent. With respect to any property (other than property described in the first parenthetical in Section 6.2) acquired after the Closing Date by any US Borrower or any of its Subsidiaries (other than any property subject to a Lien expressly permitted by Section 7.18 or any property of a Non-Guarantor Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien (subject to the qualifications set forth in Section 6.2), promptly (A) execute and deliver to the Applicable Administrative Agent such amendments to the US Security

Documents or UK Security Documents, as applicable, or such other documents as the Applicable Administrative Agent deems reasonably necessary or advisable to grant to the Applicable Administrative Agent, for the benefit of the Lenders, a security interest in such property and (B) take all actions reasonably necessary or advisable to grant to the Applicable Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements or other filings as appropriate in such jurisdictions as may be required by the US Security Documents or UK Security Documents, as applicable, or by law or as may be reasonably requested by the Applicable Administrative Agent.

                    (b) [Intentionally deleted].

                    (c) If after the Closing Date either any Non-Guarantor Subsidiary or Mobile Storage Group (Texas), L.P. acquires assets with a fair market value of $250,000 or more, or any US Borrower or any of its Subsidiaries forms or acquires a Subsidiary (including, in a Permitted Acquisition, including any merger, amalgamation or consolidation in connection therewith) which has assets with a fair market value of $250,000 or more, then the Borrowers shall promptly (and in any event within 5 Applicable Business Days) cause such Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Applicable Administrative Agent and the UK Agent, as applicable, a Guaranty or a supplement or joinder to a Subsidiary Guaranty to guarantee the Obligations of the Borrowers (in the case of a US Subsidiary) or the UK Borrower (in the case of a Foreign Subsidiary), and grant to the Applicable Security Agent, as applicable, first priority and fully perfected Liens (subject to Permitted Liens and to Section 6.2 hereof) on its assets and the Capital Stock of such Subsidiary (limited in the case of Capital Stock of a Foreign Subsidiary to the extent set forth in the Pledge Agreement) to secure its Obligations, with the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant party, such opinions of counsel (including such opinions of counsel as may be requested in connection with Mobile Storage Group (Texas), L.P. acquiring assets with a fair market value in excess of $250,000), corporate documents and other documents and instruments as the Applicable Security Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Applicable Security Agent. If the additional Subsidiary was acquired or created in connection with any acquisition and the aggregate purchase price in connection with such an acquisition is in excess of $15,000,000 (or if the Rental Fleet Assets owned by such Subsidiary that may be included in any calculation of the US Borrowing Base or the UK Borrowing Base have a value in excess of $15,000,000), the Responsible Agent shall have received from the Appraiser a “desktop appraisal” of such Rental Fleet Assets acquired by the applicable Credit Parties or owned by such Person acquired by the applicable Credit Parties which shall be reasonably satisfactory in scope, form and substance to the Responsible Agent. Notwithstanding the foregoing, Liens on any assets constituting Real Estate shall be subject to the provisions of Section 7.33.

          7.33 Mortgages. (a) From and after the Closing Date, if a Borrower or any of its Subsidiaries acquires any additional owned Real Estate (in the case of US Owned Real Estate which, in the good faith determination of the Administrative Agent has a value in excess of $500,000), then the Applicable Borrower shall, or shall cause its Subsidiary to, (x) notify the Administrative Agent of such acquisition within five (5) days thereof, (y) upon the request of the Administrative Agent, execute and deliver to the Administrative Agent within thirty (30) days after such request a Mortgage encumbering such Real Estate and/or, at the sole election of the Administrative Agent, provide to the Administrative Agent (a) evidence that such Mortgage has been duly recorded and creates a valid and enforceable first priority Lien, subject only to Permitted Liens, (b) (in the case of US Real Estate) an ALTA policy of title insurance in amounts, in form, with endorsements and from an insurer reasonably satisfactory to the Applicable Security Agent or (in the case of UK Properties) a report on title from the UK Borrower’s Counsel in form and content reasonably satisfactory to the UK Security Trustee and no more onerous than the UK Properties Report on Title, (c) evidence reasonably satisfactory to the Applicable Security Agent that such Real Estate is not subject to material Environmental Claims, (d) if required by the Administrative Agent, legal opinions in form and substance and from counsel reasonably satisfactory to the Administrative Agent and (z) if such Real Estate is subject to any mortgage or other security, the Borrowers shall use commercially reasonable efforts to deliver to the Administrative Agent and the UK Security Trustee, as applicable, a mortgagee waiver (other than in respect of the UK Properties), and as the case may require, a heritable creditor consent in form and substance reasonably satisfactory to the Administrative Agent and the UK Agent.

                    (b) Without prejudice to the generality of the above, in respect of future acquired UK Property, the UK Borrower shall instruct a reasonably suitably qualified environmental engineer to prepare a Phase I environmental report which will be addressed to the UK Agent and the UK Borrower and will take such action (if any) with respect to the future acquired UK Property as was required with respect to the UK Properties owned as at the Closing Date pursuant to Section 7.7(a); provided, that in relation to leasehold UK Property with a term of less than 7 years and where there is a full and sufficient indemnity from the landlord or seller for the benefit of the UK Borrower and their respective charges in respect of any Environmental Claims arising from historic contamination, the obligation to obtain such a Phase I environmental report shall not apply.

          7.34 Preferred Stock. No US Borrower shall, nor shall it permit any of its Subsidiaries to, issue any Preferred Stock having a right of payment of any dividend or other Distribution (except for non-cash payments, dividends or distributions in kind) or a right of mandatory redemption or redemption at the option of the holder, in either case, prior to six (6) months following satisfaction in full in cash of all Obligations (other than indemnities and other contingent Obligations not then due).

          7.35 [Intentionally deleted].

          7.36 Center of Main Interest. The UK Borrower shall maintain its center of main interest for purposes of Recital 13 of EC Regulation No. 1346/2000 on Insolvency Proceedings within the United Kingdom.

ARTICLE 8.
CONDITIONS OF LENDING

          8.1 Conditions Precedent to the Effectiveness of this Agreement and the Making of Loans on the Closing Date. The effectiveness of this Agreement and the obligation of the US Lenders to make Revolving Loans on the Closing Date, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue or continue any Letter of Credit on the Closing Date are subject to the following conditions precedent having been satisfied or waived in a manner satisfactory to each Administrative Agent and each US Lender:

                    (a) This Agreement and the other Loan Documents, including, for the avoidance of doubt, the UK Loan Documents shall have been executed by each party thereto and each Credit Party shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by such Credit Party before or on such Closing Date.

                    (b) Upon making the Revolving Loans (including such Revolving Loans made to finance fees, costs and expenses then payable under this Agreement, the Fee Letter or the UK Credit Agreement) and calculated as if all its obligations were current (consistent with past practice), Total Excess Availability shall be at least the Dollar Equivalent of $35,000,000.

                    (c) All representations and warranties made on the Closing Date by any Credit Party contained herein or in the other Loan Documents shall be true and correct as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); provided, that with respect to the Borrowings hereunder on the Closing Date, (x) any breach of any such representations and warranties shall not constitute a failure to satisfy the condition set forth is this Section 8.1(c) unless (A) such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement material to the interests of the Lenders and that would result in the Parent Guarantor or Acquisition Sub having a right to terminate its obligations thereunder or (B) such breach is a breach of the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.21, 6.22 and 6.33 and (y) any Default or Event of Default resulting from any breach of any representation or warranty made by any Credit Party pursuant to any Loan Document, other than (X) to the extent such breach also constitutes a breach of a representation and warranty in the Acquisition Agreement that would result in the Parent Guarantor or its Affiliates having a right to terminate its obligations thereunder or (Y) any breach of the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.21, 6.22 and 6.33, shall in each case not constitute a Default or Event of Default for purposes of this Section 8.1(c).

                    (d) No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Closing Date (subject to clause (c) above).

                    (e) The Agents and the Lenders shall have received such opinions of counsel for the Credit Parties as the Agents or any Lender shall reasonably request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agents, the Lenders, and their respective counsel.

                    (f) The Administrative Agent and the UK Agent shall have received:

          (i) acknowledgment copies, verification statements, or certified copies of proper financing statements or similar filings, duly filed on or before the Closing Date (except in the case of filings in the United Kingdom, which shall be duly filed within 21 days after the Closing Date) under the UCC of all applicable jurisdictions or the Companies Act that the Administrative Agent or the UK Agent may deem necessary or reasonably desirable in order to perfect and/or continue the Agents’ Liens;

          (ii) duly executed UCC-3 Termination Statements, financing change statements, voluntary discharges and such other instruments, in form and substance reasonably satisfactory to the Administrative Agent or the UK Agent, as applicable, as shall be necessary to terminate and satisfy all Liens on the property of the Borrowers and their respective Subsidiaries except for Permitted Liens; and

          (iii) (A) all certificates, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, evidencing the Capital Stock and Instruments required to be pledged pursuant to the Loan Documents and (B) each promissory note (if any) pledged to the Administrative Agent pursuant to the US Security Documents or UK Security Documents, as applicable, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

                    (g) The Borrowers shall have paid all fees then payable to the Agents and the Lenders, all reasonable expenses of the Agents and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced and due.

                    (h) The Agents shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agents, of all insurance coverage as required by the Credit Agreements.

                    (i) The Administrative Agent and the UK Agent shall have had an opportunity, if it so chooses, to examine the books of account and other records and files of the Credit Parties and to make copies thereof, and to conduct a pre-closing audit which shall include verification and status of Inventory, Accounts, the US Borrowing Base and the UK Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Administrative Agent, the UK Agent and the Lenders in all respects.

                    (j) The Credit Parties shall have established a cash management system reasonably acceptable to the Administrative Agent and UK Agent and the Applicable Security Agents, as required pursuant to Section 7.29 hereof.

                    (k) The Lenders shall be reasonably satisfied that each Borrower and its Subsidiaries, taken as a whole, are Solvent and shall have received a certificate from each Borrower in form and substance reasonably satisfactory to the Administrative Agent and the UK Agent confirming the same.

                    (l) No Closing Date MAE shall have occurred since December 31, 2005.

                    (m) There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any Governmental Authority that in the Administrative Agent’s and UK Agent’s judgment (a) could reasonably be expected to have a Material Adverse Effect or which could impair Borrowers’ ability to perform satisfactorily under the Total US Facility or the Total UK Facility, or (b) could reasonably be expected to materially and adversely affect the Total US Facility or the Total UK Facility or the transactions contemplated thereby.

                    (n) All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be reasonably satisfactory in form, scope, and substance to the Administrative Agent and UK Agent and the Lenders.

                    (o) On the Closing Date, (i) the Borrowers shall have repaid in full, immediately upon receipt of the Loans to be funded on the Closing Date, all amounts due pursuant to the Existing Indebtedness and (ii) the Administrative Agent shall have received reasonably satisfactory evidence that reasonably satisfactory arrangements have been made for the termination of all Liens and the release or discharge of all guarantee obligations in connection therewith.

                    (p) Without limiting the generality of the items described above, the Borrowers and each Person guarantying or securing payment of the Obligations shall have delivered or caused to be delivered to the Administrative Agent and UK Agent (in form and substance reasonably satisfactory to the Administrative Agent and UK Agent), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items either provided for in this Agreement or as set forth on the “Closing Checklist” delivered by the Administrative Agent and UK Agent to the Borrowers at least two (2) US Business Days prior to the Closing Date or as otherwise reasonably requested by Administrative Agent and UK Agent, as applicable.

                    (q) [Intentionally deleted].

                    (r) An undertaking from the UK Borrower’s Counsel addressed to the UK Agent dealing with (amongst other things) the registration of the security created by the UK Debenture over the UK Properties and any other related security.

                    (s) [Intentionally deleted].

                    (t) Each Credit Party shall have obtained all governmental and third party consents and approvals, if any, as may be necessary or appropriate in connection with the Loan Documents and the transactions contemplated thereby.

                    (u) The Administrative Agent shall have received a duly executed original of a Notice of Borrowing, dated the Closing Date, with respect to each of the US Revolving Loans requested by the US Borrower Representative and the UK Revolving Loans requested by the UK Borrower Representative on the Closing Date which US Revolving Loans and UK Revolving Loans shall be utilized to repay the Existing Indebtedness in full on the Closing Date.

                    (v) The Administrative Agent shall have received (i) pro forma consolidated balance sheet and related statement of income of Mobile Services and its Subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to clause (ii) of this paragraph and (ii) unaudited interim consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Mobile Services and its Subsidiaries for each fiscal quarter ended after March 31, 2006 as to which such financial statements are available, the most recent of which interim financial statements shall include supporting schedules and data reasonably satisfactory to the Administrative Agent that demonstrate that the Consolidated Total Debt to Pro Forma EBITDA Ratio for the immediately preceding four fiscal quarter period ended on the date of such financial statements was not greater than 6.0:1.

                    (w) (i) Parent Guarantor shall have made a cash equity contribution (including proceeds of the issuance of the Mezzanine Notes) to Intermediary, and Intermediary shall have made a cash equity contribution to Mobile Services in an aggregate amount that constitutes not less than 30% of Mobile Services’ pro forma consolidated capitalization; (ii) the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement without any waiver, modification or amendment that is materially adverse to the Lenders, unless consented to by the Administrative Agent and all material requirements of law; and (ii) the Refinancing shall be consummated.

                    (x) Parent Guarantor shall have received at least $90,000,000 in gross cash proceeds from the issuance of the Mezzanine Notes, and such proceeds shall have been contributed first to Intermediary, and then, to Mobile Services.

                    (y) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, but not limited to, the USA Patriot Act.

                    (z) Mobile Services and MSG as co-issuers thereof, shall have received at least $200,000,000 in gross cash proceeds from the issuance of the Senior Unsecured Notes.

                    (aa) The Administrative Agent shall have received the results of a recent lien search conducted in such jurisdiction agreed upon with counsel to the Lenders, and such search shall reveal no liens on any of the assets of the Credit Parties except for liens permitted by Section 7.18 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent or otherwise consented to by it in writing.

                    (bb) The Administrative Agent shall have received (i) a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, including the certificate of incorporation of each Credit Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Credit Party, and (ii) a long form good standing certificate for each Credit Party from its jurisdiction of organization.

                    (cc) (i) The Administrative Agent shall have received within 30 days of the Closing Date or such longer term not to exceed 60 days as agreed by the Administrative Agent in its sole discretion, a Mortgage with respect to all owned Real Estate listed on Schedule 8.1 (“Mortgaged Property”), executed and delivered by a duly authorized officer of each party thereto.

                    (ii) The Administrative Agent shall have received in respect of any Mortgaged Property within 30 days of the Closing Date or such longer term not to exceed 60 days as agreed by the Administrative Agent in its sole discretion, a mortgagee’s title insurance policy (or policies) in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all mortgage recording tax, and all related expenses, if any, have been paid.

                    (iii) If any improvements located on any Mortgaged Property are located in a “special flood hazard area”, the Administrative Agent shall have received within 90 days of the Closing Date (A) a policy of flood insurance with respect to such Mortgaged Property, if applicable, that (1) is written in an amount not less than the outstanding principal amount of the indebtedness secured by the applicable Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (2) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the US Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

                    The acceptance by any US Borrower of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the US Borrowers to the effect that all of the conditions precedent to the making of such US Revolving Loans or the issuance of such Letters of Credit have been satisfied or waived, with the same effect as delivery to the Administrative Agent and the US Lenders of a certificate signed by a Responsible Officer of the US Borrowers, dated the Closing Date, to such effect.

                    Execution and delivery to the Administrative Agent by a US Lender of a counterpart of this Agreement shall be deemed confirmation by such US Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender and (ii) all documents sent to such US Lender for approval consent (including any schedules hereto), or satisfaction were acceptable to such US Lender.

                    The failure to deliver any guarantee or Collateral required to be provided on the Closing Date shall not constitute a failure to satisfy a condition precedent to the obligations of the Lenders to make any Loans pursuant to this Agreement (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates and the security agreement giving rise to the security interest therein) so long as the Borrowers used commercially reasonable efforts to deliver such guarantee or Collateral prior to the Closing Date; provided that the Borrowers shall be required to deliver any guarantees or Collateral after the Closing Date pursuant to arrangements to be mutually agreed by the Agents and the Borrowers.

          8.2 Conditions Precedent to Each Loan. The obligations of the US Lenders to make each Loan, including any US Revolving Loans on the Closing Date, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

                    (a) The following statements shall be true, and the acceptance by a US Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of the US Borrower Representative, dated the date of such extension of credit, stating that:

          (i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date (which shall have been true and correct in all material respects as of such date) and except to the extent the Administrative Agent and the US Lenders have been notified in writing by the US Borrower Representative that any representation or warranty is not correct and the US Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii) No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

                    (b) No such US Borrowing shall exceed US Availability or cause the Aggregate Outstandings to exceed Total Excess Availability (with Total Excess Availability for this purpose only calculated as if Aggregate Outstandings, US Aggregate Outstandings and UK Aggregate Outstandings were equal to zero) and no payment of Revolving Loans then required under Section 3.1 shall not have been satisfied prior to the making of any such US Borrowing;

provided, however, that each of the foregoing conditions precedent are not conditions to each US Lender participating in or reimbursing the Administrative Agent for such US Lenders’ Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(h) or (i).

ARTICLE 9.
DEFAULT; REMEDIES

          9.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

                    (a) any failure by any Borrower to pay the principal of any of its Loans when due, whether on demand or otherwise, or failure by any Borrower to pay any interest on any of its Loans or any fees due to any Agent or Lender pursuant to the Agreement or the Fee Letter under either Credit Agreement or under any other Loan Document when due, whether upon demand or otherwise, and if such amount is not paid by a charge to the Loan Account of the Applicable Borrowers, such failure (with respect to any Obligation described in this Section 9.1(a) other than the payment of principal) is not cured by the payment in full within two (2) Applicable Business Days from the due date;

                    (b) any representation or warranty made or deemed made by any Credit Party in either Credit Agreement or in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Credit Party at any time to any Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

                    (c) (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(k), 5.3(a), 7.2, 7.5, 7.8 through 7.15, inclusive, 7.17 through 7.19, inclusive and 7.21 through 7.36, inclusive, of the US Credit Agreement and the UK Credit Agreement, Section 11 of the Security Agreement or Section 5 of the UK Debenture, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2 (other than 5.2(k)) or 5.3 (other than 5.3(a)) of the US Credit Agreement or the UK Credit Agreement and such default shall continue for three (3) days or more; or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of either Credit Agreement or any other Loan Document, or any other agreement entered into at any time to which any Credit Party and any Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for fifteen (15) days or more;

                    (d) any default shall occur with respect to any Debt (other than the Obligations) of any Credit Party or any of its Subsidiaries in an outstanding principal amount which exceeds the Dollar Equivalent of $7,500,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Credit Party or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

                    (e) any Credit Party or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or application or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement, consolidation, compromise or readjustment of its debts generally or seeking a stay which has the effect of staying any creditor or for any other relief under the federal Bankruptcy Code, or under any other bankruptcy, insolvency, liquidation, winding-up or similar, equivalent, or applicable act or law, state, federal, provincial or foreign, in any jurisdiction, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of an interim receiver, a receiver, a receiver and manager, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

                    (f) an involuntary petition shall be filed or application made or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation, compromise, or readjustment generally of the debts of any Credit Party or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy, insolvency, liquidation, winding-up or similar, equivalent, or applicable act or law, state, federal, provincial or foreign, in any jurisdiction, now or hereafter existing and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

                    (g) an interim receiver, administrator, administrative receiver, receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Credit Party or any of its Subsidiaries or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued in any jurisdiction against any part of the property of any Credit Party or any of their respective Subsidiaries;

                    (h) any Credit Party shall file a certificate of dissolution or like process under applicable state, federal, provincial or foreign, law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof except for the dissolution of any Non-Guarantor Subsidiary or as otherwise permitted by this Agreement;

                    (i) all or any material part of the property of any Credit Party or any of its Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Credit Party or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

                    (j) any Loan Document shall be terminated, revoked or declared void or invalid or unenforceable by a court of competent jurisdiction or the enforceability thereof is challenged by any Credit Party or any of its Subsidiaries or any other obligor;

                    (k) one or more judgments, orders, decrees or arbitration awards is entered against any Credit Party or any of its respective Subsidiaries involving, in the aggregate, liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of the Dollar Equivalent of $7,500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

                    (l) any loss, theft, damage or destruction of any item or items of Collateral or other property of any Credit Party or any of its Subsidiaries occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

                    (m) [Intentionally deleted];

                    (n) for any reason other than the failure of the Applicable Security Agent to take any action available to it to maintain perfection of the Applicable Agents’ Liens pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected (subject to the qualifications set forth in Section 6.2) and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void by a court of competent jurisdiction;

                    (o) an ERISA Event shall occur with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Dollar Equivalent of $1,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Dollar Equivalent of $1,000,000; or (iii) any Borrower or any of its ERISA Affiliates shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Dollar Equivalent of $1,000,000;

                    (p) there occurs a Change in Control;

                    (q) [Intentionally deleted];

                    (r) (i) any UK Credit Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (ii) the value of the assets of any UK Credit Party is less than its liabilities (taking into account contingent and prospective liabilities); or (iii) a moratorium is declared in respect of any indebtedness of any UK Credit Party;

                    (s) any corporate action, legal proceedings, application, petition or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise and including, under or in connection with Chapter 11 of the United States Bankruptcy Code) of any UK Credit Party; (ii) a composition, assignment or arrangement with any creditor of any UK Credit Party; (iii) the appointment of a liquidator, receiver, examiner, administrator, administrative receiver, compulsory manager or other similar officer in respect of any UK Credit Party or any of its assets; or (iv) enforcement of any lien over any assets of any UK Credit Party, (v) or any analogous procedure or step is taken in any jurisdiction; or

                    (t) there exists any Event of Default under or in connection with the UK Credit Agreement.

          9.2 Remedies.

                    (a)      (i) Subject to clauses (ii) and (iii) below, if a Default or an Event of Default exists: (A) the Administrative Agent under the US Credit Agreement and the UK Agent under the UK Credit Agreement may, in their collective discretion, and shall, at the direction of the Required Lenders, without demand, but with written notice, on the Borrowers or any other Credit Party reduce the Maximum Amount; (B) the Administrative Agent, in its capacity as Administrative Agent under the US Credit Agreement, may, in its discretion, and shall, at the direction of the US Required Lenders (I) reduce the Maximum US Amount and/or the advance rates against Eligible Accounts and/or Eligible Rental Fleet Assets and/or Eligible Machinery and Equipment and/or Eligible Sales Inventory used in computing the US Borrowing Base or reduce one or more of the other elements used in computing the US Borrowing Base; (II) restrict the amount of or refuse to make US Revolving Loans to one or more of the US Borrowers; and (III) restrict or refuse to provide Letters of Credit or Credit Support to one or more of the US Borrowers; or (C) the UK Agent, in its capacity as UK Agent under the UK Credit Agreement, may, in its discretion, and shall, at the direction of the UK Required Lenders (I) reduce the Maximum UK Amount and/or the advance rates against Eligible Accounts and/or Eligible Rental Fleet Assets and/or Eligible Machinery and Equipment and/or Eligible Sales Inventory used in computing the UK Borrowing Base or reduce one or more of the other elements used in computing the UK Borrowing Base; (II) restrict the amount of or refuse to make UK Revolving Loans to one or more of the UK Borrowers; and (III) restrict or refuse to provide Letters of Credit or Credit Support to the UK Borrower.

          (ii) If an Event of Default exists, the Administrative Agent, in its capacity as Administrative Agent under the US Credit Agreement, may, in its discretion, and shall, at the direction of the US Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without demand, but with written notice, on the US Borrowers or any other Credit Party: (A) terminate the US Commitments with respect to the Total US Facility and the US Credit Agreement; (B) declare any or all US Obligations of the US Borrowers to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g) or 9.1(h) of the US Credit Agreement with respect to any US Borrower, the US Commitments shall automatically and immediately expire and all US Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the US Borrowers to cash collateralize all US Letter of Credit Obligations outstanding under the US Credit Agreement; and (D) pursue its other rights and remedies under the US Loan Documents and applicable law.

          (iii) If an Event of Default exists, the UK Agent, in its capacity as UK Agent under the UK Credit Agreement, may, in its discretion, and shall, at the direction of the UK Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without demand, but with written notice, on the UK Borrower or any other Credit Party: (A) terminate the UK Commitments with respect to the Total UK Facility, and Agreement; (B) declare any or all UK Obligations of the UK Borrower to be immediately due and payable; (C) require the UK Borrower to cash collateralize all Letter of Credit Obligations outstanding under the UK Credit Agreement; and (D) pursue its other rights and remedies under the UK Loan Documents and applicable law.

                    (b) If an Event of Default has occurred and is continuing and without prejudice to all or any rights it may otherwise have under the applicable laws of any jurisdiction or under the terms of any other Loan Document: (i) the Administrative Agent shall have for the benefit of the US Agents and the US Lenders, in addition to all other rights of the US Agents and the US Lenders, the rights and remedies of a secured party under the US Loan Documents, the UCC and the Companies Act; (ii) the Administrative Agent may, at any time, take possession of any or all of the US Collateral and keep it on the applicable US Credit Party’s premises, at no cost to the Administrative Agent, any US Agent or any US Lender, or remove any part of it to such other place or places as the Administrative Agent may desire; and (iii) the Administrative Agent may sell and deliver any US Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may, if the Administrative Agent deems it reasonable, postpone or adjourn any sale of the US Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the US Borrowers agree that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC, other applicable laws or otherwise, shall constitute reasonable notice to the US Borrowers if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five US Business Days prior to such action to the US Borrowers’ address specified in or pursuant to Section 13.8 of the US Credit Agreement. If any US Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the US Obligations until the Administrative Agent or the US Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the US Collateral without further notice to the Borrowers. In the event the Administrative Agent seeks to take possession of all or any portion of the US Collateral by judicial process, the US Borrowers irrevocably waive: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any US Collateral until after trial or final judgment. The US Borrowers agree that the Administrative Agent has no obligation to preserve rights to the US Collateral or marshal any US Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, effective upon the occurrence and during the continuation of an Event of Default, without charge, the US Borrowers’ labels, patents, copyrights, name, industrial designs, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any US Collateral, and such US Borrowers’ rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose; provided, however, that no such license shall be deemed granted to the extent it (i) violates the terms of any agreement between any US Borrower and any other Person or (ii) would result in the invalidity, unenforceability or abandonment of any Proprietary Rights. The proceeds of sale of the US Collateral of any US Obligor shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations of such US Obligor. The Administrative Agent will return any excess to the US Borrowers and the US Credit Parties shall remain liable for any deficiency.

                    (c) If an Event of Default occurs, the US Borrowers hereby waive all rights to notice and hearing prior to the exercise by the Administrative Agent of the Administrative Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the US Collateral without notice or hearing..

ARTICLE 10.
TERM AND TERMINATION

          10.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Administrative Agent upon direction from the US Required Lenders may terminate the US Commitments under this Agreement by written notice to the US Borrower Representative upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all US Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Applicable Borrower shall immediately arrange for the cancellation and return of Letters of Credit then outstanding. Notwithstanding the termination of this Agreement, until all Obligations (other than indemnities and other contingent Obligations not then due and payable) are paid and performed in full in cash, each US Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Agents and the Lenders shall retain all their rights and remedies hereunder (including the Agents’ Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11.
AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

          11.1 Amendments and Waivers.

                    (a) Except as set forth in Section 1.7(b) hereof, no amendment or waiver of any provision of this Agreement or any other Loan Document, including the UK Credit Agreement and the UK Loan Documents, and no consent with respect to any departure by the Credit Parties therefrom shall be effective unless the same shall be consented to in writing by the Required Lenders and executed by the Applicable Required Lenders (or by the Responsible Agent at the written request of the Applicable Required Lenders) and the Applicable Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                    (b) No amendment or waiver of any provision of this Agreement or any other Loan Document, including the UK Credit Agreement and the UK Loan Documents shall be effective unless the same shall be consented to in writing by 100% of the Lenders and executed by the Applicable Lenders (or by the Responsible Agent at the written request of the Applicable Lenders and the Applicable Borrowers), if such waiver, amendment or consent shall do any of the following:

(i) increase or extend the US Commitment or the UK Commitment (other than with respect to Section 1.7);

          (ii) postpone or delay any date fixed by this Agreement or any other Loan Document, for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, including the UK Credit Agreement;

(iii) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, including the UK Credit Agreement;

          (iv) change the percentage of the US Commitments, the UK Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder or under any other Loan Document;

(v) increase any of the percentages set forth in the definition of the US Borrowing Base or the UK Borrowing Base (other than as the result of delivery of new Appraisals);

(vi) amend this Section 11.1 or any provision of this Agreement or the UK Credit Agreement providing for consent or other action by all Lenders;

(vii) release any Guaranties other than as permitted by Section 12.10;

(viii) change the definition of “Required Lenders,” “US Required Lenders,” “UK Required Lenders,” or “Pro Rata Share”;

          (ix) increase the Maximum Amount, the Maximum US Amount, the Maximum UK Amount (other than with respect to Section 1.7), the Letter of Credit Subfacility or the Multicurrency Letter of Credit Sublimit;

(x) release any Collateral other than as permitted by Section 12.10 hereof and Section 12.10 of the UK Credit Agreement; or

(xi) amend Section 3.7.

provided, however, that the Responsible Agent may, in its sole discretion and notwithstanding the limitations contained in clauses (v) and (ix) above and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(i) hereof or Section 1.2(i) of the UK Credit Agreement and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Responsible Agent, affect the rights or duties of the Responsible Agent under this Agreement or any other Loan Document; and provided further, that Schedule 1 hereto and Schedule 1 to the UK Credit Agreement may be amended from time to time by the Responsible Agent alone to reflect assignments of US Commitments and the UK Commitments or increases or decreases in US Commitments and UK Commitments in accordance herewith and the UK Credit Agreement.

                    (c) [Intentionally deleted].

                    (d) [Intentionally deleted].

                    (e) [Intentionally deleted].

                    (f) [Intentionally deleted].

                    (g) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other US Lenders is not obtained (any such Lender whose consent is not obtained as described in this clause and being referred to as a “Non-Consenting US Lender”), then, so long as the Administrative Agent is not a Non-Consenting US Lender, at the US Borrower Representative’s request, the Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the Administrative Agent’s approval, to purchase from the Non-Consenting US Lenders, and the Non-Consenting US Lenders agree that they shall sell, all the Non-Consenting US Lenders’ US Commitments and UK Commitments and/or US Revolving Loans and UK Revolving Loans (including, for the avoidance of doubt, all of such Non-Consenting US Lender’s UK Commitments and UK Revolving Loans by way of a UK Transfer Agreement) for an amount equal to the principal balances of such Loans and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance(s), without premium or discount.

          11.2 Assignments; Participations.

                    (a) Any US Lender may, with the written consent of the US Borrowers and the Administrative Agent (which consent, in each case, shall not be unreasonably withheld, it being understood and agreed that US Borrowers shall be allowed to withhold consent if an intended assignment would result in increased costs claims pursuant to Article 4 of this Agreement), assign and delegate to one or more Eligible Assignees (provided that no such consent of the US Borrowers (it being understood and agreed that such assignment shall be with the written consent of the US Borrowers if an intended assignment would result in increased costs claims pursuant to Article 4 of this Agreement) or Administrative Agent shall be required in connection with any assignment and delegation by a US Lender to an Affiliate of such US Lender) (each an “Assignee”) all, or any ratable part of all, of the US Revolving Loans, the US Commitments and the other rights and obligations of such US Lender hereunder and under the other Loan Documents, in the case of US Commitments (together with the UK Commitment contemporaneously assigned by such US Lender or its Affiliate) in a minimum amount of the Dollar Equivalent of $1,000,000 unless (i) each of the US Borrowers and the Administrative Agent otherwise consent or (ii) the assignor US Lender’s rights and obligation with respect to all of its Revolving Loans (including its US Revolving Loans and UK Revolving Loans) and/or Aggregate Commitments (including its US Commitments and UK Commitments) shall be reduced to zero as a result; provided that, unless an assignor US Lender has assigned and delegated all of its rights and obligations with respect to all of its Revolving Loans (including its US Revolving Loans and UK Revolving Loans) and/or Aggregate Commitments (including its US Commitments and its UK Commitments), no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor US Lender retains an Aggregate Commitment (including its aggregate US Commitments, its aggregate UK Commitments, and the aggregate of any UK Commitments of any Affiliate of the US Lender) in a minimum amount of the Dollar Equivalent of $5,000,000; provided further that any such assignment shall effect an assignment of a ratable part of such US Lender’s Aggregate Commitments and other rights and obligations; and provided further that no consent of the US Borrowers shall be required if a Default or Event of Default under Article 9 has occurred and is continuing; provided, however, that the US Borrowers and the Administrative Agent may continue to deal solely and directly with such US Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the US Borrowers and the US Agent by such US Lender and the Assignee; (ii) such US Lender and its Assignee shall have delivered to the US

Borrowers and the Administrative Agent an Assignment and Acceptance in the form of Exhibit F (“Assignment and Acceptance”) together with any note or notes subject to such assignment and (iii) the assignor US Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500 and (iv) the Assignee shall have delivered any forms required pursuant to Section 12.10, and provided further that no such assignment shall be effective unless and until the assignor US Lender shall also have novated or cause to be novated a pro rata portion of its and its Affiliates’ interest in its UK Revolving Loans and/or UK Commitments under the UK Credit Facility pursuant to and in accordance with Section 11.2(a) of the UK Credit Facility and delivered to the UK Agent a UK Transfer Agreement with respect to such novation (provided that no such novation of UK Revolving Loans and/or UK Commitments shall be required in connection with transfer by a US Lender to its Affiliate). The US Borrowers agree to promptly, upon return to the US Borrower Representative of any promissory notes held by the assigning lender, execute and deliver new promissory notes and replacement promissory notes as reasonably requested by the Administrative Agent to evidence assignments of the US Revolving Loans, the UK Revolving Loans, the US Commitments and the UK Commitments in accordance herewith.

                    (b) From and after the date that the Administrative Agent notifies the assignor US Lender that it has received the executed Assignments and Acceptance and the UK Agent has received the executed UK Transfer Agreement required hereby and payment of the above-referenced processing fee, and (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation of a US Lender to participate in Letters of Credit and Credit Support, have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a US Lender under the Loan Documents, and (ii) the assignor US Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning US Lender’s rights and obligations under this Agreement, such US Lender shall cease to be a party hereto).

                    (c) By executing and delivering an Assignment and Acceptance, the assigning US Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning US Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any US Borrower or any of its Subsidiaries to the Administrative Agent or any US Lender in the Collateral; (ii) such assigning US Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any of its Subsidiaries or the performance or observance by any Credit Party or any of its Subsidiaries of any of their respective obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, such assigning US Lender or any other US Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a US Lender.

                    (d) Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the US Commitments arising therefrom. The US Commitment, if any, allocated to each Assignee shall reduce such US Commitments of the assigning US Lender pro tanto.

                    (e) Any US Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any US Revolving Loans, the US Commitment of that Lender and the other interests of that Lender (the “originating US Lender”) hereunder and under the other US Loan Documents; provided, however, that (i) the originating US Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating US Lender shall remain solely responsible for the performance of such obligations, (iii) the US Borrowers and the US Agents shall continue to deal solely and directly with the originating US Lender in connection with the originating US Lender’s rights and obligations under this Agreement and the other US Loan Documents, and (iv) no US Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other US Loan Document except the matters set forth in Section 11.1(b)(i), (ii) and (iii), and all amounts payable by the US Borrowers hereunder shall be determined as if such US Lender had not sold such participation; provided further that no such sale of a participating interest shall be effective unless and until the originating US Lender shall also have sold or cause to be sold a pro rata participating portion of its interest in its and its Affiliates’ UK Revolving Loans and/or UK Commitments under the UK Credit Facility pursuant to and in accordance with Section 11.2(e) of the UK Credit Facility. Notwithstanding the foregoing, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a US Lender under this Agreement.

                    (f) Notwithstanding any other provision in this Agreement, any US Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

                    (g) Notwithstanding any other provision in this Agreement, and except to the extent such security interest or pledge would result in increased costs claims pursuant to Article 4 of this Agreement, any US Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to its trustee or to a collateral agent or to another creditor providing credit or credit support to such US Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be; provided, that no such pledge shall release the transferor US Lender from any of its obligations hereunder.

ARTICLE 12.
THE AGENTS

          12.1 Appointment and Authorization. Each US Lender hereby designates and appoints the Administrative Agent under this Agreement and the other Loan Documents and each US Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Administrative Agent and the US Lenders and the Credit Parties shall have no rights as third party beneficiaries of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the US Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the US Agents have or be deemed to have any fiduciary relationship with any US Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the US Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any US Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, each US Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which an Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the US Borrowing Base, (b) the making of Agent Advances pursuant to Section 1.2(i), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

          12.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No US Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

          12.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any US Borrower or any Subsidiary or Affiliate of any US Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any US Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any US Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any US Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of such US Borrower or any of the US Borrowers’ Subsidiaries or Affiliates.

          12.4 Reliance by Each Agent. Each US Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such US Agent. Each US Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each US Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the US Lenders.

          12.5 Notice of Default. No US Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such US Agent shall have received written notice from a Lender or the US Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Each US Agent will notify the US Lenders of its receipt of any such notice. Each US Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required US Lenders; provided, however, that unless and until such US Agent has received any such request, such US Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

          12.6 Credit Decision. Each US Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any US Agent hereinafter taken, including any review of the affairs of the US Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any US Lender. Each US Lender represents to each US Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the US Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the US Borrowers. Each US Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the US Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the US Lenders by a US Agent, such US Agent shall not have any duty or responsibility to provide any US Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Credit Parties or any of their Subsidiaries which may be or come into the possession of any of the Agent-Related Persons.

          12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the US Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the US Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 13.11 and any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) related to or resulting from any claim or the assertion of any defense based on equitable subordination; provided, however, that no US Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each US Lender shall reimburse each US Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such US Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent such the US Agent is not reimbursed for such expenses by or on behalf of the US Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any US Agent.

          12.8 Agent in Individual Capacity. The US Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their Subsidiaries and Affiliates as though the US Agent were not an agent hereunder and without notice to or consent of the US Lenders. The US Agent or its Affiliates may receive information regarding the Borrowers, their Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Borrowers or their Affiliates) and each US Lender acknowledges that US Agent shall be under no obligation to provide such information to them. With respect to its US Revolving Loans, the US Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” include the US Agent in its individual capacity.

          12.9 Successor Agent. Each US Agent may resign as US Agent upon at least 30 days’ prior notice to the Lenders and the Applicable Borrower Representative, such resignation to be effective upon the acceptance of a successor agent to its appointment as the appropriate Agent; provided that, prior to the occurrence and continuation of a Default or Event of Default, the Administrative Agent shall not resign unless the UK Agent shall also resign under the UK Credit Agreement. In the event the Administrative Agent sells all of its Aggregate Commitment and Loans as part of a sale, transfer or other disposition by the Administrative Agent of substantially all of its loan portfolio containing this Agreement, the Administrative Agent shall resign as Agent and such purchaser or transferee shall become the successor Administrative Agent, in each respective capacity, hereunder. Subject to the foregoing, if any US Agent resigns under this Agreement, the Required Lenders shall appoint from among the US Lenders a successor agent in such capacity for the US Lenders. If no successor agent is appointed prior to the effective date of the resignation of an US Agent, such US Agent may appoint, after consulting with the US Lenders and the Borrower, a successor agent in such capacity from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the relevant retiring US Agent and the term “Administrative Agent”, “UK Agent” or “UK Security Trustee”, as applicable, shall mean such successor agent and the retiring US Agent’s appointment, powers and duties as such a US Agent shall be terminated. After any retiring US Agent’s resignation hereunder as a US Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was US Agent under this Agreement.

          12.10 Collateral Matters and Release of Guaranties.

                    (a) The US Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Agents’ Liens upon any US Collateral (i) upon the termination of the US Commitments and payment and satisfaction in full by the US Borrowers of all US

Revolving Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit or the provision of cash collateral pursuant to Section 1.4(g) hereof and Section 1.4(g) of the UK Credit Agreement (whether or not any of such obligations are due) and all other Obligations (other than indemnities and other contingent obligations not then due and payable); (ii) constituting property being sold or disposed of if the US Borrower Representative certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 7.9 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, the Administrative Agent will not release any of the Applicable Agents’ Liens without the prior written authorization of the Lenders; provided that the Administrative Agent may, in its discretion, release the Agents’ Liens on Collateral valued in the aggregate (including all UK Collateral so released under the UK Credit Agreement) not in excess of the Dollar Equivalent of $2,000,000 in the aggregate for all Borrowers during each Fiscal Year without the prior written authorization of any Lenders and the Administrative Agent may release the Applicable Agents’ Liens on Collateral valued in the aggregate (including all UK Collateral so released under the UK Credit Agreement) not in excess of the Dollar Equivalent of an additional $4,000,000 in the aggregate for all Borrowers during each Fiscal Year with the prior written authorization of Required Lenders. Upon request by the Administrative Agent or the US Borrower Representative at any time, the US Lenders will confirm in writing the Administrative Agent’s authority to release any Agents’ Liens upon particular types or items of Collateral pursuant to this Section 12.11.

                    (b) Upon receipt by the Applicable Security Agent of any authorization required pursuant to Section 12.11 of the US Agent’s authority to release Agents’ Liens upon particular types or items of US Collateral, and upon at least five (5) Applicable Business Days prior written request by the US Borrower Representative, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agents’ Liens upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent set forth in the Loan Documents.

                    (c) The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the applicable Credit Party or is cared for, protected or insured or has been encumbered, or that the Administrative Agents’ Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the US Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any US Lender as to any of the foregoing.

                    (d) The Lenders hereby irrevocably authorize the Administrative Agent and the UK Agent, at their option and in their sole discretion, to release any Subsidiary Guaranty: (i) upon the termination of the US Commitments and payment and satisfaction in full by the US Borrowers of all US Revolving Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit or the provision of cash collateral pursuant to Section 1.4(g) hereof and Section 1.4(g) of the UK Credit Agreement (whether or not any of such obligations are due) and all other Obligations (other than indemnities and other contingent Obligations not then due and payable); (ii) granted by any Subsidiary Guarantor which is being sold or disposed of if the US Borrower Representative certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 7.9 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above, the Administrative Agent will not release any of the Subsidiary Guaranties granted by any Subsidiary Guarantor without the prior written authorization of the Lenders; provided that the Administrative Agent may, in its discretion, release the Subsidiary Guaranties of any Subsidiary Guarantor if such Subsidiary Guarantor shall own assets with a fair market value of less than $250,000. Upon request by the Administrative Agent or the US Borrower Representative at any time, the US Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guaranties pursuant to this Section 12.11.

          12.11 Restrictions on Actions by Lenders; Sharing of Payments.

                    (a) Each of the US Lenders agrees that it shall not, without the express consent of all US Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all US Lenders, set off against the Obligations, any amounts owing by such US Lender to any US Credit Party or any accounts of a US Credit Party now or hereafter maintained with such US Lender. Each of the US Lenders further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be taken any action to enforce its rights under this Agreement or against a US Credit Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the US Collateral.

                    (b) If at any time or times any US Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of US Collateral or any payments with respect to the Obligations of any US Obligor to such US Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such US Lender from the Applicable Security Agent pursuant to the terms of this Agreement, or (ii) payments from the Applicable Security Agent in excess of such US Lender’s ratable portion of all or such portion of any distributions due such US Lender upon application of the order of payments set forth under Section 3.7 hereof by the Applicable Security Agent, such US Lender shall promptly turn the same over to the Applicable Security Agent, in kind, and with such endorsements as may be required to negotiate the same to the Applicable Security Agent, or in same day funds, as applicable, for the account of all of the US Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement.

          12.12 Agency for Perfection. Each Lender hereby appoints each other US Lender, the Administrative Agent and the Applicable Security Agent as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC or other applicable law can be perfected only by possession. Should any US Lender (other than the Administrative Agent) obtain possession of any such US Collateral, such US Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such US Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

          12.13 Payments by Responsible Agent to Applicable Lenders. All payments to be made by any US Agent to the US Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each US Lender pursuant to wire transfer instructions delivered in writing to the Administrative Agent on or prior to the Closing Date (or if such US Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Payments shall be made in Dollars. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the US Revolving Loans, or otherwise. Unless the Administrative Agent receives notice from the US Borrower Representative prior to the date on which any payment is due to the US Lenders that the US Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the US Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each US Lender on such due date an amount equal to the amount then due to such US Lender. If and to the extent the US Borrowers have not made such payment in full to the US Agent, each US Lender shall repay to the Administrative Agent on demand such amount distributed to such US Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such US Lender until the date repaid.

          12.14 Settlement.

                    (a)     (i) Each US Lender’s funded portion of the US Revolving Loans is intended by the US Lenders to be equal at all times to such US Lender’s Pro Rata Share of the outstanding US Revolving Loans. Notwithstanding such agreement, each US Agent and the other US Lenders agree (which agreement shall not be for the benefit of or enforceable by the US Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Loans, the Non-Ratable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                              (ii) The Administrative Agent shall request settlement (“Settlement”) with the US Lenders on at least a weekly basis, or on a more frequent basis at Administrative Agent’s election, (A) for itself, with respect to each outstanding Non-Ratable Loan made under this Agreement, (B) for itself, with respect to each Agent Advance made under this Agreement, and (C) with respect to collections received, in each case, by notifying the US Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (New York time) on the date of such requested Settlement (the “Settlement Date”). Each US Lender (other than the Administrative Agent in the case of Agent Advances and Non-Ratable Loans) shall transfer the amount of such US Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Administrative Agent, to Administrative Agent’s account in Dollars not later than 2:00 p.m. (New York time) on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Administrative Agent’s Pro Rata Share thereof, shall constitute US Revolving Loans of such US Lenders. If any such amount is not transferred to the Administrative Agent by any US Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such US Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the US Revolving Loans (A) on behalf of the Administrative Agent, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.

                              (iii) Notwithstanding the foregoing, not more than one (1) US Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other US Lender (A) shall irrevocably and unconditionally purchase and receive from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such US Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by the Administrative Agent, shall pay to the Administrative Agent, as the purchase price of such participation an amount equal to one-hundred percent (100%), in Dollars of such US Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any US Lender, the Administrative Agent shall be entitled to recover such amount on demand from such US Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to US Base Rate Revolving Loans.

                              (iv) From and after the date, if any, on which any US Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (iii) above, the Administrative Agent shall promptly distribute to such US Lender, such US Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of US Collateral received by the Agent in respect of such Non-Ratable Loan or Agent Advance.

                              (v) Between Settlement Dates, the Administrative Agent, to the extent no Agent Advances are outstanding, may apply any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Loans, to the Administrative Agent’s US Revolving Loans including Non-Ratable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Administrative Agent’s US Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, the Administrative Agent shall pay the US Lenders, on account of such US Lenders’ outstanding Revolving Loans, an amount such that each US Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the US Revolving Loans to the US Borrowers. During the period between Settlement Dates, the Administrative Agent with respect to Agent Advances and Non-Ratable Loans, and each US Lender with respect to the US Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Administrative Agent and the other US Lenders.

                              (vi) Unless the Administrative Agent has received written notice from a US Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and following the requested US Borrowing, US Aggregate Outstandings will not exceed US Availability (with US Availability for such purpose calculated as if US Aggregate Outstandings, and UK Aggregate Outstandings were equal to zero) and Aggregate Outstandings will not exceed Total Excess Availability (with Total Excess Availability for this purpose calculated as if Aggregate Outstandings, US Aggregate Outstandings, and UK Aggregate Outstandings were equal to zero) on any Funding Date for a US Revolving Loan or Non-Ratable Loan.

                    (b) Lenders’ Failure to Perform. All US Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the US Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no US Lender shall be responsible for any failure by any other US Lender to perform its obligation to make any US Revolving Loans hereunder, nor shall any US Commitment of any US Lender be increased or decreased as a result of any failure by any other US Lender to perform its obligation to make any US Revolving Loans hereunder, (ii) no failure by any US Lender to perform its obligation to make any US Revolving Loans hereunder shall excuse any other

Lender from its obligation to make any US Revolving Loans hereunder, and (iii) the obligations of each US Lender hereunder shall be several, not joint and several.

                    (c) Defaulting Lenders. Unless the Administrative Agent receives notice from an US Lender on or prior to the Closing Date or, with respect to any US Borrowing after the Closing Date, at least one US Business Day prior to the date of such US Borrowing, that such US Lender will not make available as and when required hereunder to the Administrative Agent that US Lender’s Pro Rata Share of a US Borrowing, the Administrative Agent may assume that each US Lender has made such amount available to the Administrative Agent in immediately available funds on the Funding Date. Furthermore, the Administrative Agent may, in reliance upon such assumption, make available to the US Borrowers on such date a corresponding amount. If any US Lender has not transferred its full Pro Rata Share of a US Borrowing to the Administrative Agent in immediately available funds and the Administrative Agent has transferred a corresponding amount to the US Borrowers on the US Business Day following such Funding Date that US Lender shall make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for that day. A notice by the Administrative Agent submitted to any US Lender with respect to amounts owing shall be conclusive, absent manifest error. If each US Lender’s full Pro Rata Share of a US Borrowing is transferred to the Administrative Agent as required, the amount transferred to the Administrative Agent shall constitute that US Lender’s US Revolving Loan for all purposes of this Agreement. If that amount is not transferred to the Administrative Agent on the US Business Day following the Funding Date, the Administrative Agent will notify the US Borrower Representative of such failure to fund and, upon demand by the Administrative Agent, the US Borrowers shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such US Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the US Revolving Loans comprising that particular US Borrowing. The failure of any US Lender to make any US Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other US Lender of its obligation hereunder to make a US Revolving Loan on that Funding Date. No US Lender shall be responsible for any other US Lender’s failure to advance such other US Lenders’ Pro Rata Share of any US Borrowing.

                    (d) Retention of Defaulting Lender’s Payments. The US Agent shall not be obligated to transfer to a Defaulting Lender any payments made by a US Borrower to the Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. In its discretion, the Agent may loan the US Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to the US Borrowers shall bear interest at the rate applicable to US Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were US Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favor of the US Lenders which have funded their respective Pro Rata Shares of such requested US Borrowing and shall be allocated among such performing US Lenders ratably based upon their relative US Commitments. This Section shall remain effective with respect to such US Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the US Commitment of any US Lender, or relieve or excuse the performance by the US Borrowers of their duties and obligations hereunder.

                    (e) Removal of Defaulting Lender. At the US Borrower Representative’s request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding US Commitments and Loans hereunder. Such sale shall be consummated promptly after Administrative Agent has arranged for a purchase by Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s US Revolving Loans, plus accrued interest and fees, without premium or discount.

          12.15 Letters of Credit; Intra-Lender Issues.

                    (a) Notice of Letter of Credit Balance. On each Settlement Date the Administrative Agent shall notify each US Lender of the issuance of all Letters of Credit since the prior Settlement Date.

                    (b) Participations in Letters of Credit.

                              (i) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each US Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such US Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Administrative Agent to the Letter of Credit Issuer, if not a Lender, in connection with the issuance of such Letter of Credit (including all obligations of the US Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

                               (ii) Sharing of Reimbursement Obligation Payments. Whenever the Administrative Agent receives a payment from a US Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Administrative Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a US Lender, the Administrative Agent shall promptly pay to such US Lender such US Lender’s Pro Rata Share of such payment from the US Borrowers. Each such payment shall be made by the Administrative Agent on the next Settlement Date.

                               (iii) Documentation. Upon the request of any US Lender, the Administrative Agent shall furnish to such US Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

                               (iv) Obligations Irrevocable. The obligations of each US Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the US Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the US Borrowers for whose account the Letter of Credit or Credit Support was issued to make payments to the Administrative Agent, for the account of the US Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

                              (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                              (2) the existence of any claim, setoff, defense or other right which any US Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any

Letter of Credit (or any Person for whom any such transferee may be acting), any US Lender, the Administrative Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the US Borrowers or any other Person and the beneficiary named in any Letter of Credit);

                              (3) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                              (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                              (5) the occurrence of any Default or Event of Default; or

                              (6) the failure of the US Borrowers to satisfy the applicable conditions precedent set forth in Article 8.

                    (c) Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of any US Borrower received by the Administrative Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Administrative Agent to the US Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation or bankruptcy proceeding, the US Lenders shall, upon demand by the Administrative Agent, pay to the Administrative Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it. Unless the Administrative Agent receives notice from the US Borrower Representative prior to the date on which any payment is due to the US Lenders that the US Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the US Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each US Lender on such due date an amount equal to the amount then due such US Lender. If and to the extent the US Borrowers have not made such payment in full to the Responsible Agent, each US Lender shall repay to the Administrative Agent on demand such amount distributed to such US Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such US Lender until the date repaid.

                    (d) Indemnification by US Lenders. To the extent not reimbursed by the US Borrowers and without limiting the obligations of any US Borrower hereunder, the US Lenders agree to indemnify each applicable Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no US Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each US Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the US Borrowers to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the US Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.

                    (e) Currency Conversion and Contingent Funding Agreement. In the event a Letter of Credit denominated in any of Pounds Sterling, Canadian Dollars or Euro is drawn and the US Borrowers do not reimburse the Letter of Credit Issuer pursuant to Section 1.4(e) on the date required thereunder (the “Required Date”), the reimbursement obligation in respect thereof shall be immediately converted into Dollars on the basis of the Spot Rate for the purchase of Dollars with such other currency on the Required Date. A request by the US Borrowers to the Administrative Agent for a Borrowing of US Base Revolving Loans in the amount of such converted amount shall be deemed to have been given with a Funding Date as the Required Date. The Administrative Agent is authorized to charge the US Borrowers’ Loan Account for the amount of such converted amount in accordance with Section 3.6.

          12.16 Concerning the Collateral and the Related Loan Documents. The Administrative Agent and each US Lender authorizes and directs the Administrative Agent to enter into the other US Loan Documents, for the ratable benefit and obligation of the US Agents and the US Lenders. The US Agents and each US Lender agree that any action taken by any US Agent or the Required Lenders, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by any US Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the US Lenders. The US Lenders acknowledge that the US Revolving Loans, Agent Advances, Non-Ratable Loans, US Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the US Collateral.

          12.17 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each US Lender:

                    (a) is deemed to have requested that the Administrative Agent furnish such US Lender, promptly after it becomes available, a copy of each field audit, examination report or asset appraisal (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Administrative Agent;

                    (b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

                    (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any US Agent or other party performing any audit or examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel;

                    (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

                    (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each US Agent and any such other US Lender preparing a Report harmless from any action the indemnifying US Lender may take or conclusion the indemnifying US Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying US Lender has made or may make to any US Borrower, or the indemnifying US Lender’s participation in, or the indemnifying US Lender’s purchase of, a loan or loans of the US Borrower; and (ii) to pay and protect, and indemnify, defend and hold each US Agent and any such other US Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by any US Agent and any such other US Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying US Lender.

          12.18 Relation Among Lenders. The US Lenders are not partners or co-venturers, and no US Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any US Agent) authorized to act for, any other US Lender.

          12.19 Administrative Agent as Security Agent. Notwithstanding any other provision of this Agreement, the US Lenders and the Administrative Agent have also appointed the Administrative Agent as security agent under and pursuant to the US Security Documents. Each of the US Lenders acknowledges that pursuant to the US Security Documents, the US Lenders and the Administrative Agent have irrevocably authorized the Administrative Agent to execute and deliver the US Security Documents on each of their respective behalf (thereby, among other things, designating and appointing the Administrative Agent as their security agent in accordance with the terms thereof and authorizing the Administrative Agent to execute and deliver the US Security Documents and to take such action or to refrain from taking such action on their behalf (and otherwise exercising its powers) in accordance with the terms thereof).

          12.20 Protection of Administrative Agent as Security Agent. The benefits conferred on the Agents pursuant to this Article 12 regarding rights to indemnification and the exercise of rights, powers, authorizations, discretions, duties and responsibilities pursuant to this Agreement and any other Loan Document shall also be conferred, where appropriate, on the Administrative Agent in its capacity as security agent under or in respect of any of the US Security Documents and references to US Agent, as well as references to all or any US Agents, in this Article 12 shall be read and construed as references to the Administrative Agent in its capacity as Administrative Agent hereunder and security agent under such US Security Documents accordingly. The Administrative Agent, in its capacity as security agent under the US Security Documents, shall have all the powers of an absolute owner of the security constituted by the US Security Documents and all the rights and powers granted to it by the US Security Documents.

          12.21 Co-Agents. (a) None of the US Lenders identified on the facing page, the preamble or the signature pages to this Agreement as “Documentation Agents”, if any, shall have any right (except as expressly set forth in this Agreement), power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all US Lenders as such. Without limiting the foregoing, none of the US Lenders identified as “Documentation Agents”, if any, shall have or be deemed to have any fiduciary relationship with any US Lender. Each US Lender acknowledges that it has not relied, and will not rely, on any of the US Lenders so identified in deciding to enter into this Agreement or in taking any action hereunder or under any Loan Document.

                    (b) Upon consultation with each of the US Borrowers and the UK Borrower and for a period of thirty (30) days from the Closing Date in connection with the general syndication of the Facilities, the Administrative Agent shall have the right to appoint and grant titles to additional “Agents” and “Co-Agents” (other than, for the avoidance of doubt, any Administrative Agent, Collateral Agents, Security Agents or other agents with similar responsibilities or functions), which such additional Agents or Co-Agents shall become a party hereto pursuant to appropriate documentation (including by way of any Assignment and Acceptance Agreement or UK Transfer Agreement executed by such Agent or Co-Agents (or any affiliate thereof) in its capacity as a Lender hereunder. Following such appointment, the provisions set forth in the first two sentences of this Section 12.21 shall apply to such Agent or Co-Agent as if such Agent or Co-Agent were a “Documentation Agents” as referred to in this Section 12.21.

ARTICLE 13.
MISCELLANEOUS

          13.1 No Waivers; Cumulative Remedies. No failure by any US Agent or any US Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any US Borrower or any other US Obligor and any US Agent and/or any US Lender, or delay by any US Agent, or any US Lender in exercising the same, will operate as a waiver thereof. No waiver by any US Agent or any US Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any US Agent or the US Lenders on any occasion shall affect or diminish such US Agent’s and each US Lender’s rights thereafter to require strict performance by the US Borrowers and the other Credit Parties of any provision of this Agreement and the other Loan Documents. The US Agents and the US Lenders may proceed directly to collect the US Obligations without any prior recourse to the US Collateral. The US Agents’ and each US Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which any US Agent or any US Lender may have.

          13.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          13.3 Governing Law; Choice of Forum; Service of Process.

                    (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                    (b) EACH OF THE PARENT GUARANTOR AND THE US BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

          (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

          (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER, AS THE CASE MAY BE AT ITS

ADDRESS SET FORTH IN SECTION 13.8 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

          (v) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

          13.4 WAIVER OF JURY TRIAL. PARENT GUARANTOR, EACH US BORROWER, THE US LENDERS AND THE US AGENTS EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE US BORROWERS, THE US LENDERS, AND THE US AGENTS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          13.5 Survival of Representations and Warranties. All of the US Borrowers’ and the other Credit Parties’ representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the US Agents or the US Lenders or their respective agents.

          13.6 Other Security and Guaranties. The Administrative Agent, may, without notice or demand and without affecting the US Borrowers’ obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the US Collateral) for the payment of all or any part of the US Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the US Obligations of any US Obligor and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the US Obligations of any US Obligor, or any other Person in any way obligated to pay all or any part of the US Obligations of any US Obligor.

          13.7 Fees and Expenses. Each US Borrower agrees to pay to the Administrative Agent for their respective benefit, on demand, all reasonable costs and expenses that each US Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, (but excluding any costs and expenses associated with assignments of Loans (other than in connection with the primary syndication of the Commitments) or participations), enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) costs and expenses (including attorneys’ and paralegals’ reasonable and documented fees and out-of-pocket disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, if any, filing (and similar) financing statements and continuations, and other actions to perfect, protect, and continue each Applicable Agents’ Liens (including costs and expenses paid or incurred by each Responsible Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of the US Borrowers under the Loan Documents that the US Borrowers fail to pay or take; (f) subject to Section 7.4 hereof, costs of internal or outside appraisals, environmental audits, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the US Borrower’s operations by the Applicable Security Agent plus the Applicable Security Agent’s then customary charge for field examinations and audits and the preparation of reports thereof; and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, the US Borrowers agree to pay reasonable and documented out-of-pocket costs and expenses incurred by the Applicable Security Agent (including Attorneys’ Costs) to the Applicable Security Agent, for its benefit, on demand, and to the other Lenders for their benefit, on demand, and all reasonable and documented fees, out-of-pocket expenses and disbursements incurred by such other Lenders for one law firm in each applicable jurisdiction retained by such other Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Applicable Security Agents’ Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against any Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the US Borrowers. All of the foregoing costs and expenses shall be charged to the US Borrower’s Loan Account as Revolving Loans as described in Section 3.6.

          13.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail or UK post, as applicable, in each case, first class, certified or registered, and with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Administrative Agent:

The CIT Group/Business Credit, Inc.
505 Fifth Avenue
New York, New York 10017
Attn: Relationship Manager – Mobile Storage Group, Inc.
Facsimile: (212) 461-7760

with copies to:

The CIT Group/Business Credit Inc.
505 Fifth Avenue
New York, New York 10017
Attn: Internal Counsel – Mobile Storage Group, Inc.
Facsimile: (212) 771-9520

If to UK Agent or the UK Security Trustee:

The CIT Group/Business Credit, Inc.
505 Fifth Avenue
New York, New York 10017
Attn: Relationship Manager – Mobile Storage Group, Inc.
Facsimile: (212) 461-7760
with copies to:

The CIT Group/Business Credit Inc.
505 Fifth Avenue
New York, New York 10017
Attn: Internal Counsel – Mobile Storage Group, Inc.
Facsimile: (212) 771-9520

If to the US Borrower or any other Credit Party:

Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Attention: Allan Villegas
Facsimile No.: (818) 253-3154

with copies to:

Christopher A. Wilson, Esq.
Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Facsimile No.: (818) 253-3154

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding any terms or provisions herein to the contrary, the US Borrowers shall simultaneously deliver to the UK Agent any notice, report, certificate, document or other information delivered to any US Agent pursuant to the terms hereof, and the US Borrowers shall cause the UK Borrower to simultaneously deliver to the Administrative Agent any notice, report, certificate, document or other information delivered to any UK Agent pursuant to the terms of the UK Credit Agreement.

          13.9 Waiver of Notices. Unless otherwise expressly provided herein, the US Borrowers waive presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the US Obligations and notice of acceleration of the US Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the US Borrowers which any US Agent or any US Lender may elect to give shall entitle the US Borrowers to any or further notice or demand in the same, similar or other circumstances.

          13.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any US Borrower without prior written consent of the Administrative Agent and each Lender. The rights and benefits of each US Agent and the US Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the US Obligations or any part thereof.

          13.11 Indemnity of the Agents and the Lenders by the Borrowers.

                    (a) Except with respect to any Claims (as defined below) associated with Taxes, the US Borrowers agree to defend, indemnify and hold each US Agent, the Agent-Related Persons, the Letter of Credit Issuer and each US Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (“Claims”) which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of any US Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the US Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined in a final non-appealable judgment of a court of competent jurisdiction or (ii) a breach of the Loan Documents. The agreements in this Section shall survive payment of all other Obligations.

                    (b) The US Borrowers agree to indemnify, defend and hold harmless each US Agent, the Letter of Credit Issuer and the US Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to the operations, business or property of each US Borrower or any of its respective Subsidiaries. This indemnity will apply whether the hazardous substance is on, under or about the property or operations of or property leased to any US Borrower or any of its Subsidiaries. The indemnity includes but is not limited to Attorneys Costs. The indemnity extends to the Agents, the Letter of Credit Issuer and the US Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.

                    (c) Notwithstanding any of the other provisions of this Agreement or any other Loan Document, nothing contained herein or in any of the other Loan Documents shall require the US Borrowers or any of their Subsidiaries to take any action which constitutes or will constitute unlawful financial assistance for the purposes of sections 151 to 158 (inclusive) of the Companies Act.

          13.12 Limitation of Liability. NO CLAIM MAY BE MADE BY ANY US BORROWER, ANY US LENDER OR OTHER PERSON AGAINST ANY US AGENT, ANY US LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH US BORROWER AND EACH US LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

          13.13 Final Agreement. This Agreement and the other Loan Documents, including the UK Credit Agreement and the UK Loan Documents are intended by the US Borrowers, the US Agents, and the US Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof between the US Borrowers and the Administrative Agent or any Lender. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the US Borrowers and a duly authorized officer of each of the US Agents and the Required Lenders (or where required hereunder, all Lenders).

          13.14 Counterparts. This Agreement may be executed in any number of counterparts, and by the US Agents, each US Lender and each US Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          13.15 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

          13.16 Right of Setoff. In addition to any rights and remedies of the US Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each US Lender is authorized at any time and from time to time, without prior notice to the US Borrowers, any such notice being waived by the US Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such US Lender or any Affiliate of such US Lender to or for the credit or the account of either US Borrower against any and all Obligations owing to such US Lender by a US Borrower, now or hereafter existing, irrespective of whether or not the Administrative Agent or such US Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each US Lender agrees promptly to notify the US Borrowers and the Administrative Agent after any such set-off and application made by such US Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO US LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY US BORROWER HELD OR MAINTAINED BY SUCH US LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE US LENDERS.

          13.17 Confidentiality.

                    (a) The US Borrowers hereby consent that each US Agent and each US Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the US Borrowers and a general description of the US Borrowers’ businesses and may use the US Borrowers’ name in advertising and other promotional material.

                    (b) Each US Agent and each US Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the US Borrowers and provided to such US Agent or US Lender by or on behalf of the US Borrowers, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by such US Agent or US Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the US Borrowers, provided that such source is not bound by a confidentiality agreement with the US Borrowers known to such US Agent or US Lender; provided, however, that any US Agent and any US Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which such US Agent or US Lender is subject or in connection with an examination of such US Agent or US Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which any US Agent, any US Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to such US Agent’s or such US Lender’s independent auditors, accountants, attorneys and other professional advisors, provided that they are advised (and US Agents and US Lender will advise) by US Agents or US Lender that such information is confidential; (7) to any prospective Participant or Assignee in connection with the syndication of the Loans and the Aggregate Commitments under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of any US Agent and the US Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any US Borrower is party with such US Agent or such US Lender, and (9) to its Affiliates, provided that any US Agent or US Lender agrees to cause its Affiliate to keep such information confidential to the same extent required of any US Agent or US Lender hereunder.

          13.18 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

          13.19 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Spot Rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Applicable Business Day before the day on which judgment is given. In the event that there is a change in the rate of Exchange Rate prevailing between the Applicable Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the US Borrowers will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent and the US Lenders on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the

Administrative Agent is the amount then due under this Agreement or such other of the Loan Documents in the Currency Due. If the amount of the Currency Due which the US Agent is able to purchase is less than the amount of the Currency Due originally due to it, the US Borrowers shall indemnify and save the Administrative Agent and the US Lenders harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

          13.20 Reinstatement. To the maximum extent permitted by law, this US Credit Agreement, and the US Obligations, shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Agent or Lender in respect of the US Obligations is rescinded or must otherwise be restored or returned by any such Person upon the insolvency, administration, bankruptcy, dissolution, liquidation or reorganization of the US Borrower or any other Person or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for the US Borrower or any other Person or any substantial part of its assets, or otherwise, all as though such payments had not been made.

          13.21 Waiver of Counterclaims. Each Credit Party waives all rights to interpose any claims, deductions, setoffs, or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding brought by the Administrative Agent or any US Lender, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

          13.22 USA Patriot Act Notice. The US Lenders hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the US Lenders to identify the Borrowers in accordance with the Patriot Act.

          13.23 Register. The Administrative Agent, acting for this purpose as an agent of the US Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the US Lenders, and the Commitments of, and principal amount of the Loans and Letter of Credit disbursements owing to, each US Lender pursuant to the terms hereof from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive, and the US Borrowers, the Administrative Agent, the Letter of Credit Issuers and the US Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a US Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the US Borrowers, the Letter of Credit Issuers and any US Lender, at any reasonable time and from time to time upon reasonable prior notice.

[Signature pages follow]

                    IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“US BORROWER”

MOBILE STORAGE GROUP, INC.

By:

Name:
Title:

“US BORROWER”

MOBILE SERVICES GROUP, INC.

By:

Name:
Title:

“PARENT GUARANTOR”

MSG WC HOLDINGS CORP.

By:

Name:
Title:

“INTERMEDIARY”

MSG WC INTERMEDIARY CO.

By:

Name:
Title:

“ADMINISTRATIVE AGENT”

THE CIT GROUP/BUSINESS CREDIT, INC., as the Administrative Agent

By:

	Name:	Neal Mulford
	Title:	Senior Vice President

“LENDERS”

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:

	Name:	Neal Mulford
	Title:	Senior Vice President

ANNEX A
to
US Credit Agreement and UK Credit Agreement

Definitions

                    Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

                    “ABMSC” means A Better Mobile Storage Company, a California corporation.

                    “Accounts” of a Person means such Person’s now owned or hereafter acquired or arising accounts, as defined or used in the UCC (if in reference to Person that is a US Credit Party) or the Companies Act (if in reference to Person that is a UK Credit Party), including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, all rights to payment under Chattel Paper, all payment intangibles, as defined in the UCC, arising under leases, all book debts and all “Receivables” as defined in the UK Debenture.

                    “Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangibles (including a payment intangible).

                    “ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of any Credit Party pursuant to agreement or overdrafts.

                    “Acquisition Agreement” means the Agreement and Plan of Merger, dated May 24, 2006, by and among the Parent Guarantor, Acquisition Sub and Mobile Services as amended by the Amendment to Agreement and Plan of Merger dated as of June 9, 2006.

                    “Acquisition Documents” means, collectively, the Acquisition Agreement all schedules, exhibits and annexes thereto, and all side letters and agreements affecting the terms thereof or entered into connection therewith.

                    “Acquisition”: means the acquisition of all of the issued and outstanding Capital Stock of Mobile Services pursuant to the Acquisition Agreement whereby Acquisition Sub shall merge with Mobile Services with Mobile Services as the surviving entity.

                    “Acquisition Sub” means MSG WC Acquisition Corp., a Delaware Corporation.

                    “Acquisition Carry Forward Amount” has the meaning specified in clause (i) of the definition of “Restricted Investment.”

                    “Acquisition to CapEx Transfer Amount” means, with respect to each Fiscal Year, the amount up to the lesser of the Dollar Equivalent of $15,000,000 and the amount permitted as Permitted Acquisitions in any given Fiscal Year applied by the Credit Parties, in their sole discretion, to the making or incurring of a Capital Expenditure pursuant to Section 7.26 and Section 7.26 of the UK Credit Agreement, rather than a Permitted Acquisition pursuant to Section 7.10(c) of the US Credit Agreement and Section 7.10(c) of the UK Credit Agreement, such amount for each Fiscal Year to be certified by the US Borrower Representative to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year; provided that any amount so applied under the Existing US Credit

Agreement and the Existing UK Credit Agreement prior to the Closing Date for any Fiscal Year shall automatically deemed similarly so applied and shall be included for purposes of this definition.

                     “Adjusted Net Income” means, with respect to any fiscal period of the Credit Parties, the consolidated net income of the Credit Parties and their Consolidated Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding (without duplication) any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets other than in the ordinary course of business; (b) gain or loss arising from any write-up or write-down in the book value of any asset; (c) earnings of any Person (other than a Consolidated Subsidiary) in which a Credit Party or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Credit Party or such Subsidiary in the form of cash distributions; (d) gain or non-cash loss arising from the acquisition of debt or equity securities of a Credit Party or any of its Subsidiaries or from cancellation or forgiveness of Debt; and (e) prepayment penalties paid in connection with the refinancing of the Existing Indebtedness and other Debt if and only to the extent that (i) all such Debt either was evidenced by the Existing Indebtedness or was and is incurred in compliance with Section 7.13 hereof and (ii) the net proceeds of the Debt incurred to retire existing Debt are sufficient to pay in cash in full such prepayment penalties.

                    “Administrative Agent” means The CIT Group/Business Credit, Inc., a New York corporation, or any successor entity thereto, solely in its capacity as administrative agent for the US Lenders and security agent for the US Lenders, and any successor agent.

                    “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (with reference to any Person other than a Lender) which owns, directly or indirectly, five percent (5%) or more of the outstanding equity interest of such Person; provided, however, that no portfolio companies of Welsh Carson or of any other funds controlled by Welsh Carson Anderson & Stowe (other than the Credit Parties and their respective Subsidiaries) shall be deemed Affiliates of a Credit Party or any Subsidiary thereof. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

                    “Agency” means any third party at whose premises a Credit Party maintains Inventory on a regular basis and who provides services related to the sale or lease of such Inventory, including the delivery thereof.

                    “Agent Advances” has the meaning specified in Section 1.2(i) of the US Credit Agreement and Section 1.2(i) of the UK Credit Agreement.

                    “Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agents and such Affiliates.

                    “Agents” means, collectively, the US Agent and the UK Agents.

                    “Agents’ Liens” means US Agents’ Liens and the UK Agents’ Liens.

                    “Aggregate Availability” means an amount equal to the sum of the US Availability and the Dollar Equivalent of the UK Availability.

                    “Aggregate Commitments” means, collectively, the US Commitments and UK Commitments.

                    “Aggregate Outstandings” means, at any date of determination, the sum of US Aggregate Outstandings and UK Aggregate Outstandings.

                    “Agreement” means the UK Credit Agreement or the US Credit Agreement, as applicable, to which this Annex A is attached, as from time to time amended, modified or restated.

                    “Anniversary Date” means each anniversary of the Closing Date.

                    “Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

                     “Applicable Advance Rate” means (a) with respect to matters relating to the US Collateral, the US Advance Rate and (b) with respect to matters relating to the UK Collateral, the UK Advance Rate.

                    “Applicable Agents” means (a) with respect to matters relating to the US Credit Agreement, the US Agents and (b) with respect to matters relating to the UK Credit Agreement, the UK Agents.

                    “Applicable Agents’ Liens” means the Liens in the Collateral granted to the Applicable Security Agent, for the benefit of the Applicable Lenders and Applicable Agents pursuant to this Agreement and the other Loan Documents.

                    “Applicable Borrower Representative” means (a) with respect to matters relating to the US Credit Agreement, the US Borrower Representative and (b) with respect to matters relating to the UK Credit Agreement, the UK Borrower Representative.

                    “Applicable Borrowers” means (a) with respect to matters relating to US Revolving Loans and Letters of Credit issued for the benefit of the US Borrowers and other matters relating to the US Credit Agreement, the US Borrowers, and (b) with respect to matters relating to UK Revolving Loans and Letters of Credit issued for the benefit of the UK Borrowers and other matters relating to the UK Credit Agreement, the UK Borrowers.

                    “Applicable Borrowing Base” means (a) with respect to matters relating to US Revolving Loans and Letters of Credit issued for the benefit of the US Borrowers and other matters relating to the US Credit Agreement, the US Borrowing Base, and (b) with respect to matters relating to UK Revolving Loans and Letters of Credit issued for the benefit of the UK Borrowers and other matters relating to the UK Credit Agreement, the UK Borrowing Base.

                    “Applicable Business Day” means (a) with respect to matters relating to the US Credit Agreement, a US Business Day, (b) with respect to matters relating to UK Credit Agreement, a UK Business Day.

                    “Applicable Collateral” means (a) with respect to matters relating to US Security Documents, the US Collateral, and (b) with respect to matters relating to UK Security Documents, the UK Collateral.

                    “Applicable Currency” means, as to any particular payment or Loan, Dollars or Pounds Sterling in which such Loan is denominated or is payable.

                    “Applicable Lenders” means (a) with respect to matters relating to US Revolving Loans and Letters of Credit issued for the benefit of the US Borrowers and other matters relating to the US Credit Agreement, the US Lenders, (b) with respect to matters relating to UK Revolving Loans and Letters of Credit issued for the benefit of the UK Borrower and other matters relating to the UK Credit Agreement, the UK Lenders.

                    “Applicable Margin” means:

(i)	with respect to US Base Rate Revolving Loans and all other Obligations of the US Borrowers (other than US LIBOR Revolving Loans), 1.00%;

(ii)	with respect to UK Base Rate Revolving Loans and all other Obligations of the UK Borrower (other than UK Sterling LIBOR Revolving Loans), 1.00%;

(iii)	with respect to US LIBOR Revolving Loans, 2.00%; and

(iv)	with respect to UK Sterling LIBOR Revolving Loans, 2.00%.

                    The Applicable Margins for Revolving Loans and the Applicable Unused Line Fee Rate shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Consolidated Total Debt to Pro Forma EBITDA Ratio, commencing on December 31, 2006 with reference to the most recently delivered quarterly unaudited consolidated Financial Statements as of the end of the first three Fiscal Quarters in any Fiscal Year or annual audited Financial Statements (as applicable). Adjustments in Applicable Margins shall be determined by reference to the following grids:

If Consolidated Total Debt to Pro Forma EBITDA Ratio is:	Level of Applicable Margins:

> = 6.0:1	Level I
> = 5.0:1, but < 6.0:1	Level II
> = 4.0:1, but < 5.0:1	Level III
< 4.0:1	Level IV

          High to Low

	Applicable Margins

	Level I	Level II	Level III	Level IV

Base Rate Revolving Loans	1.25%	1.00%	0.75%	0.50%
LIBOR and Sterling LIBOR Loans	2.25%	2.00%	1.75%	1.50%
Applicable Unused Line Fee Rate	0.50%	0.375%	0.375%	0.25%

                    All adjustments in the Applicable Margins for Revolving Loans on or after December 31, 2006 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to the Lenders of quarterly unaudited consolidated Financial Statements as of the end of the first three Fiscal Quarters in any Fiscal Year or annual audited Financial Statements (as applicable) evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, the Borrowers shall deliver to the Administrative Agent and the Lenders a certificate, signed by the chief financial officer of the US Borrower, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in the Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins for Revolving Loans is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

                    “Applicable Required Lenders” means (a) with respect to matters relating to the US Credit Agreement, the US Required Lenders and (b) with respect to matters relating to the UK Credit Agreement, the UK Required Lenders.

                    “Applicable Security Agent” means (a) with respect to matters relating to the US Credit Agreement and US Loan Documents, the Administrative Agent and (b) with respect to matters relating to the UK Credit Agreement and UK Loan Documents, the UK Security Trustee.

                    “Applicable Unused Line Fee Rate” means 0.375% per annum as adjusted in accordance with the determination of Applicable Margin.

                    “Appraisal Reserves” means any reserves that the Administrative Agent or the UK Agent, as applicable, from time to time establishes in its reasonable discretion, for any appraisal.

                    “Appraiser” means Hilco Appraisal Services, LLC, (“Hilco”) or such other appraiser selected by the Administrative Agent; provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall use its reasonable best efforts to select Hilco and only if after using such reasonable best efforts Hilco is not available, such other appraiser as will employ the methodologies utilized by Hilco in respect of the valuations of the Borrower’s assets used to determine the Applicable Borrowing Base as of the Closing Date. For the avoidance of doubt, each Borrower acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall select an appraiser in its sole discretion, but shall use reasonable best efforts to cause such appraiser to utilize the methodology applied by Hilco in respect of the valuation of the Borrower’s assets to determine the Applicable Borrowing Base as of the Closing Date.

                    “Approved Currency” mean any of Dollars, Pounds Sterling, Canadian Dollars or Euro.

                     “Assignee” has the meaning specified in Section 11.2(a) of the US Credit Agreement.

                    “Assignment and Acceptance” has the meaning specified in Section 11.2(a) of the US Credit Agreement.

                    “Attorney Costs” means and includes all reasonable and documented fees, expenses and out-of-pocket disbursements of any law firm or other counsel engaged by any of the Agents, from and after the Closing Date;

                    “Bank Product Provider” means any Lender or any Affiliate of a Lender, or any successor entity thereto, providing Bank Products to the Borrowers. Any such Lender or Affiliate that enters into a transaction with the Borrower in respect of Bank Products (i) shall promptly provide the Administrative Agent notice of such Bank Product arrangements with a Borrower and an estimate of the maximum liability of such Borrower to such Bank Product Provider thereunder and (ii) shall agree to appoint the Applicable Agents as its agents for purposes of the applicable Loan Documents and be bound by the terms set forth in Article 12 of this Agreement in connection therewith.

                    “Bank Reference Rate” means JPMorgan Chase Bank, N.A.’s reference rate for Pounds Sterling, being the rate time to time set by JPMorgan Chase Bank, N.A.’s based on various factors including JPMorgan Chase Bank, N.A.’s cost of funds, desired return and general economic conditions and which is used a reference point for pricing loans made by it in Pounds Sterling.

                    “Bank Product Reserves” means all reserves which the Administrative Agent or the UK Agent, as applicable, from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

                    “Bank Products” means either US Bank Products or UK Bank Products or both of them.

                    “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as amended from time to time.

                    “Base Rate Revolving Loans” means, collectively, the US Base Rate Revolving Loans and the UK Base Rate Revolving Loans.

                    “Blocked Account Agreement” means an agreement among any Borrower, any Guarantor, the Applicable Security Agent and a Clearing Bank, in form and substance reasonably satisfactory to the Applicable Security Agent and Applicable Borrower Representative, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

                    “Blocked Person” means (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (OFAC) at its official website or any replacement website or other replacement official publication of such list; (e) a Person or entity who is affiliated with a Person or entity listed above; or (f) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country on any official list maintained by OFAC.

                    “Book Value of Eligible Machinery and Equipment” shall mean the net book value of Eligible Machinery and Equipment, determined in accordance with GAAP.

                    “Book Value of Eligible Rental Fleet Assets” shall mean the net book value of Eligible Rental Fleet Assets, determined in accordance with GAAP.

                    “Borrower” and “Borrowers” means each of the US Borrowers and the UK Borrower and all of them.

                    “Borrower Representative” means the US Borrower Representative.

                    “Borrowing Base Certificate” means a certificate by a Responsible Officer of the Applicable Borrower Representative, substantially in the form of Exhibit B to the US Credit Agreement and the UK Credit Agreement (or another form reasonably acceptable to the Administrative Agent and the UK Agent acting jointly) setting forth the calculation of the UK Borrowing Base or US Borrowing Base, as applicable, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent or, in the case of the UK Borrowing Base, the UK Agent. All calculations of the Applicable Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Applicable Borrower Representative and certified to the Administrative Agent or, in the case of the UK Borrowing Base, the UK Agent; provided, that (a) the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement and (b) the UK Agent, shall have the right to review and adjust, in the exercise of its sole discretion, any such calculation (1) to reflect its estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

                    “Borrowings” means US Borrowings and UK Borrowings.

                    “Canadian Dollars” mean Canadian dollars in the lawful currency of Canada.

                    “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                    “Capital Expenditure to Acquisitions Transfer Amount” means, with respect to each Fiscal Year, the amount up to the Dollar Equivalent of $15,000,000 applied by the Credit Parties, in their discretion, to the making of Permitted Acquisitions pursuant to Section 7.10(c) of the US Credit Agreement and Section 7.10(c) of the UK Credit Agreement, rather than Capital Expenditures pursuant to Section 7.26 of the US Credit Agreement and Section 7.26 of the UK Credit Agreement, such amount for each Fiscal Year to be certified by the US Borrower Representative to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year.

                    “Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any Fixed Asset, Rental Fleet Asset or improvement, or replacement, substitution, or addition thereto, including those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease. Notwithstanding the foregoing, Capital Expenditures shall not include (i) Rental Fleet Assets or Machinery and Equipment purchased substantially simultaneously with the trade-in of existing Rental Fleet Assets or Machinery and Equipment to the extent of the trade-in credit therefor, (ii) Rental Fleet Assets or Fixed Assets purchased with proceeds of Rental Fleet Assets or Fixed Assets sold in that Fiscal Year, (iii) expenditures to acquire assets in a Permitted Acquisition; (iv) Capital Leases existing on the Closing Date; (v) expenditures made to restore, rebuild or replace property following any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made or financed with proceeds received or to be received from insurance, condemnation or other similar proceeds; (vii) expenditures made to the extent reimbursed by a Person other than the Credit Parties and their Subsidiaries and (viii) expenditures constituting capitalized interest.

                    “Capital Lease” means any lease of property which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of the applicable Person.

                    “Capital Stock” means all equity interests in a Person, whether common stock, preferred stock, partnership interests, limited liability company interests, membership interests, options, warrants, stock or equity appreciation rights, or otherwise.

                     “Cash Interest Coverage Ratio” means, for any period, the ratio of EBITDA to the sum of (i) total interest expense payable by Mobile Services and its Subsidiaries in cash during such period; (ii) any distributions in cash made during such period pursuant to Section 7.10(a)(iv) and (iii) any distributions in cash made during such period pursuant to Section 7.10(a)(viii) for the purpose of making interest payments with respect to the Mezzanine Notes..

                    “Change in Control” means

                    (a) prior to a public offering of stock by the Parent Guarantor registered pursuant to the Securities Act (an “IPO”), the failure of Welsh Carson and its Affiliates to beneficially own in the aggregate, free and clear of all Liens, at least 50% of the outstanding shares of Voting Stock of the Parent Guarantor on a fully diluted basis;

                    (b) after an IPO, (i) the failure of Welsh Carson and its Affiliates to beneficially own in the aggregate free and clear of all Liens, at least 30% of the outstanding Voting Stock of the Parent Guarantor on a fully diluted basis, (ii) the acquisition, directly or indirectly, by any person or group (as defined in Section 13(d)(3) under the Exchange Act) (other than any Affiliates of Welsh Carson) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of a percentage of the outstanding Voting Stock of the Parent Guarantor that exceeds in the aggregate the percentage of Voting Stock then beneficially owned (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) by the Welsh Carson or (iii) the board of directors of the Parent Guarantor shall not consist of a majority of “Continuing Directors” (such term being defined as directors of the Parent Guarantor on the Closing Date and each other director, if such other director’s nomination for election to the board of directors is recommended by a majority of the then Continuing Directors or is recommended by a committee of the board of directors, a majority of which is composed of the then Continuing Directors or if such other director receives the affirmative vote of Welsh Carson or its Affiliates);

                    (c) (i) the failure of the Parent Guarantor to directly own beneficially and of record all of the outstanding Voting Stock of Mobile Services or directly or indirectly own beneficially and of record all of the outstanding Voting Stock of MSG and each other Credit Party or (ii) the failure of Mobile Services to directly own beneficially and of record all of the outstanding Voting Stock of MSG, in the case of clauses (i) and (ii) on a fully diluted basis, and free and clear of all Liens except the Applicable Agents’ Liens;

                    (d) so long as the UK Revolving Facility has not been terminated or there are any Obligations owing with respect to the UK Revolving Facility (other than in the case where the UK Commitments are being terminated and all Obligations in respect of the UK Revolving Facility are being repaid or cash collateralized on terms reasonably satisfactory to the Administrative Agent contemporaneously with the diminution of MSG’s ownership in Ravenstock), the failure of the Parent Guarantor to directly or indirectly own beneficially and of record all of the outstanding Voting Stock of the UK Borrower and the other UK Credit Parties on a fully diluted basis, and free and clear of all Liens except the Applicable Agents’ Liens; or

                    (e) the occurrence (whether before or after an IPO) of a “Change of Control” or “Change in Control” (however defined) under the Senior Unsecured Notes, Mezzanine Notes or under any provision of any other agreement governing Debt or Preferred Stock with a principal amount in excess of $7,500,000 which requires the repurchase or offer to repurchase of such Debt or Capital Stock upon a change in ownership of MSG, Mobile Services or the Parent Guarantor.

                    “Chattel Paper” means, with respect to any Person, all of such Person’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

                    “Clearing Bank” means any banking institution selected by the Administrative Agent and the Borrower Representative with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

                    “Closing Date” means the date of the US Credit Agreement and the UK Credit Agreement.

                     “Closing Date MAE” means a change or effect that is materially adverse to the assets, liabilities, business, financial condition or results of operations of the Borrowers and its Subsidiaries taken as a whole, other than any such change or effect, directly or indirectly, (a) resulting from or arising in connection with (i) general political, economic, financial, capital markets or industry-wide conditions, (ii) this Agreement, the transactions contemplated hereby or the announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) conditions disclosed in any schedules to any Loan Documents as in existence on the date hereof (but excluding any material worsening or deterioration of such condition), (iv) any breach by any Agent, Lender or the Letter of Credit Issuer of this Agreement or any other Loan Document, or (v) the taking of any action or the omission to take any action expressly required by this Agreement or any other Loan Document; or (b) attributable to the fact that investors in Parent Guarantor are, prior to the Closing Date, prospective owners, and as of the Closing Date, owners, of the Borrowers and its Subsidiaries.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    “Collateral” means either of the US Collateral or the UK Collateral or both of them.

                    “Commitment Percentage” means, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s US Commitment or UK Commitment, as applicable by (b) the aggregate amount of the US Commitment and UK Commitment; provided that at any time when the US Commitment and UK Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the Commitment Percentage as in effect immediately prior to such termination.

                    “Companies Act” means the Companies Act 1985 of the United Kingdom (as amended or otherwise re-enacted from time to time).

                    “Compliance Certificate” has the meaning specified in Section 5.2(d) of the US Credit Agreement and Section 5.2(d) of the UK Credit Agreement.

                    “Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Debt of the Credit Parties and their Subsidiaries (other than the Mezzanine Debt) as of such date, determined on a consolidated basis in accordance with GAAP.

                    “Consolidated Total Debt to Pro Forma EBITDA Ratio” means, as of any date of determination, Consolidated Total Debt as of such date to Pro Forma EBITDA for the four Fiscal Quarter period ending on such date.

                    “Contaminant” means any substance, waste, pollutant, hazardous substance, toxic substance, hazardous waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance listed in, defined in or regulated by any Environmental Law.

                    “Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Loan.

                    “Continuing Director” has the meaning specified in the definition of “Change of Control.”

                    “Credit Agreement” shall mean each of the US Credit Agreement and the UK Credit Agreement, and both of them.

                    “Credit Facilities” means the Total US Facility and Total UK Facility.

                    “Credit Party” means any US Credit Party and/or any UK Credit Party and any other Person who, from time to time, is a guarantor of the Obligations of any Credit Party or have granted a Lien to secure the Obligations of any Credit Party.

                    “Credit Support” has the meaning specified in Section 1.4(a) of the US Credit Agreement or Section 1.4(a) of the UK Credit Agreement, as applicable.

                     “Currency Due” has the meaning specified in Section 13.19 of the US Credit Agreement or Section 13.21 of the UK Credit Agreement, as applicable.

                    “Debt” of a Person means, without duplication, all liabilities, obligations and indebtedness of such Person to any other Person consisting of indebtedness for borrowed money or the deferred purchase price of property, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, including (a) all Loans and reimbursement obligations with respect to Letters of Credit; (b) all obligations evidenced by bonds, loan stock, debentures, notes or similar instruments; (c) all obligations and liabilities of any other Person secured by any Lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (d) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (e) all reimbursement obligations under letters of credit or bankers acceptances; (f) all obligations and liabilities under Guaranties and (g) the present value (discounted at the US Base Rate) of lease payments due under any synthetic lease.

                    “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

                    “Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate or Letter of Credit Fees, as applicable, plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

                    “Defaulting Lender” has the meaning specified in Section 12.14(c) of the US Credit Agreement and Section 12.14(c) of the UK Credit Agreement.

                    “Defaulting Participant” has the meaning specified in Section 1.8 of the UK Credit Agreement.

                    “Deposit Accounts” means, with respect to any Person, all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of such Person.

                    “Designated Account” has the meaning specified in Section 1.2(c)(3) of this Agreement.

                    “Distribution” means, in respect of any Person: (a) the payment or making of any dividend or other distribution of property in respect of Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person, other than distributions in Capital Stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such Person of any Capital Stock (or any options or warrants for such Capital Stock) of such Person.

                    “Documentation Agents” means Wachovia Capital Finance Corporation (Western), Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. and Textron Financial Corporation, in their capacity as documentation agents, and any successor agent.

                    “Documents” means, with respect to any Person, all documents, as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by such Person.

                    “DOL” means the United States Department of Labor or any successor department or agency.

                    “Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under the Loan Documents by the US Credit Parties shall be made in Dollars.

                    “Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in Pounds Sterling or any currency other than Dollars, the equivalent amount in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with Pounds Sterling or such other currency on the most recent computation date.

                    “EBITDA” means, with respect to any fiscal period, for Mobile Services and its Subsidiaries, determined on a consolidated basis, the sum (without duplication) of the following, determined in accordance with GAAP: (a) Adjusted Net Income; plus (b) the amount deducted in determining net income representing amortization; plus (c) the amount deducted in determining net income of all income tax provision; plus (d) interest expense; plus (e) the amount deducted in determining net income representing depreciation of assets; plus (f) the amount deducted in determining net income for any non-cash write-down of goodwill pursuant to FASB 142; plus (g) an amount equal to the amount of all non-cash expenses and charges deducted in determining net income other than any such non-cash item to the extent it represents an accrual of reserves for cash expenditures in any future period; plus (h) other non-cash extraordinary, nonrecurring, unusual expenses or charges not in the ordinary course of business other than any such non-cash item to the extent it represents an accrual of reserves for cash expenditures in any future period; plus (i) any expenses or charges related to any offering, investment, acquisition, disposition, recapitalization or Debt permitted to be incurred under this Agreement including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the Acquisition, the offering of the Senior Unsecured Notes, the Mezzanine Notes and this Agreement, and, in each case, deducted in computing Adjusted Net Income; plus (j) any professional and underwriting fees related to any offering, investment, acquisition, recapitalization or Debt permitted to be incurred under this Agreement and, in each case, deducted in such period in computing Adjusted Net Income; plus (k) any other cash extraordinary expenses in an aggregate amount not to exceed $2,000,000 for any fiscal period; plus or minus (l) the cumulative effect of accounting changes resulting from changes to GAAP since December 14, 2003.

                    “Eligible Accounts” means, with respect to the US Collateral, the Accounts of the US Borrowers and each of the US Subsidiary Guarantors which the Administrative Agent, reasonably determines to be Eligible Accounts of the US Borrowers and each of the US Subsidiary Guarantors; and, with respect to the UK Collateral, the Accounts of the UK Borrower and each of the UK Borrowing Base Parties which the UK Agent, in its capacity as the UK Agent under the UK Credit Agreement, determines to be Eligible Accounts of the UK Borrower and each of the UK Borrowing Base Parties. Without limiting the discretion of the Administrative Agent or UK Agent, as applicable, to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Administrative Agent or UK Agent, as applicable, in its sole discretion elects, include any Account:

                    (a) with respect to which more than 90 days have elapsed since the date of the original invoice therefor;

                    (b) with respect to which any of the representations, warranties, covenants, and agreements contained in the US Security Agreement or the UK Debenture are incorrect or have been breached;

                    (c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

                    (d) which represents a progress billing (as hereinafter defined) or as to which the applicable Credit Party has extended the time for payment without the consent of the Administrative Agent or UK Agent, as applicable; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the applicable Credit Party’s completion of any further performance under the contract or agreement except to the extent such obligation to pay has effectively accrued by completion or performance and is not disputed;

                    (e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request, application or petition for liquidation, reorganization, arrangement, administration, compromise, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of an interim receiver, receiver, administrative receiver, administrator, receiver and manager or trustee for the Account

Debtor or for any of the assets of the Account Debtor, including the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States, any state or territory thereof or any non-US jurisdiction) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or any other inability of the Account Debtor to pay its debts as they fall due or the cessation of the business of the Account Debtor as a going concern;

                    (f) if fifty percent (50%) or more of the aggregate Dollar Equivalent amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible for any other reason under clauses (a) through (z) (other than clause (s)) of this definition;

                    (g) owed by an Account Debtor which: (i) with respect to Account Debtors of any US Borrower or any of the US Subsidiary Guarantors, does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland), or with respect to Account Debtors of the UK Borrower or any of the UK Borrowing Base Parties, does not maintain its chief executive office in the European Union or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province of any of the foregoing, in respect of Account Debtors of any US Borrower or any of the US Subsidiary Guarantors, or is not formed under the laws of any member of the European Union or Canada or any province thereof, in respect of Account Debtors of the UK Borrower or any of the UK Borrowing Base Parties; or (iii) is the government of any foreign country (or, in the case of the UK Borrower or any of the UK Borrowing Base Parties, any country other than the United Kingdom) or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit reasonably satisfactory to the Administrative Agent or UK Agent, as applicable, in its discretion; provided that any Account of an Account Debtor organized in Canada or a country admitted to the European Union after December 16, 2003, shall be included in the calculation of Eligible Accounts only to the extent that (x) the Accounts located in Canada are not located in the Province of Quebec and (y) the aggregate value of Accounts located in countries admitted to the European Union after December 16, 2003 do not exceed 5% of the aggregate value of the Eligible Accounts of all UK Borrowing Parties (with an additional 5% availability at the sole discretion of the Administrative Agent).

                    (h) owed by an Account Debtor which is a Subsidiary, Affiliate, agent, officer or employee of any Borrower or any of their Subsidiaries;

                    (i) except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Applicable Agents’ Liens in such Account, or the Applicable Security Agent’s right or ability to obtain direct payment to the Applicable Security Agent of the proceeds of such Account, is governed by any national, federal, state, provincial or local statutory requirements other than those of the UCC or, in the case of the UK Credit Parties, the Companies Act;

                    (j) owed by an Account Debtor to which the Applicable Borrower or any other Credit Party subject to any right of setoff, counterclaim or recoupment by the Account Debtor (except to the extent of amounts not subject to setoff counterclaim or recoupment), unless the Account Debtor has entered into an agreement reasonably acceptable to the Administrative Agent or UK Agent, as applicable, to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, counterclaim, recoupment, dispute, or claim;

                    (k) owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Applicable Agents’ Liens therein, have been complied with to the Administrative Agent’s or UK Agent’s, as applicable, satisfaction with respect to such Account;

                    (l) owed by any state, municipality, or other political subdivision of the United States of America, any other Governmental Authority or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that the Applicable Agents’ Lien therein is not or cannot be perfected;

                    (m) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

                    (n )which is evidenced by a promissory note or other instrument or by Chattel Paper (other than an operating lease on the applicable Credit Party’s standard form or entered into in the ordinary course of the applicable Credit Party’s business);

                    (o) with respect to the US Credit Parties, if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay; or, with respect to the UK Credit Parties, if the UK Agent believes that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

                    (p) with respect to which the Account Debtor is located in any jurisdiction requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Applicable Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

                    (q) which arises out of a sale or lease not made in the ordinary course of the applicable Credit Party’s business;

                    (r) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Credit Party, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

                    (s) owed by an Account Debtor which is obligated to the Credit Parties respecting Accounts for such Account Debtor and its Affiliates the aggregate unpaid balance of which exceeds fifteen percent (15%) (or in the case of each of Wal-Mart Stores, Inc., Target Corporation, The Home Depot, Inc. and Staples, Inc. and their Affiliates, thirty percent (30%)) of the aggregate unpaid balance of all Accounts owed to the Credit Parties at such time by all of the Credit Parties’ Account Debtors, but only to the extent of such excess;

                    (t) which is not subject to a first priority and perfected security interest in favor of the Applicable Security Agent for the benefit of the Lenders;

                    (u) which is owed by an Account Debtor which is an individual;

                    (v) which represents a sales tax accrual or a vendor rebate;

                    (w) which represents unearned revenue or prebilled Accounts; provided, however, that any prepaid “pickup charges” shall not be ineligible because of the application of this clause (w) provided that such charges have been billed and collected in advance;

                    (x) which represents installment sales;

                    (y) in the case of Accounts of any US Borrower or any of the US Subsidiary Guarantors, is not payable in Dollars or, in the case of Accounts of the UK Borrower or any of the UK Borrowing Base Parties, is not payable in Pounds Sterling; and

                    (z) which is acquired from any Person or owned by any acquired Person other than as provided in the final paragraph of this definition of “Eligible Accounts.”

                    If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts. In any Permitted Acquisition, if the Applicable Borrower acquires a Person which owns Accounts, then such Accounts may be included in Eligible Accounts if (i) such Accounts meet all criteria of eligibility, (ii) if a Person which owns Rental Fleet Assets has been acquired, the Credit Parties shall have satisfied each condition with respect to designating such Person as an additional Credit Party under the US Credit Agreement or the UK Credit Agreement, as applicable, (iii) the US Credit Parties or the UK Credit Parties, as applicable, shall have permitted representatives of the Responsible Agent (at the expense of the US Borrowers or the UK Borrower, as applicable) to examine the corporate, financial and operating records with respect to such acquired Accounts or of such acquired Person and make copies thereof or abstracts therefrom and to discuss such Accounts or such acquired Person with the applicable Credit Parties and, if applicable, such acquired Person’s directors and officers, at reasonable times during normal business hours.

                    “Eligible Assignee” or “Eligible Transferee” means (a) a commercial bank, commercial finance company or other asset-based lender, having total assets in excess of the Dollar Equivalent of $1,000,000,000; (b) any Lender listed on the signature page of the Credit Agreements; (c) any Affiliate of any Lender; and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Applicable Agent.

                    “Eligible Inventory” means, with respect to the US Collateral, Rental Fleet Assets and Sales Inventory of the US Borrowers and the US Subsidiary Guarantors which the Administrative Agent, in its capacity as the Administrative Agent under the US Credit Agreement, reasonably determines to be Eligible Inventory of the US Borrowers or the US Subsidiary Guarantors; and with respect to the UK Collateral, the Rental Fleet Assets and Sales Inventory of the UK Borrower and the UK Borrowing Base Parties which the UK Agent, in its capacity as UK Agent under the UK Credit Agreement, determines to be Eligible Inventory of the UK Borrower or the UK Borrowing Base Parties. Without limiting the discretion of the Administrative Agent or UK Agent, as applicable, to establish other criteria of ineligibility, Eligible Inventory shall not, unless the Administrative Agent or UK Agent, as applicable, in its sole discretion elects, include:

                    (a) any Inventory that is not owned by the applicable Credit Party or that is not leased by the applicable Credit Party pursuant to the terms of a Capital Lease;

                    (b) any Inventory that is not subject to the Applicable Agents’ Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clause (d) or (h) of the definition of Permitted Liens; provided that such Permitted Liens (i) are junior in priority to the Applicable Agents’ Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Applicable Security Agent to realize on or obtain the full benefit of the Collateral);

                    (c) any Inventory that does not consist of finished goods;

                    (d) any Inventory that consists of work-in-process, parts, tooling, chemicals, samples, prototypes, supplies, or packing and shipping materials;

                    (e) any Inventory that is not in rentable or salable condition, is unmerchantable, is defective, is being repaired, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use, lease or sale;

                    (f) any Inventory that is Sales Inventory that has been carried on the applicable Credit Party’s books as Sales Inventory for more than one (1) year and any Inventory that is not Sales Inventory and that has not been subject to a rental contract with a duration of equal to or greater than 18 days at least once during the preceding 21 completed calendar months, and thereafter any Inventory that is not Sales Inventory and that has not been subject to a rental contract with a duration of equal to or greater than 18 days at least once during the preceding 18 completed calendar months;

                    (g) any Inventory, with respect to a US Borrower or a US Subsidiary Guarantor, that is located outside the United States of America or with respect to the UK Borrower or a UK Borrowing Base Party, the United Kingdom of Great Britain and Northern Ireland or Canada (or in either case that is in-transit from vendors or suppliers);

                    (h) any Inventory, that, if not located at a customer’s premises under a valid and enforceable lease, is (i) located in a public warehouse if the warehouseman has not delivered to the Administrative Agent or the UK Agent, as applicable, a reasonably acceptable waiver and access agreement or a Reserve for storage charges and fees has not been established for Inventory at that location, (ii) in the possession of a bailee or Agency, if the bailee or Agency has not delivered to the Administrative Agent or the UK Agent, as applicable, a bailee agreement or agency access agreement, and the Applicable Borrower has not delivered to the Applicable Security Agent evidence of appropriate UCC or other applicable filings, and that it has taken all such other actions, necessary to protect the perfection and first priority of the Applicable Agent’s Liens, all in form and substance a reasonably satisfactory to the Applicable Security Agent, or (iii) located on premises subject only to an oral lease, to the extent that the net book value of all such Inventory located in such public warehouses or in the possession of such bailees or Agencies or on premises subject to an oral lease, in the aggregate, exceeds $250,000.

                    (i) any Inventory that contains or bears any Proprietary Rights licensed to a Borrower or any of its Subsidiaries by any Person, if the Administrative Agent or UK Agent, as applicable, is not reasonably satisfied that the Applicable Security Agent may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement or the UK Debenture and Section 9.2 of the Agreement without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which such Borrower or Subsidiary has not delivered to the Administrative Agent or UK Agent, as applicable, a consent or sublicense agreement from such licensor in form and substance reasonably acceptable to the Administrative Agent or UK Agent, as applicable, if requested;

                    (j) any Inventory that is not reflected in the details of current perpetual inventory reported in the applicable Credit Party’s computerized equipment file;

                    (k) any Inventory (i) that is Rental Fleet Assets or Sales Inventory used by the Applicable Borrower or its Affiliates or (ii) that is placed on consignment for which an access agreement acceptable to the Applicable Security Agent has not been obtained from the consignor and appropriate financing statements have not been filed;

                    (l) any Inventory that has not been manufactured in accordance with, or does not meet, all standards imposed by any Governmental Authority;

                    (m) any Inventory, in the case of the UK Borrower or any Foreign Subsidiary, as to which title is retained by the seller thereof or which is subject to Romalpa provisions in favor of any Person;

                    (n) in respect of any US Borrower or any US Subsidiary Guarantor, any Inventory in respect of which any US Borrower or any US Subsidiary Guarantor shall not have complied with Section 16(a) or 16(b) of the US Security Agreement within the time periods specified therein;

                    (o) any Inventory that has been leased to a customer of any Borrower or any of its Subsidiaries pursuant to the terms of any capital lease, lease with a bargain purchase option, finance leasing program or purchase lease or similar program;

                    (p) the amount of accumulated depreciation of any such Inventory;

                    (q) any Inventory that is in transit from suppliers of the Applicable Borrower or its Affiliates; or

                    (r) any Inventory of any Borrower or any of its Subsidiaries that is a portable toilet.

                    If any Rental Fleet Asset or item of Sales Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory. In any Permitted Acquisition, if the Applicable Borrower acquires Rental Fleet Assets or a Person which owns Rental Fleet Assets then such Rental Fleet Assets may be included in Eligible Inventory if, (i) such Rental Fleet Assets meet all criteria of eligibility, (ii) if a Person which owns Rental Fleet Assets has been acquired, the Credit Parties shall have satisfied each condition with respect to designating such Person as a Credit Party under the US Credit Agreement or the UK Credit Agreement, as applicable, (iii) the US Credit Parties or the UK Credit Parties, as applicable, shall have permitted representatives of the Responsible Agent (at the expense of the US Borrowers or the UK Borrower, as applicable) to visit and inspect, and such representatives of the Responsible Agent shall have visited and inspected (or such right of visitation shall have been expressly waived by the Responsible Agent), any of the properties on which such acquired Rental Fleet Assets are located, to examine the corporate, financial and operating records with respect to such acquired Rental Fleet Assets or such acquired Person and make copies thereof or abstracts therefrom and to discuss such acquired Rental Fleet Assets or such acquired Person with the Applicable Credit Parties and, if applicable, such acquired Person’s, post-acquisition directors and officers, at reasonable times during normal business hours and (iv) and, if the aggregate purchase price is greater than or equal to $15,000,000, the Responsible Agent shall have received from the Appraiser a “desktop appraisal” of such Rental Fleet Assets acquired by the applicable Credit Parties or owned by such Person acquired by the applicable Credit Parties which shall be reasonably satisfactory in scope, form and substance to the Responsible Agent.

                     “Eligible Machinery and Equipment” means, with respect to US Collateral, all Machinery and Equipment (but not including any Rental Fleet Asset or item of Sales Inventory) owned by and used in the operation of the business of the US Borrowers and the US Subsidiary Guarantors; and, with respect to the UK Collateral, all Machinery and Equipment (but not including any Rental Fleet Asset or item of Sales Inventory) owned by and used in the operation of the business of the UK Borrower and the UK Subsidiary Guarantor. Without limiting the discretion of the Administrative Agent or UK Agent, as applicable, to establish other criteria of ineligibility, Eligible Machinery and Equipment shall not, unless the Administrative Agent or UK Agent, as applicable, in its sole discretion elects, include any Machinery and Equipment:

                    (a) that is not owned by the Borrowers and the Subsidiary Guarantors or that is not leased by the Borrowers and the Subsidiary Guarantors pursuant to the terms of a Capital Lease;

                     (b) that is not subject to the Applicable Agents’ Liens, which are perfected as to such Machinery and Equipment, or that are subject to any other Lien whatsoever (other than the Liens described in clause (d) or (h) of the definition of Permitted Liens; provided that such Permitted Liens (i) are junior in priority to the Applicable Agents’ Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Applicable Security Agent to realize on or obtain the full benefit of the Collateral);

                    (c) that is not in good condition, is unmerchantable, is defective, is being repaired, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such Machinery and Equipment, their use or sale;

                    (d) that is not currently usable;

                    (e) with respect to the US Borrowers or any of their Subsidiaries, that is located outside the United States of America or, with respect to the UK Borrower or any of the Foreign Subsidiaries, the United Kingdom of Great Britain and Northern Ireland or Canada;

                    (f) in the case of the UK Borrower or any Foreign Subsidiary, as to which title is retained by the seller thereof or which is subject to Romalpa provisions in favor of any Person; or

                    (g) that is located in a public warehouse or in possession of a bailee or in a facility leased by such Borrower or an Agency, if the warehouseman, or the lessor has not delivered to the Administrative Agent or UK Agent, as applicable, if requested thereby, a landlord waiver and access agreement in form and substance reasonably satisfactory to the Administrative Agent or UK Agent, as applicable, or if a Reserve for rents or storage charges has not been established for Machinery and Equipment at that location or, with respect to an Agency location, a bailee letter and appropriate bailment filing.

                    If any Machinery and Equipment at any time ceases to be Eligible Machinery and Equipment, such Machinery and Equipment shall promptly be excluded from the calculation of Eligible Machinery and Equipment.

                    “Eligible Rental Fleet Assets” means Rental Fleet Assets that constitute Eligible Inventory.

                    “Eligible Sales Inventory” means Sales Inventory that constitutes Eligible Inventory.

                    “Eligible Sales Inventory Appraisal Date” means the date on which the Agents shall receive an appraisal of the Eligible Sales Inventory reasonably acceptable to the Agents in their reasonable credit judgment.

                    “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

                    “Environmental Compliance Reserve” means any reserve which the Administrative Agent or the UK Agent, as applicable, establishes after prior written notice to the Applicable Borrower Representative from time to time for amounts that are reasonably likely to be expended by a Credit Party in order for the Credit Parties and their operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Agents and the Lenders pursuant to Section 7.7 of the US Credit Agreement and Section 7.7 of the UK Credit Agreement.

                    “Environmental Laws” means all regional, national, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, as are now or hereafter in effect, in each case relating to environmental, health, safety and land use matters in any jurisdiction.

                    “Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Credit Party within the meaning of Section 4001 of ERISA or is part of a group that includes a Credit Party and that is treated as a single employer under Section 414 of the Code.

                    “ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Plan, Multiemployer Plan or Foreign Pension Plan unless such failure is cured within 30 days, (c) a withdrawal by a Credit Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (d) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (f) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (g) the loss of a Plan’s qualification or tax exempt status or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Credit Party or any ERISA Affiliate.

                    “Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

                    “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

                    “European Union” means the European Union, and including in any case the countries of Austria, Belgium, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom. It being understood that for purposes of clause (g) in the definition of “Eligible Accounts”, the following countries were admitted to the European Union after December 16, 2003: Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia and Slovenia.

                    “Event of Default” has the meaning specified in Section 9.1.

                    “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                    “Exchange Rate” means on any day, with respect to Pounds Sterling, the rate at which Pounds Sterling may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Pounds Sterling. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and each US Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the Spot Rates of the market where its foreign currency exchange operations in respect of Pounds Sterling are then being conducted, at or about 10:00 a.m. (New York time) on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the US Borrower Representative, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

                    “Executive Order 13224” means Executive Order 13224 signed into effect on September 23, 2001, as amended.

                    “Existing Indebtedness” means “Revolving Loans” as defined in the Existing US Credit Agreement and the Existing UK Credit Agreement which are outstanding on the Closing Date immediately prior to the effectiveness of the US Credit Agreement and the UK Credit Agreement.

                    “Existing UK Credit Agreement” means that certain UK credit agreement dated as of December 16, 2003, as amended on May 6, 2004 and on May 31, 2004, and as amended and restated pursuant to the amendment and restatement agreement dated December 30, 2005, among, inter alios, the financial institutions named therein as UK Lenders, Bank of America, N.A. as UK Agent, the UK Security Trustee and Ravenstock MSG Limited as the UK Borrower thereunder, as amended, supplemented or otherwise modified from time to time.

                    “Existing US Credit Agreement” means that certain Credit Agreement dated as of December 16, 2003, as amended on May 6, 2004 and on May 3, 2004, and as amended and restated pursuant to the amendment and restatement agreement dated December 30, 2005, among, the financial institutions named therein, Mobile Services, MSG and the other parties thereto, as amended supplemented or otherwise modified from time to time.

                    “FASB 142” means Statement of Financial Accounting Standards No. 142 issued on June 29, 2001 by the Financial Standards Accounting Board.

                    “FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

                    “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a US Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding US Business Day as so published on the next succeeding US Business Day, and (b) if no such rate is so published on such next succeeding US Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Agent.

                    “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

                    “Fee Letter” has the meaning set forth in Section 2.4 of the US Credit Agreement.

                    “Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 of the US Credit Agreement and/or Sections 5.2 and 6.6 of the UK Credit Agreement, or any other financial statements required to be given to the Lenders pursuant to this Agreement. For the avoidance of doubt, “Financial Statements” does not include any Latest Projection or any other projection.

                    “Fiscal Quarter” means a fiscal quarter in a Fiscal Year.

                    “Fiscal Year” means the Credit Parties’ fiscal year for financial accounting purposes. The current Fiscal Year of the Credit Parties will end on December 31, 2006.

                    “Fixed Assets” means the Machinery and Equipment and Real Estate of the Credit Parties.

                    “Fleet Utilization Rate” means the ratio expressed as a percentage of (i) the aggregate number of units of the Rental Fleet Assets of all the Credit Parties which are then hired out to customers or are pending pickups, in each case pursuant to valid and enforceable leases to (ii) the total number of units of Rental Fleet Assets owned or leased by the Credit Parties. For the avoidance of doubt, the Fleet Utilization Rate shall be calculated on the last business day of each Fiscal Quarter based (unless the Administrative Agent and the US Borrowers otherwise agree) on the business methodologies in effect as of the Closing Date.

                    “Foreign Pension Plan” means any plan, scheme, fund or other similar program established, maintained or contributed to outside the United States by any Credit Party primarily for the benefit of employees of the Credit Party residing or working outside the United States, which plan, fund or other similar program provides, or results in, retirement income, benefits in the event of ill-health, injury or death, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

                    “Foreign Subsidiary” means any direct or indirect Subsidiary of the US Borrowers (a) organized under the laws of any jurisdiction other than the United States or any state thereof and (b) that is not a US Subsidiary.

                    “Foreign Subsidiary Guarantor” means each UK Credit Party party to the UK Guaranty.

                    “Fronting Fee” means the fronting fee payable by each of the UK Revolver Participants to the UK Fronting Lender ratably in accordance with their Pro Rata Share of the UK Revolver Participant Commitments in consideration for the fronting of UK Revolving Loans conducted by the UK Fronting Lender equal to interest, at a rate of 0.50% per annum on all UK Revolving Loans fronted by the UK Fronting Lender, in accordance with the UK Credit Agreement.

                    “Funding Date” means the date on which a Borrowing occurs.

                    “Funding UK Lender” means each UK Lender advancing UK Revolving Loans pursuant to Section 1.2 of the UK Credit Agreement.

                    “GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).

                    “General Intangibles” means, with respect to any Person all of such Person’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Person of every kind and nature (other than Accounts), including all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Person in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Person from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Person.

                    “Goods” means, with respect to any Person all “goods” as defined in the UCC, now owned or hereafter acquired by such Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

                    “Governmental Authority” means any nation or government, any state, province, county or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing in any jurisdiction.

                    “Guarantors” means, collectively, the US Borrowers in their capacity as guarantors under the UK Guaranty, the Subsidiary Guarantors and the Parent Guarantor.

                    “Guaranty” or “Guarantee” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

                    “Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

                    “Increased Amount Date” has the meaning specified in Section 1.7.

                    “Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the US Borrower Representative, among each US Borrower, the Administrative Agent and one or more Incremental US Lenders.

                    “Incremental Amount” means, at any time, the excess, if any, of (a) $50.0 million over (b) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 1.7.

                    “Incremental Commitment” means the commitment of any US Lender, established pursuant to Section 1.7, to make Incremental Loans to the US Borrowers.

                    “Incremental US Lender” means a US Lender with an Incremental Commitment or an outstanding Incremental Loan.

                    “Incremental Loans” means the Loans made by one or more US Lenders to the US Borrowers pursuant to Section 1.7.

                    “Instruments” means, with respect to any Person, all instruments, as such term is defined in the UCC, now owned or hereafter acquired by such Person.

                    “Intellectual Property” means all rights relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                    “Intercompany Debt” means Debt owing by any Credit Party to any other Credit Party (other than the Parent Guarantor) or any Subsidiary thereof related to or resulting from present or future intercompany loans, advances or other indebtedness, whether created directly or acquired by assignment or otherwise, together with all interest, premiums and fees, if any, related thereto and any other amounts payable in respect thereof and all rights and remedies related thereto.

                    “Interest Period” means, as to any LIBOR Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months (or 9 or 12 months thereafter), if agreed to by all Lenders at the time of the relevant LIBOR Loan thereafter as selected by the Applicable Borrower Representative in its Notice of Borrowing, in the form attached hereto as Exhibit D, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit E, provided that:

          (i) if any Interest Period would otherwise end on a day that is not an Applicable Business Day, that Interest Period shall be extended to the following Applicable Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Applicable Business Day;

          (ii) any Interest Period pertaining to a LIBOR Loan, that begins on the last Applicable Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Applicable Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Stated Termination Date.

                    “Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

                    “Intermediary” means MSG WC Intermediary Co., a Delaware corporation.

                    “Inventory” means, with respect to any Person, all of such Person’s, now owned and hereafter acquired inventory, goods and merchandise, including new and used manufactured or remanufactured portable storage containers, portable storage trailers, cartage trailers and portable mobile office units or cabins, wherever located, leased by such Person as lessor or furnished by such Person under a contract of service or held by such Person to be furnished under any contract of service or held by such Person for sale or lease, all returned goods, raw materials, parts, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them. For the avoidance of doubt, Inventory shall include Rental Fleet Assets and Sales Inventory.

                    “Investment Property” means, with respect to any Person, all of such Person’s right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

                    “IPO” has the meaning specified in the definition of “Change of Control.”

                    “IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

                    “Joinder Agreement” means an agreement substantially in the form of Exhibit G hereto.

                    “Judgment Currency” has the meaning specified in Section 13.9.

                    “Latest Projections” means: (a) on the Closing Date and thereafter until the Applicable Agent receives new projections pursuant to Section 5.2(e) of the US Credit Agreement and Section 5.2(e) of the UK Credit Agreement, the projections of the financial condition, results of operations, and cash flows of the Credit Parties and Subsidiaries, for the period commencing on April 1, 2006 and ending on December 31, 2010 and delivered to the Administrative Agent prior to the Closing Date; and (b) thereafter, the projections most recently received by the Agents pursuant to Section 5.2(e) of the US Credit Agreement and Section 5.2(e) of the UK Credit Agreement.

                    “Lender” and “Lenders” shall mean each of the US Lenders and the UK Lenders and all of them, as applicable.

                    “Lender Parties” shall mean the Lenders and the Agents.

                    “Letter of Credit” has the meaning specified in Section 1.4(a) of the US Credit Agreement and Section 1.4(a) of the UK Credit Agreement, as applicable.

                    “Letter of Credit Exposure” means, with respect to any Lender, at any time, and without duplication, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 1.4 at such time and (b) such Lender’s Commitment Percentage of the Letter of Credit Outstanding at such time (excluding the portion thereof) consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issue pursuant to Section 1.4.

                    “Letter of Credit Fee” has the meaning specified in Section 2.6 of the US Credit Agreement and Section 2.6 of the UK Credit Agreement, as applicable.

                    “Letter of Credit Issuer” means Wachovia Bank, National Association or any other financial institution or affiliate thereof reasonably acceptable to the Applicable Borrower Representative and the Administrative Agent that issues any Letter of Credit pursuant to the US Credit Agreement or the UK Credit Agreement, as applicable.

                    “Letter of Credit Outstanding” means, at any time, the sum of, without duplication, (a) the aggregate amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

                    “Letter of Credit Rights” means, with respect to any Person, “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by such Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

                    “Letter of Credit Subfacility” means the Dollar Equivalent of $30,000,000.

                    “LIBOR Interest Payment Date” means, with respect to a LIBOR Loan, the Termination Date and the last day of each Interest Period applicable to such Loan or, with respect to each Interest Period of greater than three months in duration, the last day of the third month of such Interest Period and the last day of such Interest Period.

                    “LIBOR Loans” means US LIBOR Revolving Loans and UK Sterling LIBOR Revolving Loans.

                    “Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, standard security, pledge, hypothecation, assignment as collateral, assignation, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting real property; and (c) any contingent or other agreement to provide any of the foregoing. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Proprietary Rights.

                    “Loan Account” means the loan account of the Applicable Borrower, which account shall be maintained by the Administrative Agent.

                    “Loan Documents” means the US Loan Documents and the UK Loan Documents.

                    “Loans” means, collectively, all loans and advances provided for in Article 1 of the US Credit Agreement and the UK Credit Agreement, as applicable.

                    “Luxembourg Debt” means the Intercompany Debt of the (i) UK Borrower to the Luxembourg Subsidiary in an aggregate principal amount not to exceed £30,000,000 and (ii) the Luxembourg Subsidiary to UK-LP in an aggregate principal amount not to exceed £30,000,000.

                    “Luxembourg Restatement (Receivables) Agreement” means the restatement agreement dated on the date hereof between UK-LP and the UK Security Trustee relating to the restatement of the Luxembourg Security Agreement.

                    “Luxembourg Restatement (Shares) Agreement” means the restatement agreement dated on the date hereof between UK-LP, the Luxembourg Subsidiary and the UK Security Trustee relating to the restatement of the Luxembourg Share Charge.

                    “Luxembourg Security Agreement” means the receivables pledge agreement, dated as of August 1, 2006, and entered into by the UK Security Trustee and UK-LP, as restated by the Luxembourg Restatement (Receivables) Agreement, and as amended, restated, supplemented or otherwise modified from time to time.

                    “Luxembourg Security Documents” means the Luxembourg Share Charge, the Luxembourg Security Agreement and the UK Intercreditor Deed.

                    “Luxembourg Share Charge” means the share pledge agreement, dated as of August 1, 2006, and entered into by the UK Security Trustee, UK-LP and the Luxembourg Subsidiary, as restated by the Luxembourg Restatement (Shares) Agreement, and as amended, restated, supplemented or otherwise modified from time to time.

                    “Luxembourg Subsidiary” shall mean LIKO Luxembourg International S.a.r.l., a company organized under the laws of Luxembourg and a Wholly-owned indirect Subsidiary of the US Borrower.

                    “Machinery and Equipment” of a Person means all of such Person’s now owned and hereafter acquired machinery, equipment, transportation equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles and trailers with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Person and all of the such Person’s rights and interests with respect thereto under such leases (including options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located, but excluding Inventory of such Person.

                    “Mandatory Cost” means the percentage rate per annum calculated by the UK Agent in accordance with Annex B.

                    “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

                    “Material Adverse Effect” means a material adverse effect on (a) the Acquisition, (b) the business assets, property or condition (financial or otherwise) of the Parent Guarantor, each US Borrower and their Subsidiaries taken as a whole, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the ability of the Credit Parties to perform any of their material obligations under the Loan Documents.

                    “Material Compliance Issue” has the meaning specified in Section 7.7(a).

                    “Maximum Aggregate Eligible Sales Inventory Amount” means an amount equal to the Dollar Equivalent of $25,000,000; provided that upon the occurrence of the Eligible Sales Inventory Appraisal Date such amount will increase to the Dollar Equivalent of $35,000,000.

                    “Maximum Amount” means an amount equal to $300,000,000 subject to any increase pursuant to Section 1.7.

                    “Maximum Liability” is defined in Section 1.6(f).

                    “Maximum Rate” is defined in Section 2.3.

                    “Maximum UK Amount” means £85,000,000.

                    “Maximum US Amount” means the Maximum Amount minus the Dollar Equivalent of the UK Aggregate Outstandings.

                    “Mezzanine Debt” means, collectively, the senior subordinated indebtedness of the Parent Guarantor outstanding pursuant to the Mezzanine Notes permitted to be issued pursuant to the Loan Documents.

                    “Mezzanine Notes” means the unguaranteed senior subordinated notes due 2015 issued on the Closing Date by the Parent Guarantor in an aggregated face amount of $90,000,000, together with all instruments and other agreements entered into by the Parent Guarantor in connection therewith, as may be amended, supplemented, refinanced, replaced or otherwise modified from time to time pursuant to the Loan Documents.

                    “Mobile Services” means Mobile Services Group, Inc., a Delaware corporation.

                    “Mobile Storage (UK)” means Mobile Storage (UK) Limited, a company formed under the laws of England and Wales.

                    “Mortgaged Property” has the meaning specified in Section 8.1(cc) of the US Credit Agreement.

                    “Mortgages” means and includes any and all of the mortgages, standard security, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by the US Borrower or any other Credit Party to or for the benefit of the Applicable Security Agent and the Applicable Lenders, including the US Mortgages, by which the Applicable Security Agent, on behalf of the Applicable Lenders, acquires a Lien on the owned Real Estate or a collateral assignment of the applicable Credit Party’s interest under leases of Real Estate, and all amendments, modifications and supplements thereto.

                    “Motor Vehicle Trust Agreement” has the meaning set forth in the US Security Agreement.

                    “MSG” means Mobile Storage Group, Inc., a Delaware corporation.

                    “MSG Investments” means MSG Investments, Inc., a California corporation.

                    “Multicurrency Letter of Credit Sublimit” means the Dollar Equivalent of $5,000,000.

                    “Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

                    “M&E Disposition Certificate” has the meaning specified in Section 5.2(k) of the US Credit Agreement and Section 5.2(k) of the UK Credit Agreement.

                    “Net Amount of Eligible Accounts” means, at any time, but without duplication of amounts already deducted in determining Eligible Accounts of the Applicable Borrower, the gross amount of Eligible Accounts of the Applicable Borrower less sales, excise or similar taxes, and less returns, discounts, claims, credits, allowances, rebates accrued or due, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

                    “Non-Consenting UK Lender” has the meaning specified in Section 11.1(g) of the UK Credit Agreement.

                    “Non-Consenting US Lender” has the meaning specified in Section 11.1(g) of the US Credit Agreement.

                    “Non-Guarantor Subsidiaries” shall mean any Subsidiary of the Parent Guarantor which has not become a guarantor under a Subsidiary Guaranty and is not required to become a Subsidiary Guarantor pursuant to either of the Credit Agreements.

                    “Non-Ratable Loan” and “Non-Ratable Loans” have the meanings specified in Section 1.2(h)(1) of the US Credit Agreement and Section 1.2(h)(1) of the UK Credit Agreement, as applicable.

                    “Notice of Borrowing” has the meaning specified in Section 1.2(b) of the US Credit Agreement and Section 1.2(b) of the UK Credit Agreement, as applicable.

                    “Notice of Business Activities Report” shall mean any report required for the then current year by any state or jurisdiction as a condition to access the courts of such jurisdiction and in order to permit the Applicable Borrower to seek judicial enforcement in such jurisdiction of payment of any Account.

                    “Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b) of the US Credit Agreement and Section 2.2(b) of the UK Credit Agreement, as applicable.

                    “Obligation” and “Obligations” means each of the US Obligations and UK Obligations and all of them.

                    “Orderly Liquidation Value” means the gross proceeds that would reasonably be expected from a properly advertised and conducted orderly liquidation sale of the applicable business and assets of the Applicable Borrower over a period not to exceed 15 months, as determined by the Appraiser in an appraisal in scope, form and substance satisfactory to the Administrative Agent.

                    “Other Taxes” means any present or future stamp or documentary taxes or duties or any other excise or property taxes, VAT or other charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, the US Credit Agreement, the UK Credit Agreement or any other Loan Document.

                    “Parent Guarantor” means MSG WC Holdings Corp., a Delaware corporation.

                    “Participant” has the meaning specified in Section 11.2(e) of the US Credit Agreement and Section 11.2(e) in the UK Credit Agreement, as applicable.

                    “Participation Fee” has the meaning specified in Section 2.1(b) of the UK Credit Agreement.

                    “Patent and Trademark Security Agreement” means, collectively, the patent and trademark security agreement, dated as of August 1, 2006, and entered into by the Administrative Agent and Mobile Services, as amended, restated, supplemented or otherwise modified from time to time and the patent and trademark security agreement, dated as of August 1, 2006, and entered into by the Administrative Agent and MSG, as amended, restated, supplemented or otherwise modified from time to time.

                    “Payment Account” means each bank account established pursuant to the US Security Agreement or the UK Debenture, to which the proceeds of Accounts and other Collateral of any Credit Party are deposited or credited, and which is maintained in the name of the Applicable Security Agent or a Credit Party, as the Applicable Security Agent may determine, on terms acceptable to the Applicable Security Agent.

                    “PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

                    “Permitted Acquisitions” means an acquisition of all or substantially all of the assets, a unit or division or a line of business or all of the Capital Stock of any Person pursuant to a transaction or any series of related transactions; provided that (a) no Default or Event of Default shall have occurred and be continuing on the date such Permitted Acquisition is consummated, immediately before or after giving effect thereto, (b) the business acquired (or Person acquired) is principally engaged in a Similar Business, (c) after giving effect to such Permitted Acquisition and the consideration to be paid (including Debt and other liabilities and obligations assumed or acquired) in connection with such Permitted Acquisition (i) if the acquiror is the UK Borrower or UK Subsidiary, UK Availability must be at or above the Dollar Equivalent of $15,000,000 or (ii) if the acquiror is a US Borrower or US Subsidiary, US Availability must be at or above the Dollar Equivalent of $15,000,000 and (iii) in any case, Total Excess Availability must be at or above the Dollar Equivalent of $30,000,000; provided further that if the consideration to be paid (including Debt and other liabilities and obligations assumed or acquired) in connection with such Permitted Acquisition is to be at or above the Dollar Equivalent of $15,000,000, the Required Lenders shall have given their prior written consent to such Permitted Acquisition.

                    “Permitted Liens” means:

                    (a) Liens (including statutory Liens) for taxes not delinquent and Liens (including statutory Liens) for taxes which are due and payable in an amount not to exceed the Dollar Equivalent of $500,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on the books and records of the Parent Guarantor or its Subsidiaries, as applicable, and a stay of enforcement of any such Lien is in effect;

                    (b) the Agents’ Liens and any Liens created by this Agreement or the Loan Documents;

                    (c) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

                    (d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed the Dollar Equivalent of $500,000 in the aggregate, or (ii) are being contested in good faith by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on the books or records of the Borrowers or their Subsidiaries;

                    (e) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, condition restrictions, zoning, building codes and other land use laws or environmental restrictions regulating the use or occupancy of any Real Estate or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Estate which are not violated by the current use or occupancy of such Real Estate or the operation of the business or any violation of which would not have a material adverse effect on the business and other similar title exceptions, charges, defects in title or encumbrances affecting any Real Estate (other than UK Property); provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary course of a business of the Borrowers or any of their Subsidiaries;

                    (f) Liens arising from judgments and attachments in connection with court proceedings; provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

                    (g) any Lien in existence on the date hereof and disclosed on Schedule 7.13 to the Agreement and any Liens securing refinanced Debt permitted by Section 7.13(d) hereof;

                    (h) Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases and not financing leases of any Credit Party or Liens resulting from financing statements on form UCC-1 filed erroneously or without proper authorization;

                    (i) Liens referred to in the UK Properties Report on Title;

                    (j) Liens securing Capital Leases and Debt permitted by clauses (b), (c), (d), (h), (j)(i), (k) and (l) of Section 7.13 of the Agreement;

                    (k) Liens in favor of the Borrowers or any of the Subsidiary Guarantors;

                    (l) purchase money liens attached to assets acquired in the ordinary course of business of the Borrowers and its Subsidiaries, provided that such liens cover only the assets so acquired;

                    (m) inchoate statutory Liens arising under ERISA incurred in the ordinary course of business;

                    (n) leases or subleases granted to other that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries, taken as a whole, or the rights and remedies of the Administrative Agent in respect of the Collateral;

                    (o) Liens existing on the assets of any Person that becomes a Subsidiary Guarantor, or existing on assets acquired, pursuant to a Permitted Acquisition; provided that such Liens attach at all times only to the same assets that such Liens attached to immediately prior to such Permitted Acquisition;

                    (p) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;

                    (q) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease);

                    (r) Liens in favor of customs and revenue authorities in connection with custom duties;

                    (s) Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof; and

                    (t) Liens on assets of the Borrower or any Subsidiaries with respect to obligations (other than in respect of Debt) that do not exceed $2,000,000 at any one time outstanding; provided that the assets subject to such Lien shall not exceed at any time $2,000,000 in the aggregate.

                    “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

                    “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the US Borrower or any of its Subsidiaries sponsors or maintains or to which the US Borrower or any of its Subsidiaries makes, is making, or is obligated to make contributions and includes any Pension Plan (as defined in Section 3(2) of ERISA).

                    “Pounds Sterling” and “£” each mean lawful currency of the United Kingdom. Unless otherwise specified, all payments under the Loan Documents by the UK Credit Parties shall be made in Pounds Sterling.

                    “Preferred Stock” means any Capital Stock with preferential rights of payment of dividends, rights to mandatory redemption or other distributions or upon liquidation, dissolution, or winding up.

                    “Prior Claims” means all Liens created by applicable laws (in contrast to those granted voluntarily) which rank or are capable of ranking prior or pari passu with the Agents’ Liens against all or part of the Collateral, including for amounts owing for vacation pay, employee remuneration, deductions and contributions, goods and services taxes, sales taxes, VAT, corporate taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations, overdue rents and remuneration and expenses incurred in insolvency or similar proceedings and all UK Preferential Claims.

                    “Pro Forma EBITDA” means, with respect to any fiscal period, EBITDA for Mobile Services and its Subsidiaries for such period plus, for each Permitted Acquisition consummated during such period, an amount (each a “Pro Forma Adjustment Amount”) equal to the EBITDA of each such Person or business so acquired (to the extent not otherwise included in the EBITDA for the Credit Parties and their Subsidiaries), calculated on a pro forma basis, as if the Permitted Acquisition had occurred on the first day of such period and calculated by the Applicable Borrower based on financial information related to such Person or business so acquired, including tax returns, which the US Borrower Representative (in the case of acquisitions by the US Credit Parties) or the UK Borrower (in the case of acquisitions by the UK Borrower and the UK Borrowing Base Parties) has reasonably determined to be satisfactory to support the calculation of the consolidated EBITDA of such Person or business so acquired, on a pro forma basis;

provided that the aggregate Pro Forma Adjustment Amounts that may be so added to EBITDA of Mobile Services and its Subsidiaries in connection with all acquisitions of any Persons or businesses with respect to any fiscal period shall in any event not exceed, in aggregate, $4,000,000 plus any additional amount approved by the Administrative Agent in its sole discretion. Together with each Compliance Certificate delivered as set forth above, the US Borrower Representative or the UK Borrower shall deliver to the Administrative Agent and the UK Agent the financial information related to such Person or business so acquired, including tax returns, if any, upon which the US Borrower Representative (in the case of acquisitions by the US Credit Parties) or the UK Borrower (in the case of acquisitions by the UK Borrower and the UK Borrowing Base Parties) has based its determinations as to the calculation of the consolidated EBITDA of such Person or business so acquired.

                    “Proposed Changes” has the meaning specified in Section 11.1(g).

                    “Proprietary Rights” means all of the Applicable Borrower’s now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 6.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

                    “Pro Rata Share” means, as of any date,

                    (a) with respect to the Pro Rata Share ascribed to any US Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such US Lender’s US Commitments and the denominator of which is the sum of the amounts of all of the US Lenders’ US Commitments, or if no US Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of US Obligations owed to such US Lender and the denominator of which is the aggregate amount of the US Obligations owed to all of the US Lenders, in each case giving effect to the US Lenders’ participation in Non-Ratable Loans and Agent Advances,

                    (b) with respect to the Pro Rata Share ascribed to any UK Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such UK Lender’s UK Commitments and the denominator of which is the sum of the amounts of all of the UK Lenders’ UK Commitments, or if no UK Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of UK Obligations owed to such UK Lender and the denominator of which is the aggregate amount of the UK Obligations owed to all of the UK Lenders, in each case giving effect to the UK Lenders’ participation in Non-Ratable Loans and Agent Advances,

                    (c) with respect to the Pro Rata Share ascribed to any Lender (without reference to such Lender being a US Lender or a UK Lender), a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Aggregate Commitments and the denominator of which is the sum of the amounts of all of the Lenders’ Aggregate Commitments, or if no US Commitments and no UK Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to all of the Lenders, in each case giving effect to the Lenders’ participation in Non-Ratable Loans and Agent Advances.

                    “Public Debt” means any unsecured Debt offered or sold (i) without registration pursuant to the Securities Act in transactions qualifying for a resale exemption under the Securities Act pursuant to Rule 144A or Regulation S of the Securities Act, or (ii) pursuant to registration under the Securities Act.

                    “Put Date” has the meaning specified in Section 1.7 of the UK Credit Agreement.

                    “Put Notice” has the meaning specified in Section 1.7 of the UK Credit Agreement.

                    “Ravenstock” means Ravenstock MSG Limited, a company formed under the laws of England and Wales.

                    “Ravenstock Tam Hire” means Ravenstock Tam (Hire) Limited, a company formed under the laws of England and Wales.

                    “Real Estate” means, with respect to any Person, all of such Person’s now or hereafter owned or leased estates, or other interests, in real property or heritable property, including all fees, leaseholds and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements or servitudes appurtenant thereto.

                    “Refinancing” means the following transactions referred to collectively: (a) termination of the Existing US Credit Agreement and Existing UK Credit Agreement, (b) payment of any principal, interest, fees or other amounts owing thereunder, and (c) all other transactions related thereto.

                    “Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

                    “Rental Fleet Assets” as distinguished from Sales Inventory, means Inventory of the applicable Credit Parties consisting of new and used manufactured or remanufactured portable storage containers, portable storage trailers, cartage trailers, and portable mobile office units or cabins owned by the applicable Credit Parties and in the ordinary course of business either (a) held for lease or to be furnished under a contract of service or (b) leased to a customer by the applicable Credit Parties as lessor or furnished by the applicable Credit Parties to a customer under a contract of service.

                    “Replies to Enquiries” means replies to enquiries of the legal and beneficial owner of the UK Property to which the enquiries relate in the forms referred to in the UK Properties Report on Title and dated August 1, 2006.

                    “Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                    “Required Lenders” means at any date of determination Lenders holding, in the aggregate, more than 50% of the sum of (a) the US Commitments (or, if no US Commitments are outstanding, the amount of Obligations owed to all US Lenders) and, (b) the UK Commitments (or if no UK Commitments are outstanding the amount of Obligations owed to all UK Lenders).

                    “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                    “Reserves” means, without duplication, reserves that limit the availability of credit under the (I) US Credit Agreement, consisting of reserves against US Availability or the US Borrowing Base, established by the Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment and (II) the UK Credit Agreement, consisting of reserves against UK Availability or the UK Borrowing Base, established by the UK Agent from time to time in the UK Agent’s sole credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Administrative Agent’s credit judgment and within the discretion of the UK Agent in its sole credit judgment: (a) Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves in the amount of two-months rent in respect of leased locations, warehouses or an Agency’s premises leased by a US Credit Party for which a waiver and access agreement reasonably acceptable to Administrative Agent has not been obtained from the landlord or the landlord of the Agency and reserves in the amount of three-months rent in respect of leased locations, warehouses or an Agency’s premises leased by a UK Credit Party for which a waiver and access agreement acceptable to Administrative Agent has not been obtained from the landlord or the landlord of the Agency, (d) Inventory shrinkage, (e) Environmental Compliance Reserves, (f) customs charges, (g) dilution, (h) warehousemen’s or bailees’ charges, (i) reserves for Prior Claims, (j) reserves for any Debt or other obligations outstanding under any Capital Lease or lease which contains a no-cost purchase option, (k) during any period in which Total Excess Availability is not greater than or equal to $30,000,000, reserves, from time to time, for the next payment due under the Welsh Carson Management Agreement, (l) reserves in the amount of two-months mortgage payments in respect of owned Real Estate subject to a mortgage or deed of trust for which a mortgagee waiver and access agreement acceptable to the Administrative Agent shall not have been obtained, (m) US Trailer Reserves and (n) Appraisal Reserves. Neither the Administrative Agent nor the UK Agent will establish Reserves after the Closing Date on account of any circumstances, conditions, events or contingencies known to the Administrative Agent or the UK Agent on or prior to the Closing Date and which have not changed in a material respect since the Closing Date; provided, however, that to the extent the Administrative Agent or the UK Agent establishes new criteria or revises existing criteria in respect of existing Reserves to address any circumstances, conditions, events or contingencies, neither the Administrative Agent nor the UK Agent shall establish a new Reserve or increase another Reserve for the same purpose. Any Reserve established or increased by the Administrative Agent or the UK Agent shall in any case have a reasonable relationship to the circumstances, condition, event or contingency which is the basis for such Reserve, as reasonably determined by the Administrative Agent and the UK Agent in good faith according to its reasonable credit judgment.

                    “Responsible Agent” means (a) with respect to matters relating to the US Credit Agreement, the Administrative Agent and (b) with respect to matters relating to the UK Credit Agreement, the UK Agent.

                    “Responsible Officer” of any Person means the chairman, president, chief executive officer, chief financial officer, chief operating officer, general counsel, executive vice president or vice president, or any other senior officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificates, the chief financial officer or the director of finance of the Applicable Borrower, or any other officer having substantially the same authority and responsibility.

                    “Restricted Investment” means, as to any Credit Party, any acquisition of property by such Credit Party in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following acquisitions that are permitted by Credit Parties other than the Parent Guarantor; provided that nothing in this definition shall prevent or restrict the Parent Guarantor from consummating the Acquisition:

                    (a) acquisitions of Machinery and Equipment, Rental Fleet Assets and Fixed Assets to be used in the ordinary course of business of such Credit Party so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder;

                    (b) acquisitions of Sales Inventory in the ordinary course of business of such Credit Party;

                    (c) acquisitions of current assets acquired in the ordinary course of business of such Credit Party;

                    (d) cash, cash equivalents, and direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                    (e) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000;

                    (f) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof;

                    (g) Hedge Agreements;

                    (h) Intercompany Debt permitted hereunder;

                    (i) Permitted Acquisitions for which the consideration is paid in (i) Capital Stock of the Parent Guarantor or (ii) cash (including the amount of any Debt or other obligations or liabilities assumed or acquired in connection with such Permitted Acquisition) and the fair market value of such consideration does not exceed:

                              (A) in the Fiscal Year ended December 31, 2006 (taking into account all Permitted Acquisitions occurring in Fiscal Year 2006 occurring prior to the Closing Date), the Dollar Equivalent of $50,000,000;

                              (B) in the Fiscal Year ended December 31, 2007, the Dollar Equivalent of $50,000,000;

                              (C) in the Fiscal Year ended December 31, 2008, the Dollar Equivalent of $55,000,000;

                              (D) in the Fiscal Year ended December 31, 2009, the Dollar Equivalent of $60,000,000;

                              (E) in the Fiscal Year ended December 31, 2010, the Dollar Equivalent of $65,000,000; and

                              (F) in the Fiscal Year ended December 31, 2011, the Dollar Equivalent of $70,000,000;

in each case plus the Capital Expenditure to Acquisition Transfer Amount and less the Acquisition to CapEx Transfer Amount in any Fiscal Year (the “Maximum Permitted Acquisitions Amount”); provided that (1) the US Borrower shall, and shall cause its Subsidiaries to, comply with the requirements of Sections 7.31 and 7.32 with respect to each such acquisition, and (2) such Maximum Permitted Acquisitions Amount for any Fiscal Year shall be increased by an amount equal to the sum of (X) the excess, if any of (A) the Maximum Permitted Acquisitions Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the amount of Permitted Acquisitions actually made during the immediately preceding Fiscal Year (the “Acquisition Carry Forward Amount”), up to an aggregate maximum increase equal to the Dollar Equivalent of $15,000,000 for such Fiscal Year (any such amount to be certified by the US Borrower Representative to the

Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of the previous fiscal year); provided further that, notwithstanding the foregoing restrictions, any Permitted Acquisition or portion thereof (including all costs, fees and other related expenses) funded solely by the issuance of Capital Stock, net cash proceeds and/or marketable securities received by the US Borrower from the issuance of Capital Stock (but not Preferred Stock other than Preferred Stock of the Parent Guarantor which complies with Section 7.34) of the Parent Guarantor shall not be counted in the calculation of such limitations;

                    (j) acquisitions of Real Estate, subject to compliance with Sections 7.26 and 7.33;

                    (k) transactions between the US Borrowers and Ravenstock subject to compliance with Section 7.15(e);

                    (l) transactions that would otherwise be Restricted Investments existing as of the Closing Date, and any extensions, renewals or reinvestments thereof, so long as the aggregate amount thereof is not increased at any time above the amount existing on the Closing Date;

                    (m) acquisition or holding of assets received in connection with the bankruptcy or reorganization of trade creditors, trade counterparties, suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers;

                    (n) the acquisition or holding of the Capital Stock and Intercompany Debt in any Borrower and each of their Subsidiaries by Parent Guarantor and each of its Subsidiaries;

                    (o) acquisitions made to repurchase or retire common stock of any Borrower or any of its Subsidiaries owned by any employee stock ownership plan or key employee, directors and officers, or other stock ownership plans of any Borrower or any of its Subsidiaries;

                    (p) acquisition of assets pursuant to transaction described in Sections 7.9, 7.15 or 7.20 or resulting from transactions permitted in Sections 7.13(c), (k), (l) or (m);

                    (q) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business, and the endorsement of instruments for collection or deposit in the ordinary course of business;

                    (r) transactions arising from agreements providing for adjustment of the purchase price, deferred payment, earnout or similar obligations, in each case, in connection with the disposal or acquisition of any business or assets not prohibited hereunder; and

                    (s) loans and advances to employees, directors or officers of any Borrower or its Subsidiaries for any purpose not to exceed the principal amount of $3,000,000 in the aggregate at any time outstanding.

                    “Revolving Loans” means the US Revolving Loans and the UK Revolving Loans.

                    “Sales Inventory” means Inventory, other than Rental Fleet Assets, of the applicable Credit Parties, which is held for sale to customers in the ordinary course of such Credit Parties’ business.

                    “Second Lien Security Agreement” means the second lien security agreement, dated as of August 1, 2006, entered into by and among, the Administrative Agent, MSG Asset Trust, in its capacity as agent for and on behalf of the Administrative Agent and the Lenders, MSG, Mobile Services, ABMSC,

Mobile Services, the Parent Guarantor, Texas LP and MSG Investments, as amended, restated, supplemented or otherwise modified from time to time.

                    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    “Senior Unsecured Note Indenture” means the Indenture entered into by Mobile Services, MSG and the guarantors in respect thereof in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by the Mobile Services and such guarantors in connection therewith.

                    “Senior Unsecured Notes” means the senior unsecured notes of Mobile Services and MSG issued on the Closing Date pursuant to the Senior Subordinated Note Indenture.

                    “Senior Unsecured Noteholders” shall mean the holders from time to time of the Senior Unsecured Notes.

                    “Set Off” includes any right of retention, claim of compensation or right to balance accounts on insolvency.

                    “Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(ii) of the US Credit Agreement and Section 12.14(a)(ii) of the UK Credit Agreement.

                    “Similar Business” means the same line of business or business activities that are substantially similar or related to the business of the Borrowers as existing on the Closing Date.

                    “Software” means, with respect to any Person, all “software” as such term is defined in the UCC, now owned or hereafter acquired by such Person, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

                    “Solvent” means, when used with respect to any Person, that at the time of determination:

                    (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

                    (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

                    (c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

                    (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                    For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                    “Spot Rate” for any applicable currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of the applicable currency with

Dollars or Dollars with the applicable currency, as the case may be, at approximately 9:00 a.m. (Administrative Agent’s local time) on such date as of which the foreign exchange computation is made for delivery two US Business Days later.

                    “Stated Termination Date” means August 1, 2011.

                    “Sterling Equivalent” means, at any time, (a) as to any amount denominated in Pounds Sterling, the amount thereof at such time and (b) as to any amount denominated in Dollars or any other currency other than Pounds Sterling, the equivalent amount in Pounds Sterling as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Pounds Sterling with Dollars or such other currency on the most recent computation date.

                    “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the Voting Stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Parent Guarantor.

                    “Subsidiary Guarantors” means all US Subsidiaries and Foreign Subsidiaries which are or become a party to a Subsidiary Guaranty; provided that MSG Investments and any Foreign Subsidiaries shall not be Subsidiary Guarantors with respect to the Obligations of the US Borrowers.

                    “Subsidiary Guaranty” means each of the US Subsidiary Guaranty and the UK Guaranty, which have been executed and delivered by one or more US Subsidiary Guarantors and /or one or more Foreign Subsidiary Guarantors to guarantee, for the benefit of the Agents, the UK Security Trustee and the Lenders, as applicable the Obligations of the US Borrower and/or the UK Borrower.

                    “Supporting Obligations” means all supporting obligations as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

                    “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, including value added taxes but excluding, in the case of each Lender and each Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Agent’s or Lenders’ net income as a result of a connection between such Agent or Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or enforced by, the US Credit Agreement or the UK Credit Agreement).

                    “Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2), and (iii) the date the Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of the Agreement.

                    “Texas-LP” means Mobile Storage Group (Texas), L.P., a Texas limited partnership.

                    “Title Insurance Company” has the meaning specified in Section 8.1(cc) of the US Credit Agreement.

                    “Total Excess Availability” means, at any time, the lesser of (i) the Maximum Amount minus Aggregate Outstandings or (ii) Aggregate Availability.

                    “Total UK Facility” has the meaning specified in Section 1.1 of the UK Credit Agreement.

                    “Total US Facility” has the meaning specified in Section 1.1 of the US Credit Agreement.

                    “Transaction Documents” shall mean, collectively, the Loan Documents and the Senior Unsecured Note Indenture.

                    “Transferee” has the meaning specified in Section 11.2(a) of the UK Credit Agreement.

                    “Tudorgrade” means Tudorgrade (Container Repairs) Limited, a company formed under the laws of England and Wales.

                    “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

                    “UK 2006 Debenture” means the debenture, dated as of August 1, 2006, and entered into by Ravenstock, Mobile Storage (UK), the Luxembourg Subsidiary, and Ravenstock Tam Hire, among others, and any document entered into pursuant thereto, as amended, restated, supplemented or otherwise modified from time to time.

                    “UK 2006 Share Charge” means the share charge, dated as of August 1, 2006, and entered into by the UK Security Trustee and MSG and Mobile Services, as amended, restated, supplemented or otherwise modified from time to time.

                    “UK Advance Rate” means, (a) from the date hereof until such time as an appraisal by the Appraiser of the Rental Fleet Assets of the UK Borrower and the UK Borrowing Base Parties is delivered to the Administrative Agent (such appraisal to be reasonably satisfactory to the Administrative Agent), 100% and (b) thereafter, upon the receipt from time to time by the Administrative Agent of an appraisal pursuant to Section 7.4(d), a percentage equal to (a) the lesser of (i) 90% of the Orderly Liquidation Value of the Eligible Rental Fleet Assets of the UK Borrower and the UK Borrowing Base Parties set forth in such appraisal or (ii) 100% of the net book value, determined in accordance with GAAP, of such Eligible Rental Fleet Assets of the UK Borrower and the UK Borrowing Base Parties divided by (b) the aggregate net book value of the Eligible Rental Fleet Assets of the UK Borrower and the UK Borrowing Base Parties.

                    “UK Agent” means The CIT Group/Business Credit, Inc., solely in its capacity as agent for the UK Lenders, and any successor agent.

                    “UK Agents” means, collectively, the Administrative Agent, the UK Agent, the Solicitation Agent, the Documentation Agents, if any, and the UK Security Trustee.

                    “UK Agents’ Liens” means the Liens in the UK Collateral granted to the UK Security Trustee for the benefit of the UK Lenders, and UK Agents pursuant to the UK Credit Agreement and the other UK Loan Documents.

                    “UK Aggregate Outstandings” means, without duplication, at any date of determination the Sterling Equivalent of an amount equal to: the sum of (a) the unpaid balance of UK Revolving Loans, (b) the aggregate amount of UK Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued in respect of the UK Borrower, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit issued in respect of the UK Borrower not included in clause (a).

                    “UK Availability” means, at any time, an amount equal to: (a) the lesser of (i) the Maximum UK Amount or (ii) the UK Borrowing Base, minus (b) Reserves relating to the UK Borrower and their Subsidiaries and assets, other than Reserves deducted in the calculation of the UK Borrowing Base, minus (c) the UK Aggregate Outstandings.

                    “UK Bank Products” means any one or more of the following types of services or facilities extended to the UK Borrower or other UK Credit Party by a Bank Product Provider at the UK Borrower’s request: (i) credit cards; (ii) ACH Transactions; (iii) Hedge Agreements; and (iv) cash management, including controlled disbursement services.

                    “UK Base Rate” means the UK Agent’s reference rate for Pounds Sterling loans, being the rate from time to time set by the UK Agent based on various factors including the cost of funds, desired return and general economic conditions and which is used as a reference point for pricing loans made by it in Pounds Sterling.

                    “UK Base Rate Revolving Loan” means a UK Revolving Loan during any period in which it bears interest based on the UK Base Rate.

                    “UK Borrower” means Ravenstock.

                    “UK Borrowing” means a borrowing under the UK Credit Agreement consisting of UK Revolving Loans made on the same day by the UK Lenders to the UK Borrower or by the UK Agent in the case of a UK Borrowing funded by Non-Ratable Loans or by the Agent in the case of a UK Borrowing consisting of an Agent Advance, or the issuance of Letters of Credit hereunder for the account of the UK Borrower.

                    “UK Borrowing Base” means, at any time, an amount determined in Dollars equal to (i) the sum of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts of the UK Borrower and the UK Borrowing Base Parties; plus (B) the UK Advance Rate multiplied by the Book Value of Eligible Rental Fleet Assets of the UK Borrower and the UK Borrowing Base Parties; plus (C) the lesser of (i) ninety percent (90%) of the Book Value of Eligible Machinery and Equipment of the UK Borrower and the UK Borrowing Base Parties or (ii) eighty percent (80%) of the Orderly Liquidation Value of Eligible Machinery and Equipment of the UK Borrower and the UK Borrowing Base Parties; plus (D) the Value of Eligible Sales Inventory of the UK Borrower and the UK Borrowing Base Parties; minus (ii) Reserves from time to time established by the UK Agent in its commercially reasonable discretion relating to the UK Borrower and the UK Borrowing Base Parties or their assets. In connection with and subsequent to any Permitted Acquisition, the Accounts and Rental Fleet Assets acquired by the UK Borrower or any UK Borrowing Base Party, or, subject to compliance with Section 7.32 of the US Credit Agreement, of the Person so acquired, may be included in the calculation of the UK Borrowing Base for Loans incurred in connection with such Permitted Acquisition and thereafter if all criteria set forth in the definitions of Eligible Accounts and Eligible Inventory have been satisfied and, if the aggregate purchase price is greater than or equal to $15,000,000, the Responsible Agent shall have received from the Appraiser a “desktop appraisal” of such Rental Fleet Assets acquired by the applicable Credit Parties or owned by such Person acquired by the applicable Credit Parties which shall be reasonably satisfactory in scope, form and substance to the Responsible Agent.

                    “UK Borrowing Base Party” means MSG Investments and each of the Subsidiary Guarantors that are Foreign Subsidiaries.

                    “UK Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in London, England or New York, New York are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the UK Sterling LIBOR Revolving Loans, any day that is a UK Business Day pursuant to clause (a) above and that is also a day on which trading in Pounds Sterling is carried on by and between banks in the London interbank market.

                    “UK Collateral” means all of the UK Obligors’ real, heritable, personal, movable and immovable property and all other assets and undertakings of any Person from time to time subject to the UK Agents’ Liens securing payment or performance of the UK Obligations.

                    “UK Commitment” means, at any time with respect to a UK Lender, the principal amount set forth beside such UK Lender’s name under the heading “UK Commitment” on Schedule 1 attached to the UK Credit Agreement or on the signature page of the UK Transfer Agreement pursuant to which such UK Lender became a UK Lender under the UK Credit Agreement in accordance with the provisions of Section 11.2 of the UK Credit Agreement, as such UK Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “UK Commitments” means, collectively, the aggregate amount of the UK Commitments of all of the UK Lenders. For the avoidance of doubt, “UK Commitment” shall include the UK Revolver Participant Commitment.

                    “UK Credit Agreement” is defined in the preamble to the UK Credit Agreement.

                    “UK Credit Party” means the UK Borrower, the Parent Guarantor, MSG Investments and each of the Subsidiary Guarantors that are Foreign Subsidiaries.

                     “UK Fronting Lender” means the UK Agent, solely in its capacity as fronting lender for the UK Revolver Participants.

                    “UK GAAP” means accounting principles, standards and practices generally accepted from time to time in the United Kingdom and issued or adopted by the Accounting Standards Branch of the United Kingdom (or successor thereof from time to time).

                    “UK Guaranty” means the UK guarantee, dated as of August 1, 2006, and entered into by UK Security Trustee, the Parent Guarantor, ABMSC, Texas-LP, Mobile Storage (UK), Ravenstock Tam Hire, UK-LP, MSG Investments and the Luxembourg Subsidiary, among others, as amended, restated, supplemented or otherwise modified from time to time.

                    “UK Intercreditor Deed” means the intercreditor deed, dated as of August 1, 2006, and entered into by and among the UK Security Trustee, Mobile Services, MSG, Ravenstock, the Luxembourg Subsidiary, Mobile Storage (UK), among others, as amended, restated, supplemented or otherwise modified from time to time.

                    “UK Lender” means any Lender listed on Schedule 1 of the UK Credit Agreement under the heading “UK Lender,” and any other Lender (including, for the avoidance of doubt, any UK Revolver Participant and the UK Fronting Lender) that may, from time to time, hold UK Revolving Loans (or UK Revolver Participant Commitments, as applicable) and shall include the Responsible Agent to the extent of any Agent Advance outstanding under the UK Credit Agreement and the UK Agent to the extent of any Non-Ratable Loan outstanding under the UK Credit Agreement; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any UK Lender’s Pro Rata Share.

                    “UK Loan Documents” means the UK Credit Agreement, the UK Guaranty, the US Security Documents, the UK Security Documents and the Luxembourg Security Documents and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the UK Obligations, the UK Collateral, or any other aspect of the transactions contemplated by the UK Credit Agreement.

                    “UK-LP” means Mobile Storage UK Finance LP, a limited partnership formed under the laws of England and Wales.

                    “UK Obligations” means, with respect to any UK Obligor, all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by such UK Obligor to the UK Agents and/or any UK Lender, and/or any indemnitee arising under or pursuant to the UK Credit Agreement or any of the other UK Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any UK Obligor hereunder or under any of the other Loan Documents. “UK Obligations” includes (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit issued under the UK Credit Agreement and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with UK Bank Products, including all debts, liabilities and obligations now or hereafter arising from or in connection with any Hedge Agreement entered into with the UK Agent or any UK Lender.

                    “UK Obligors” means the UK Credit Parties, each other Credit Party party to any UK Loan Document and any other Person who, from time to time, may be a guarantor of the UK Obligations of any UK Credit Party or have granted a Lien to secure the UK Obligations of any UK Credit Party.

                    “UK Pending Revolving Loans” means, at any time, the aggregate principal amount of all UK Revolving Loans requested in any Notice of Borrowing received by the UK Agent which have not yet been advanced.

                    “UK Preferential Claims” means (a) £600,000 for each UK Borrowing Base Party, being the amount subject to unsecured creditor dilution pursuant to the United Kingdom Enterprise Act 2002 and the United Kingdom Insolvency Act 1986 or such other amount as may be specified as a matter of English law plus (b) an amount determined by the UK Agent representing an estimate of potential prior ranking capital gains or other taxes.

                    “UK Properties” means all the freehold and leasehold properties and other Real Estate real properties and interests in real properties owned by or vested in the UK Borrower or any of its Subsidiaries including all buildings and other structures from time to time erected thereon and all fixtures and fittings (trade or otherwise) and fixed plant or machinery from time to time thereon or therein (and “UK Property” shall be construed accordingly).

                    “UK Properties Report on Title” means a report on title to the UK Properties listed in Schedule 6.11 by Messrs. BP. Collins in respect of UK Properties in England and Wales, McClure Naismith in respect of UK Properties in Scotland and McGrigors in respect of UK Properties in Northern Ireland in form acceptable to the UK Security Trustee dated August 1, 2006.

                    “UK Required Lenders” means at any date of determination UK Lenders holding, in the aggregate, more than 50% of the sum of commitments under the UK Revolving Facility.

                    “UK Revolver Participant” means those UK Lenders having UK Revolver Participant Commitments.

                    “UK Revolver Participant Commitment” means the commitment of each UK Revolver Participant to make its purchases of the risk participation from the UK Fronting Lender in the principal amount set forth beside such UK Revolver Participant’s name under the heading “UK Revolver Participant Commitment” on Schedule 1 attached to the UK Credit Agreement or on the signature page of the UK Transfer Agreement pursuant to which such UK Revolver Participant became a UK Revolver Participant under the UK Credit Agreement in accordance with the provisions of Section 11.2 of the UK Credit Agreement, as such UK Revolver Participant Commitment may be adjusted from time to time in accordance with Section 11.2, and “UK Revolver Participant Commitments” means, collectively, the aggregate amount of the UK Revolver Participant Commitments of all UK Revolver Participants.

                    “UK Revolving Facility” has the meaning specified in Section 1.2(a) of the UK Credit Agreement.

                    “UK Revolving Loans” has the meaning specified in Section 1.2 of the UK Credit Agreement and includes each Agent Advance and Non-Ratable Loan made to the UK Borrower.

                    “UK Security Documents” means the UK Guaranty, the UK 2006 Share Charge, the UK 2006 Debenture, the UK Intercreditor Deed and the UK Security Trust Deed.

                    “UK Security Trust Deed” means the security trust deed, dated as of August 1, 2006, and entered into by the Administrative Agent, the UK Agent, the UK Security Trustee, MSG, Mobile Services, Ravenstock, Mobile Storage (UK), Ravenstock Tam Hire, the Luxembourg Subsidiary, UK-LP, among others, as amended, restated, supplemented or otherwise modified from time to time.

                    “UK Security Trustee” means The CIT Group/Business Credit, Inc., solely in its capacity as security trustee for the Lenders under the UK Security Documents, and any successor security trustee.

                    “UK Sterling LIBOR Rate” means, for any Interest Period, with respect to UK Sterling LIBOR Revolving Loans, the rate of interest per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Pounds Sterling at approximately 11:00 a.m. (London time) two UK Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the UK Sterling LIBOR Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in Pounds Sterling at approximately 11:00 a.m. (London time) two UK Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the UK Sterling LIBOR Rate shall be, for any Interest Period, the rate per annum determined by the UK Agent as the rate of interest at which Pounds Sterling deposits in the approximate amount of the relevant UK Loan comprising part of such Borrowing would be offered by JPMorgan Chase Bank’s London Branch to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) two UK Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

                    “UK Sterling LIBOR Revolving Loan” means a UK Revolving Loan during any period in which it bears interest based on the UK Sterling LIBOR Rate.

                    “UK Transfer Agreement” has the meaning specified in Section 11.2(a) of the UK Credit Agreement.

                    “UK Unused Letter of Credit Subfacility” means an amount equal to the Letter of Credit Subfacility minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the UK Credit Agreement plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the UK Credit Agreement to the extent not included in the Loans outstanding under the UK Credit Agreement, plus (c) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Credit Agreement, plus, without duplication, (d) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the US Credit Agreement to the extent not included in the Loans outstanding under the US Credit Agreement.

                    “UK Unused Multicurrency Letter of Credit Sublimit” means an amount equal to the Multicurrency Letter of Credit Sublimit minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the UK Credit Agreement and denominated in Dollars, Canadian Dollars or Euro plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the UK Credit Agreement and denominated in Dollars, Canadian Dollars or Euro to the extent not included in the Loans outstanding under the UK Credit Agreement, plus (c) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Credit Agreement and denominated in Pounds Sterling, Canadian Dollars or Euro, plus, without duplication, (d) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the US Credit Agreement and denominated in Pounds Sterling, Canadian Dollars or Euro to the extent not included in the Loans outstanding under the US Credit Agreement.

                    “UK Unused Line Fee” has the meaning specified in Section 2.5 of the UK Credit Agreement.

                    “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                    “Unpaid Drawing” means any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (including the Dollar Equivalent thereof) so paid until reimbursed.

                    “Unused Line Fee” means the US Unused Line Fee and the UK Unused Line Fee.

                    “US Advance Rate” means, (a) from the date hereof until such time as an appraisal by the Appraiser of the Rental Fleet Assets of the US Borrower and the US Subsidiary Guarantors is delivered to the Administrative Agent (such appraisal to be reasonably satisfactory to the Administrative Agent),

100% and (b) thereafter, upon the receipt from time to time by the Administrative Agent of an appraisal pursuant to Section 7.4(d), a percentage equal to (a) the lesser of (i) 90% of the Orderly Liquidation Value of Eligible Rental Fleet Assets of the US Borrowers and the US Subsidiary Guarantors set forth in such appraisal or (ii) 100% of the net book value, determined in accordance with GAAP, of such Eligible Rental Fleet Assets of the US Borrower and the US Subsidiary Guarantors divided by (b) the aggregate net book value of the Eligible Rental Fleet Assets of the US Borrowers and the US Subsidiary Guarantors.

                    “US Agents” means, collectively, the Administrative Agent, in its capacity as Administrative Agent hereunder and any successor in such capacity and in its capacity as security agent or collateral agent in respect of any US Security Documents and any successor in such capacity.

                    “US Agents’ Liens” means (a) the Liens in the US Collateral granted to the Administrative Agent for the benefit of the US Lenders and US Agents pursuant to the US Credit Agreement and the other US Loan Documents, and (b) the Liens in any motor vehicles or any other US Collateral granted to any motor vehicle agent or other agent acting on behalf of and for the benefit of the Administrative Agent pursuant to the Second-Lien Security Agreement or otherwise.

                    “US Aggregate Outstandings” means, without duplication and at any date of determination: the sum of (a) the unpaid balance of US Revolving Loans, (b) the aggregate amount of US Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued in respect of the US Borrowers, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit issued in respect of the US Borrowers not included in clause (a).

                    “US Availability” means, at any time (a) the lesser of (i) the Maximum US Amount or (ii) the US Borrowing Base, minus (b) Reserves, without double counting, relating to the US Borrower and its Subsidiaries and assets, other than Reserves deducted in the calculation of the US Borrowing Base, minus (c) the US Aggregate Outstandings.

                    “US Bank Products” means any one or more of the following types of services or facilities extended to a US Borrower or other US Credit Party by a Bank Product Provider at a US Borrower’s request: (i) credit cards; (ii) ACH Transactions; (iii) Hedge Agreements; and (iv) cash management, including controlled disbursement services.

                    “US Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus ½ of 1% or for purposes hereof: “Prime Rate” shall mean the rate of interest in effect for such day for transaction in Dollars as publicly announced from time to time by JPMorgan Chase Bank, N.A. The Prime Rate is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A. costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

                    “US Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the US Base Rate.

                    “US Borrower” means each of Mobile Services and MSG.

                    “US Borrower Representative” has the meaning specified in Section 1.2(c)(1) of the US Credit Agreement.

                    “US Borrowing” means a borrowing consisting of US Revolving Loans made on the same day by the Applicable Lenders to a US Borrower or by the Administrative Agent in the case of a US Borrowing funded by Non-Ratable Loans or by the Agent in the case of a US Borrowing consisting of an Agent Advance, or the issuance of Letters of Credit hereunder for the account of the US Borrower.

                    “US Borrowing Base” means, at any time, an amount determined in Dollars equal to (i) the sum of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts of the US Borrowers and the US Subsidiary Guarantors; plus (B) the US Advance Rate multiplied by the Book Value of Eligible Rental Fleet Assets of the US Borrowers and the US Subsidiary Guarantors; plus (C) the lesser of (i) ninety percent (90%) of the Book Value of Eligible Machinery and Equipment of the US Borrowers and the US Subsidiary Guarantors or (ii) eighty percent (80%) of the Orderly Liquidation Value of Eligible Machinery and Equipment of the US Borrowers and the US Subsidiary Guarantors; plus (D) the Value of Eligible Sales Inventory of the US Borrowers and the US Subsidiary Guarantors; minus (ii) Reserves from time to time established by the US Agent in its commercially reasonable discretion relating to the US Borrowers and the US Subsidiary Guarantors or their assets. In connection with and subsequent to any Permitted Acquisition, the Accounts and Rental Fleet Assets acquired by any US Borrower or any US Subsidiary Guarantor, or, subject to compliance with Section 7.32 of the US Credit Agreement, of the Person so acquired, may be included in the calculation of the US Borrowing Base for Loans incurred in connection with such Permitted Acquisition and thereafter if all criteria set forth in the definitions of Eligible Accounts and Eligible Inventory have been satisfied and, if the aggregate purchase price is greater than or equal to $15,000,000, the Responsible Agent shall have received from the Appraiser a “desktop appraisal” of such Rental Fleet Assets acquired by the applicable Credit Parties or owned by such Person acquired by the applicable Credit Parties which shall be reasonably satisfactory in scope, form and substance to the Responsible Agent.

                    “US Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California or New York, New York are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the US LIBOR Revolving Loans, any day that is a US Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

                    “US Collateral” means all of the US Obligors’ real, personal, movable and immovable property and all other assets and undertakings of any Person from time to time subject to the US Agents’ Liens securing payment or performance of the US Obligations; provided that in no event shall more than 66% of the total outstanding Capital Stock of any Foreign Subsidiary or MSG Investments be pledged hereunder.

                    “US Commitment” means, at any time with respect to a US Lender, the principal amount set forth beside such US Lender’s name under the heading “US Commitment” on Schedule 1 attached to the US Credit Agreement or on the signature page of the Assignment and Acceptance pursuant to which such US Lender became a US Lender under the US Credit Agreement in accordance with the provisions of Section 1.7 or Section 11.2 of the US Credit Agreement, as such US Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “US Commitments” means the aggregate amount of the US Commitments of all of the US Lenders.

                    “US Credit Agreement” is defined in the preamble to this Agreement.

                    “US Credit Party” means each of the US Borrowers, the Parent Guarantor and each Subsidiary Guarantor that is a US Subsidiary.

                    “US Lender” means any Lender listed on Schedule 1 of the US Credit Agreement under the heading “US Lender,” and any other Lender that may, from time to time, hold US Revolving Loans and shall include the Responsible Agent to the extent of any Agent Advance outstanding under the US Credit Agreement and the Administrative Agent to the extent of any Non-Ratable Loan outstanding under the US Credit Agreement; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any US Lender’s Pro Rata Share.

                    “US LIBOR Rate” means, for any Interest Period, with respect to US LIBOR Revolving Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	US Offshore Base Rate

1.00 - Eurodollar Reserve Percentage

                    Where,

                    “US LIBOR Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the US LIBOR Rate.

                    “US Loans” means, collectively, all loans and advances provided for in Article 1 of the US Credit Agreement, except for US Bank Products.

                    “US Loan Documents” means the US Credit Agreement, US Parent Guaranty, the Fee Letter, the US Subsidiary Guaranty, the US Security Documents and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the US Obligations, the US Collateral, or any other aspect of the transactions contemplated by the US Credit Agreement.

                    “US Mortgages” means any Mortgage hereafter executed and delivered to the Administrative Agent by any US Obligor, as amended, restated, supplemented or otherwise modified from time to time.

                    “US Obligations” means, with respect to any US Obligor, all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by such US Obligor to the US Agents and/or any US Lender, and/or any indemnitee arising under or pursuant to the US Credit Agreement or any of the other US Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any US Obligor hereunder or under any of the other Loan Documents whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower or Guarantor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case). “US Obligations” includes (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit issued under the US Credit Agreement and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with US Bank Products, including all debts, liabilities and obligations now or hereafter arising from or in connection with any

Hedge Agreement entered into with the Administrative Agent or any US Lender or any Affiliates of any US Lender or other Bank Product Provider.

                    “US Obligors” means the US Credit Parties, each other Credit Party party to any US Loan Document and any other Person who, from time to time, may be a guarantor of the US Obligations of any US Credit Party or have granted a Lien to secure the US Obligations of any US Credit Party. For the avoidance of doubt, US Obligors does not include (i) any Foreign Subsidiary of any US Obligor or (ii) MSG Investments.

                    “US Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two US Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the US Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two US Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the US Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Administrative Agent as the rate of interest at which dollar deposits in the approximate amount of the US LIBOR Revolving Loan, comprising part of such Borrowing would be offered by JPMorgan Chase Bank N.A.’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two US Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

                    “US Parent Guaranty” means the parent guaranty, dated as of August 1, 2006, and entered into by the Administrative Agent and the Parent Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

                    “US Pending Revolving Loans” means, at any time, the aggregate principal amount of all US Revolving Loans requested in any Notice of Borrowing received by the Administrative Agent which have not yet been advanced.

                    “US Required Lenders” means at any date of determination US Lenders holding, in the aggregate, more than 50% of the sum of commitments under the US Revolving Facility.

                    “US Revolving Facility” has the meaning specified in Section 1.2(a) of the US Credit Agreement.

                    “US Revolving Loans” has the meaning specified in Section 1.2 of the US Credit Agreement and includes each Agent Advance and Non-Ratable Loan made to the US Borrowers.

                    “US Security Agreement” means the security agreement, dated as of August 1, 2006, and entered into by and among the Administrative Agent, MSG, Mobile Services, ABMSC, the Parent Guarantor, Texas-LP and MSG Investments, as amended, restated, supplemented or otherwise modified from time to time.

                    “US Security Documents” means the Patent and Trademark Security Agreement, the US Security Agreement, the US Stock Pledge Agreement, the Second-Lien Security Agreement, the US Subsidiary Guaranty and the US Mortgages.

                    “US Stock Pledge Agreement” means the stock pledge agreement, dated as of August 1, 2006, and entered into by and among the Administrative Agent, MSG, Mobile Services, ABMSC, the Parent Guarantor, Texas-LP and MSG Investments, as amended, restated, supplemented or otherwise modified from time to time.

                    “US Subsidiary” means any Subsidiary of Mobile Services organized under the laws of the United States or any State thereof that is not a direct or indirect Subsidiary of the UK Borrower.

                    “US Subsidiary Guarantor” means the U.S. Subsidiaries of MSG (other than MSG Investments).

                    “US Subsidiary Guaranty” means the guaranty, dated as of August 1, 2006, and entered into by and among the US Subsidiary Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

                    “US Trailer Reserves” means all reserves which the Administrative Agent from time to time establishes in its reasonable discretion for the trailers titled in states where the Credit Party which owns the applicable trailers is not a licensed dealer and where the lien of the Security Agent or the Motor Vehicle Agent (as defined in the Motor Vehicle Trust Agreement) has not been reflected on the applicable certificate of title.

                    “US Unused Letter of Credit Subfacility” means an amount equal to the Letter of Credit Subfacility minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Credit Agreement plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit to the extent not included in the Loans outstanding under the US Credit Agreement, plus (c) the aggregate undrawn amount of all outstanding Letters of Credit issued under the UK Credit Agreement, plus, without duplication, (d) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the UK Credit Agreement to the extent not included in the Loans outstanding under the UK Credit Agreement.

                    “US Unused Multicurrency Letter of Credit Sublimit” means an amount equal to the Multicurrency Letter of Credit Sublimit minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Credit Agreement and denominated in Pounds Sterling, Canadian Dollars or Euro plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the US Credit Agreement and denominated in Pounds Sterling, Canadian Dollars or Euro to the extent not included in the Loans outstanding under the US Credit Agreement, plus (c) the aggregate undrawn amount of all outstanding Letters of Credit issued under the UK Credit Agreement and denominated in Dollars, Canadian Dollars or Euro, plus, without duplication, (d) the aggregate unpaid reimbursement obligations with respect to all drawn Letters of Credit issued under the UK Credit Agreement and denominated in Dollars, Canadian Dollars or Euro to the extent not included in the Loans outstanding under the UK Credit Agreement.

                    “US Unused Line Fee” has the meaning specified in Section 2.5 of the US Credit Agreement.

                    “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

                    “Value of Eligible Sales Inventory” shall mean (i) until the Eligible Sales Inventory Appraisal Date, ninety percent (90%) of the net book value, determined in accordance with GAAP, of

Eligible Sales Inventory of the Applicable Borrowers and the US Subsidiary Guarantors (in relation to the US Borrowing Base) and the UK Borrower and the UK Borrowing Base Parties (in relation to the UK Borrowing Base) up to an amount equal to (a) the Maximum Aggregate Eligible Sales Inventory Amount less (b) the Value of Eligible Sales Inventory included in the Applicable Borrowing Base (as set forth in the Borrowing Base Certificate) of the other Applicable Borrowers and the US Subsidiary Guarantors (in relation to the US Borrowing Base) and the UK Borrower and the UK Borrowing Base Parties (in relation to the UK Borrowing Base), and (ii) after the Eligible Sales Inventory Appraisal Date, the lesser of (a) ninety percent (90%) of the net book value, determined in accordance with GAAP, of Eligible Sales Inventory of the Applicable Borrowers and the US Subsidiary Guarantors (in relation to the US Borrowing Base) and the UK Borrower and the UK Borrowing Base Parties (in relation to the UK Borrowing Base) or (b) ninety percent (90%) of the Orderly Liquidation Value of Eligible Sales Inventory of the Applicable Borrowers and the US Subsidiary Guarantors (in relation to the US Borrowing Base) and the UK Borrower and the UK Borrowing Base Parties (in relation to the UK Borrowing Base), up to an amount equal to (a) the Maximum Aggregate Eligible Sales Inventory Amount less (b) the Value of Eligible Sales Inventory included in the Applicable Borrowing Base (as set forth in the Borrowing Base Certificate) of the other Applicable Borrowers and the US Subsidiary Guarantors (in relation to the US Borrowing Base) and the UK Borrower and the UK Borrowing Base Parties (in relation to the UK Borrowing Base).

                    “VAT” shall mean value added tax provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

                    “Vehicle Sales Certificate” has the meaning specified in Section 5.2(l) of the US Credit Agreement.

                    “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

                    “Welsh Carson” means Welsh Carson, Anderson & Stowe X, L.P., a Delaware limited partnership.

                    “Welsh Carson Management Agreement” dated as of August 1, 2006, by and among Mobile Services, the Parent Guarantor and WCAS Management Corporation.

                    “Wholly-owned” means, with respect to any Person, any direct or indirect Subsidiary of such Person of which all of the outstanding Capital Stock (other than director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by such Person.

                    Accounting Terms. Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

                    Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                    (b) The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

                    (c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                              (ii) The term “including” is not limiting and means “including without limitation.”

                              (iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

                              (iv) The word “or” is not exclusive.

                    (d) Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, re-enacting, replacing, supplementing or interpreting the statute or regulation.

                    (e) The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.

                    (f) The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                    (g) For purposes of Section 9.1, a breach of a financial covenant contained in Sections 7.23-7.26 shall be deemed to have occurred as of any date of determination thereof by the Agent or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Agent.

                    (h) The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agents merely because of any Agent’s or Lenders’ involvement in their preparation.